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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


                             ---------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                (Name of Registrant as Specified in its Charter)

       (Name of Person Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.
(1) Title of each class of securities to which the transaction applies: (i) Common Stock, par value $0.01 per share ("Walden Common Stock"), of Walden Residential Properties, Inc. ("Walden"), (ii) 9.16% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of Walden ("Walden Convertible Preferred Stock"), (iii) 9.20% Senior Preferred Stock, par value $0.01 per share, of Walden ("Walden Senior Preferred Stock") and (iv) 9.0% Redeemable Preferred Stock, par value $0.01 per share, of Walden ("Walden Redeemable Preferred Stock").
(2) Aggregate number of securities to which transaction applies: (i) 25,612,177 shares of Walden Common Stock, (ii) 1,709,182 shares of Walden Convertible Preferred Stock, (iii) 4,000,000 shares of Walden Senior Preferred Stock,
     (iv) 1,672,288 shares of Walden Redeemable Preferred Stock, (v) "in-the-money" warrants to purchase 3,191,431 shares of Walden Common Stock and (vi) "in-the-money" options to purchase 1,348,558 shares of Walden Common Stock.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (i) $23.14 for each share of Walden Common Stock in cash out merger, (ii) $26.39 for each share of Walden Convertible Preferred Stock, on an as-converted basis, in cash out merger, (iii) $22.00 for each share of Walden Senior Preferred Stock in cash out merger, (iv) $19.50 for each share of Walden Redeemable Preferred Stock in cash out merger, (v) the difference between $23.14 and $23.13 for each share subject to an "in-the-money" warrant and (vi) the difference between $23.14 and the weighted average exercise price of $19.73 for each share subject to an "in-the-money" option.
(4)  Proposed maximum aggregate value of the transaction:
     25,612,177 shares of Walden Common Stock x $23.14 per share = $592,665,776; 1,709,182 shares of Walden Convertible Preferred Stock x $26.39 per share = $45,105,313;
     4,000,000 shares of Walden Senior Preferred Stock x $22.00 per share = $88,000,000;
     1,672,288 shares of Walden Redeemable Preferred Stock x $19.50 per share = $32,609,616;
     3,191,431 "in-the-money" warrants x $.01 = $31,914;
     1,348,558 shares subject to an "in-the-money" option x $3.41 = $4,598,583; Total proposed maximum aggregate value of the transaction: $763,011,202
(5)  Total fee paid: $152,602 (previously wired to Mellon Bank, N.A.)
[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                      5080 SPECTRUM DRIVE, SUITE 1000 EAST
                              ADDISON, TEXAS 75001


                                                                January 28, 2000


Dear Stockholders:


     We invite you to attend a special meeting of stockholders of Walden Residential Properties, Inc. to be held on February 29, 2000, at 8:00 a.m., local time, at Spectrum Center Conference Center, 5080 Spectrum Drive, Addison, Texas. The purpose of the special meeting is for the holders of our common stock to vote upon a merger that, if consummated, will result in our common stockholders receiving $23.14 in cash per share. Our preferred stockholders will also receive cash payments in the merger. These payments are described in the accompanying proxy statement.


     If the holders of a majority of the outstanding shares of our common stock approve the merger, Oly Hightop Corporation ("Newco") will be merged with and into us. We will be the surviving corporation in the merger. Newco was created only to engage in the merger and was organized and is owned by affiliates of Olympus Real Estate Fund II, L.P., a Delaware limited partnership engaged in real estate investment.

     In connection with the merger, J.P. Morgan Securities Inc., our financial advisor, delivered to the board of directors and its special committee an opinion dated September 24, 1999 that, on the date of that opinion, the cash consideration proposed to be paid to the holders of our common stock in connection with the merger was fair from a financial point of view to these holders. The written opinion of J.P. Morgan is attached as Appendix A to the accompanying proxy statement, and you should read it carefully.

     THE BOARD OF DIRECTORS, ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, BY A UNANIMOUS VOTE OF THOSE MEMBERS PRESENT, HAS APPROVED AND ADOPTED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT COMMON STOCKHOLDERS VOTE FOR THE MERGER. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR STOCKHOLDERS.

     The accompanying proxy statement contains detailed information on the proposed merger. A copy of the merger agreement is attached as Appendix B to this proxy statement.

     Please give all of this information your careful attention. The approval of the merger by the holders of a majority of the outstanding shares of our common stock is the only vote that is required to approve the merger. Holders of our preferred stock are not entitled to vote on the merger.

     Whether or not you plan to attend, it is important that your shares of common stock are represented at the special meeting. A failure to vote will count as a vote against the merger. Accordingly, if you are a common stockholder, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. Doing so will not prevent you from voting your shares in person if you later choose to attend the special meeting. If the merger is approved by the common stockholders, you will receive instructions for surrendering your stock certificates and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

                  Sincerely,

                                     /s/ Marshall B. Edwards
                  Marshall B. Edwards,
                  President and Chief Executive
                  Officer


     This proxy statement is dated January 28, 2000 and is first being mailed to stockholders on or about January 28, 2000.

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                      5080 SPECTRUM DRIVE, SUITE 1000 EAST
                              ADDISON, TEXAS 75001
                                 (972) 788-0510
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 29, 2000


To the Stockholders of Walden Residential Properties, Inc.:


     This is a notice that a Special Meeting of Stockholders will be held on February 29, 2000, at 8:00 a.m., local time, at Spectrum Center Conference Center, 5080 Spectrum Drive, Addison, Texas. The purpose of this meeting is for our common stockholders to:


          1. Consider and vote upon the merger of Oly Hightop Corporation, a newly formed Maryland corporation ("Newco"), with and into Walden pursuant to a Second Amended and Restated Agreement and Plan of Merger, dated as of January 6, 2000, among Walden, Newco and Oly Hightop Parent, L.P., a newly formed Delaware limited partnership and the owner of all of the outstanding stock of Newco. In the merger, our stockholders will receive the following payments, without interest:

        - each outstanding share of common stock will be converted into $23.14 in cash,

        - each outstanding share of 9.16% convertible redeemable preferred stock will be converted into $26.39 in cash,

        - each outstanding share of 9.20% senior preferred stock will be converted into $22.00 in cash, and

        - each outstanding share of 9.0% redeemable preferred stock will be converted into $19.50 in cash.

          Preferred stockholders will also receive accrued and unpaid dividends to, but not including, the closing date. Shares of our stock held by us, Newco, Oly Hightop Parent, or our or their subsidiaries will be canceled in the merger. A copy of the merger agreement is attached as Appendix B to, and is described in, the accompanying proxy statement.

          2. Approve the postponement or adjournment of the special meeting for the solicitation of additional proxies, if necessary to approve the merger.

          3. Consider and act upon any other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The board of directors has determined that only holders of shares of our common stock at the close of business on January 24, 2000, will be entitled to vote at the special meeting or any adjournments or postponements of the special meeting. The board of directors also has determined that notice of the special meeting will be sent to all holders of shares of our preferred stock at the close of business on January 24, 2000, regardless of class. Approval of the merger requires the holders of a majority of the shares of our common stock outstanding on the record date to vote in favor of the merger. To adjourn the special meeting to solicit additional proxies, the proposal to adjourn must be approved by the holders of a majority of the shares of our common stock present in person or represented by a properly executed proxy at the special meeting. Although holders of our preferred stock are invited to attend the special meeting, these holders do not have a right to vote on the merger. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice to common stockholders.

                                          By Order of the Board of Directors,

                                               /s/ Edward H. Hatzenbuehler
                                          --------------------------------------
                                          Edward H. Hatzenbuehler,
                                          Secretary

Dallas, Texas

January 28, 2000

                             ---------------------

     WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, IF YOU ARE A HOLDER OF OUR COMMON STOCK, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A HOLDER OF OUR COMMON STOCK, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE SPECIAL MEETING. NO HOLDER OF COMMON OR PREFERRED STOCK SHOULD SEND IN ANY CERTIFICATES AT THIS TIME.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......    1
SUMMARY.....................................    3
  The Companies.............................    3
  Overview of the Transaction...............    3
  The Special Meeting.......................    4
  Record Date; Voting Power.................    4
  Voting Securities and Votes Required......    4
  Special Committee.........................    4
  Opinion of Walden's Financial Advisor.....    4
  Other Terms of the Merger Agreement.......    5
  Accounting Treatment......................    7
  Material Federal Income Tax
     Consequences...........................    7
  Treatment of Stock Options, Restricted
     Stock and Warrants.....................    7
  Conflicts of Interests....................    7
  Regulatory Approvals......................    8
  No Appraisal Rights.......................    8
  Voting Agreements.........................    8
  Historical Market Information.............    9
  Selected Historical Consolidated Financial
     Data...................................   11
  Certain Projections.......................   13
  Cautionary Statement Concerning Forward-
     looking Information....................   14
RISK FACTORS................................   15
THE SPECIAL MEETING.........................   16
  Date, Time and Place of the Special
     Meeting................................   16
  Matters to be Considered at the Special
     Meeting................................   16
  Proxy Solicitation........................   17
  Record Date and Quorum Requirement........   17
  Required Vote.............................   17
  Voting Procedures.........................   18
  Effective Time of the Merger and Payment
     for Shares.............................   19
  Other Matters to be Considered............   19
THE COMPANIES...............................   19
  Walden....................................   19
  Parent and Newco..........................   20



THE MERGER..................................   20
  General Description.......................   20
  Background of the Merger..................   20
  Reasons for the Merger; Recommendation of
     the Special Committee and the Board of
     Directors..............................   35
  Opinion of Walden's Financial Advisor.....   37
  Conflicts of Interests....................   42
  Material Federal Income Tax
     Consequences...........................   44
  Anticipated Accounting Treatment of the
     Merger.................................   46
  Regulatory Approvals Relating to the
     Merger.................................   46
  Financing.................................   46
  Stockholder Rights Plan Amendment.........   47
  Litigation Relating to the Merger.........   47
THE OPERATING PARTNERSHIP MERGERS...........   48
THE MERGER AGREEMENT........................   49
  Effective Time of the Merger..............   49
  General...................................   49
  Surrender and Exchange of Stock
     Certificates...........................   49
  Stock Plans...............................   50
  Warrants..................................   50
  Representations and Warranties............   50
  Conduct of Business Prior to the Merger...   52
  No Solicitation...........................   54
  Conditions Precedent......................   55
  Termination...............................   56
  Termination Fees and Expenses.............   58
  Indemnification...........................   60
  Amendment.................................   60
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP
  OF MANAGEMENT.............................   61
NO APPRAISAL RIGHTS.........................   63
INDEPENDENT AUDITORS........................   64
STOCKHOLDER PROPOSALS.......................   64
WHERE YOU CAN FIND MORE INFORMATION.........   64
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.................................   64
Appendices:
  A -- Opinion of J.P. Morgan Securities Inc.
  B -- Second Amended and Restated Agreement and
       Plan of Merger

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                              5080 SPECTRUM DRIVE
                                SUITE 1000 EAST
                              ADDISON, TEXAS 75001

                             ---------------------

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS


                        TO BE HELD ON FEBRUARY 29, 2000


     The questions and answers beginning on this page relate to the merger of Newco with and into Walden, which is referred to in this proxy statement as the "merger" or the "Walden merger."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Newco will be merged with and into Walden, with Walden being the surviving corporation. Our common and preferred stockholders will receive cash payments for their shares of our stock.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger during the first quarter of 2000.

Q:    WHAT ARE COMMON STOCKHOLDERS BEING ASKED TO VOTE
      UPON?

A: Common stockholders are being asked to approve the merger of Newco into Walden and to approve the adjournment of the special meeting to solicit additional proxies to approve the merger, if necessary. Approval of the merger requires the holders of a majority of the shares of our common stock outstanding on the record date to vote in favor of the transaction. The proposal to adjourn must be approved by the holders of a majority of the shares of our common stock present in person or represented by a properly executed proxy at the special meeting.

      The holders of our convertible preferred stock, senior preferred stock and redeemable preferred stock do not have a right to vote on the merger.

Q.    HOW DO THE BOARD OF DIRECTORS AND THE SPECIAL
      COMMITTEE RECOMMEND THAT I VOTE?

A: Our board of directors, acting on the unanimous recommendation of the special committee, by a unanimous vote of all directors, other than Arch K. Jacobson who was absent, has approved and adopted the merger and the merger agreement and recommends that common stockholders vote FOR approval of the merger. The board of directors and the special committee believe that the merger is fair to, and in the best interests of, our stockholders.

Q:    WHAT HAPPENS IF I TRANSFER MY SHARES AFTER THE
      RECORD DATE?

A: The record date for the special meeting is earlier than the expected date of the merger. Therefore, transferors of shares of common stock after the record date but prior to the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration per share will transfer with the shares of stock.

Q:    WHAT WILL HAPPEN TO MY COMMON STOCK DIVIDENDS?

A: Under the merger agreement, we may pay a fourth quarter dividend only in the minimum amount necessary to avoid (a) jeopardizing our status as a real estate investment trust under federal tax laws and (b) having positive taxable income for the tax year ending at the effective time of the merger. We do not expect to pay any 1999 fourth quarter dividend on our common stock.

Q:    WHAT DO I NEED TO DO NOW?

A: If you are a common stockholder, simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed envelope as soon as possible.

Q:    WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

A: If you are a common stockholder, the failure to return your proxy card will have the same effect as voting against the merger.

Q:    MAY I VOTE IN PERSON?

A: Yes. If you are a common stockholder, you may attend the special meeting and common stockholders may vote their shares in person, rather than signing and mailing a proxy card.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE VOTED?


A: Yes. If you are a common stockholder, you may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in "The Special
      Meeting -- Voting Procedures" on page 18. Before your proxy is voted, you may submit a new proxy or you may attend the special meeting and vote in person.


Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY
      BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the merger.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the merger, you should contact:

                             D. F. King & Co., Inc.


                     the proxy solicitor who may be called


                          toll-free at (800) 290-6424

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document, the merger agreement which is attached as Appendix B and the other available information referred to in "Where You Can Find More Information" on page 64. For convenience, in this proxy statement, our 9.16% Series B convertible redeemable preferred stock may be referred to as "convertible preferred stock," our 9.20% senior preferred stock may be referred to as "senior preferred stock," and our 9.0% redeemable preferred stock may be referred to as "redeemable preferred stock." Also, Olympus Real Estate Fund II, L.P. will be referred to as "Olympus," Oly Hightop Corporation will be referred to as "Newco," Oly Hightop Parent, L.P. will be referred to as "Parent," Walden/Drever Operating Partnership, L.P. will be referred to as "Walden/Drever Partnership," and Walden Residential Operating Partnership, L.P. will be referred to as "Walden Residential Partnership."


THE COMPANIES (See page 19)

WALDEN RESIDENTIAL PROPERTIES, INC.
5080 Spectrum Drive, Suite 1000 East
Addison, Texas 75001
(972) 788-0510

     We are a Dallas, Texas-based real estate investment trust, or REIT, focused on middle income multifamily properties located primarily in selected Southwestern and Southeastern metropolitan areas.

     We primarily conduct our business through our two operating partnerships, Walden/Drever Operating Partnership, L.P. and Walden Residential Operating Partnership, L.P. Walden/Drever Partnership wholly owns 97 of our 140 properties. Walden Residential Partnership owns limited partnership interests in Walden/ Drever Partnership and other subsidiaries that directly own properties.

OLY HIGHTOP CORPORATION
c/o Olympus Real Estate Fund II, L.P.
200 Crescent Court, Suite 1600
Dallas, Texas 75201
(214) 720-7800

     Newco is a wholly owned subsidiary of Oly Hightop Parent, L.P. Parent and Newco were organized and are owned by affiliates of Olympus Real Estate Fund II, L.P., a Delaware limited partnership engaged in real estate investment. Parent and Newco are newly formed entities created only to enter into the merger agreement and to complete the merger and related transactions. Parent and Newco have not otherwise conducted any business or operations.

     None of Parent, Newco or Olympus is an affiliate of Walden.

OVERVIEW OF THE TRANSACTION

     The merger is part of a larger transaction involving a series of mergers. Immediately before the merger, two newly formed subsidiary limited partnerships of Parent will separately merge into our two operating partnerships, Walden/Drever Partnership and Walden Residential Partnership, with Walden/Drever Partnership and Walden Residential Partnership being the surviving partnerships. Newco will then merge into Walden, with Walden being the surviving corporation. These operating partnership mergers and the merger with Newco are each conditioned upon the approval of the merger with Newco by holders of a majority of the outstanding shares of our common stock. The merger with Newco is the only part of the larger transaction being voted upon by these holders. All of our stockholders will receive cash in the merger, and Parent will be our only stockholder after this merger. We and Parent expect that we will merge into Parent shortly after the merger with Newco, with Parent being the surviving entity.

     The total value of the consideration payable to security holders of Walden, Walden/Drever Partnership and Walden Residential Partnership in these mergers is approximately $869 million, to be allocated to the partners of these partnerships and to our stockholders as shown in the following table.


                                    MERGER CONSIDERATION/
      CLASS OF SECURITY            REFINANCING DISTRIBUTION
      -----------------            ------------------------
--------------------------------------------------------------
 - common stock                 - $23.14 per share in cash
--------------------------------------------------------------
 - convertible preferred stock  - $26.39 per share in cash,
                                plus accrued and unpaid
                                  dividends
--------------------------------------------------------------
 - senior preferred stock       - $22.00 per share in cash,
                                plus accrued and unpaid
                                  dividends
--------------------------------------------------------------
 - redeemable preferred stock   - $19.50 per share in cash,
                                plus accrued and unpaid
                                  dividends
--------------------------------------------------------------
 - Walden/Drever Partnership    - $19.50 per unit in cash,
   Class B preferred units      plus accrued and unpaid
                                  distributions
--------------------------------------------------------------
 - Walden/Drever Partnership    At each holder's election:
   Class B common units
 - Walden Residential           - $23.14 per unit in cash;
   Partnership
   Class C common units
                                - Parent common limited
                                  partnership interest; or
 - Walden Residential           - $11.57 per unit in cash and
   Partnership                  a Parent common limited
   Class D common units           partnership interest;
                                 plus, in each case, accrued
                                  and unpaid full quarterly
                                 distributions
--------------------------------------------------------------


THE SPECIAL MEETING (See page 16)


     The special meeting of our stockholders is scheduled to be held at 8:00 a.m., local time, on February 29, 2000, at Spectrum Center Conference Center, 5080 Spectrum Drive, Addison, Texas.


RECORD DATE; VOTING POWER (See page 17)

     Our board of directors has fixed the close of business on January 24, 2000 as the record date to determine holders of shares of our stock entitled to notice of and to vote at the special meeting.


     As of the record date, there were 25,627,338 shares of our common stock issued and outstanding, held by approximately 1,526 record holders. If you held common stock at the close of business on the record date, you are entitled to one vote per share on any matter that may properly come before the special meeting.


VOTING SECURITIES AND VOTES REQUIRED (See page 17)


     The merger requires the approval of holders of a majority of the shares of our common stock outstanding on the record date. Six of our directors, Marshall
B. Edwards, Mark S. Dillinger, Michael E. Masterson, Francesco Galesi, Linda Walker Bynoe and Don R. Daseke, and their affiliates, held approximately 2.6% of the total shares of common stock outstanding on the record date and have entered into agreements with Parent and Newco to vote these shares in favor of the merger. Our directors, executive officers and their affiliates held a total of approximately 2.8% of the shares of our common stock outstanding on the record date.



     Westdale Properties America I, Ltd. and its affiliates held a total of approximately 5.3% of the shares of our common stock outstanding on the record date. Westdale has committed to provide up to $12 million in equity financing for the merger and has indicated its intent to vote in favor of the merger. In exchange for up to $12 million in equity financing, Westdale will receive a limited partnership interest of up to 2.3% in Oly Hightop Holding, L.P., the parent of Parent. Westdale's percentage interest assumes that holders of approximately 937,000 units of limited partnership interest in the operating partnerships elect to convert their units into common limited partnership interests in Parent in connection with the operating partnership mergers.


     For more information regarding this financing commitment, please read "The Merger -- Financing" on page 46.

SPECIAL COMMITTEE

     Our board of directors believed that three of our directors, Maxwell B. Drever, Francesco Galesi and Michael E. Masterson, had actual or potential conflicts of interests in evaluating the transaction with Parent and Newco because they own limited partnership interests in our operating partnerships. Therefore, the board of directors appointed a special committee of five directors who were neither employees of Walden nor holders of operating partnership units to review and evaluate the transaction.

OPINION OF WALDEN'S FINANCIAL ADVISOR (See page 37)


     The board of directors and the special committee have received the opinion of J.P. Morgan Securities Inc., their financial advisor, dated September 24, 1999. The opinion states that, on that date, the cash consideration to be received by the holders of our common stock in the merger was fair from a financial point of view to those holders. Based on the terms of the merger agreement on that date, the per share cash consideration to be received by the holders of common stock was between a range of $23.09 to $23.25 per share. The range resulted from the possibility of up to a $5 million reduction in the purchase price attributable to anticipated expenses in that initial agreement. The amended merger agreement eliminates any adjustments to the cash merger consideration and fixes the cash merger consideration to be paid to holders of our common stock at $23.14 per share. On December 29, 1999, J.P. Morgan orally affirmed the fairness of the $23.14 per share being offered to holders of our common stock as being within that initial range. For its services in connection with the merger, J.P. Morgan received retainer fees totaling $500,000 and a fee of $1.25 million upon execution of the merger agreement. If the merger is completed, J.P. Morgan will receive additional fees of approximately $7.0 million. In addition, we have agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of its counsel, and have agreed to indemnify J.P. Morgan against various liabilities, including liabilities arising under the federal securities laws. The full text of the written opinion of J.P. Morgan is attached to this proxy statement as Appendix A, and you should read it carefully. THE OPINION OF J.P. MORGAN IS DIRECTED TO THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND IS NOT A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING.

OTHER TERMS OF THE MERGER AGREEMENT (See page 49)

     The merger agreement is attached to this proxy statement as Appendix B. You should read the merger agreement. It is the legal document that governs the merger.

     CONDITIONS PRECEDENT

     The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - the approval of the merger by the holders of a majority of the outstanding shares of our common stock;

     - the absence of any order or legal restraint of any court or governmental entity preventing or prohibiting the merger;

     - the continued accuracy of each party's representations and warranties and the fulfillment of each party's agreements contained in the merger agreement;

     - the receipt of all consents from our lenders required by the merger agreement to enable Parent to assume a portion of our debt;

     - the completion of the Walden/Drever Partnership and Walden Residential Partnership mergers;

     - Newco's receipt of the debt financing from the following sources on the terms agreed upon with these sources:

       - $250 million under a credit agreement among affiliates of Olympus, The Chase Manhattan Bank and other financial institutions;

       - $175 million under a credit facility with Bank Boston, N.A. and BancBoston Robertson Stephens Inc.;

       - $650 million under a credit facility with Green Park Financial Limited Partnership; and

       - $40 million in additional borrowings under existing Walden credit facilities with Northwestern Investment Management Co.


     - Newco's receipt of approximately $412 million of equity financing from its affiliates and up to $12 million of equity financing from Westdale and up to $100 million in additional equity investments from unaffiliated third parties, unless the failure to obtain the equity financing was the result of the breach of any equity financing commitment by Parent or its affiliates;


     - the absence of a material adverse change or effect with respect to Walden which would give Parent or Newco the right to terminate the merger agreement;

     - the delivery by our counsel of a legal opinion on specified tax matters;

     - the delivery of a closing agreement between the Internal Revenue Service and us providing that our REIT status has not been terminated under the Internal Revenue Code, which agreement will not involve fines, penalties or other charges that exceed $1 million; and

     - the election by holders of a total of at least 937,000 Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units to convert these units into common limited partnership interests in Parent in the operating partnership mergers. Two of our directors, Michael E. Masterson and Francesco Galesi, have informed us that they and their affiliates will convert a total of 543,383 of their units into common limited partnership interests in Parent in the operating partnership mergers.

     Other than the condition requiring common stockholder approval, which is a legal requirement, each party to the merger may waive any condition that is intended for its benefit. If any of Walden, Newco or Parent elects to waive a condition and complete the merger, we will evaluate the facts and circumstances giving rise to the waiver at that time. If we determine that these facts and circumstances are material to stockholders, we will disclose this information in a supplement to this proxy statement before the special meeting and will resolicit your proxy. EVEN IF THE HOLDERS OF OUR COMMON STOCK APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

     TERMINATION

     Any party may terminate the merger agreement under a number of circumstances, including the following material circumstances:

     - any governmental entity has issued a final and non-appealable injunction, order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the merger or the Walden/Drever Partnership or Walden Residential Partnership mergers;

     - the merger has not been completed by June 30, 2000, but this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement has been the cause of or resulted in the failure to complete the merger by that date;

     - the holders of at least a majority of the outstanding shares of our common stock do not approve the merger; or

     - we, on the one hand, or Parent or Newco, on the other hand, have materially breached the merger agreement.

     In addition, Parent or Newco, but not Walden, may terminate the merger agreement under a number of circumstances, including the following material circumstances:

     - a material adverse change or effect occurs with respect to Walden;

     - any financing commitment made to Parent or Newco expires or otherwise terminates pursuant to its terms as long as Parent or Newco has given us notice within 30 days after the expiration or termination;

     - Newco has not received the debt financing on the terms agreed upon with the financing sources;

     - the providers of the debt financing commitments, excluding the commitment of The Chase Manhattan Bank, are willing to provide debt financing but the aggregate gross proceeds available from the debt financing are less than $865 million;

     - our board of directors or special committee has withdrawn or modified, in any manner which is adverse to Parent or Newco, its recommendation or approval of the merger agreement, the merger or the transactions contemplated by the merger agreement;


     - our board of directors has recommended to our stockholders an acquisition proposal from another party; or



     - our board of directors has failed to recommend against a tender or exchange offer involving 50% or more of our voting stock within ten business days after the tender or exchange offer is begun.


     Walden, but not Parent or Newco, may terminate the merger agreement under a number of circumstances, including the following material circumstances:

     - our board of directors or special committee determines to withdraw or adversely modify its recommendation or approval of the merger because it has received a financially superior acquisition proposal from another party after giving Parent notice of the proposal and an opportunity to revise Parent's proposal; or

     - Newco fails or refuses to effect the merger, all of the conditions to Newco's obligation to complete the merger have been satisfied, and neither Parent nor Newco has the right to terminate the merger agreement.


     TERMINATION FEES AND EXPENSES (See pages 58 through 59)


     In the following circumstances, a party will be entitled to receive termination fees or expenses:

     - if we terminate the merger agreement because Parent or Newco has materially breached the merger agreement, we will be entitled to receive our expenses incurred in connection with the merger up to $2 million;

     - if the merger agreement is terminated, Parent and Newco will be entitled to receive their expenses incurred in connection with the merger up to $12 million, unless the termination is:

       - by mutual consent,

       - because they have materially breached the merger agreement,

       - because of insufficient proceeds from the debt financing,

       - because of the failure of The Chase Manhattan Bank to provide debt financing under its commitment,

       - because Olympus has failed to receive $100 million in additional equity investments from third parties, or

       - because Parent or Newco terminates the merger agreement because definitive settlement agreements in the purported class action lawsuits filed regarding the merger have not been entered into or preliminarily approved on or before the scheduled closing date; and

       - if the merger agreement is terminated because we receive an economically superior proposal, Parent will be entitled to receive a fee of $26.75 million.

     The other circumstances in which these fees, expenses and liquidated damages may be paid are set forth under "The Merger Agreement -- Termination Fees and Expenses."


     LIQUIDATED DAMAGES



     The merger agreement provides that Parent will pay us liquidated damages of $5 million if we terminate the merger agreement because neither Parent or Newco have the right to terminate the merger agreement, all the conditions to our obligation to effect the merger are satisfied and Newco fails or refuses to effect the merger.


ACCOUNTING TREATMENT (See page 46)

     The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (See page 44)

     You will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and the adjusted basis of your shares. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE EFFECTS OF STATE, LOCAL OR OTHER TAX LAWS.


TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AND WARRANTS


     When the merger occurs, each outstanding option to purchase our common stock will be canceled in exchange for cash equal to the difference between the $23.14 cash merger consideration and the exercise price per share of that stock option. Each share of restricted stock will be canceled in exchange for a cash payment equal to the $23.14 cash merger consideration per share of common stock.

     The current exercise price for our outstanding common stock warrants is above the $23.14 cash consideration to be paid to the holders of our common stock in the merger. Our board of directors will reduce the exercise price of our outstanding common stock warrants to an exercise price per share equal to $0.01 below the common stock cash merger consideration. Each outstanding warrant will be canceled in the merger, and the holders of outstanding warrants to buy our common stock will receive in the merger $0.01 in cash for each share that the holders would have received upon the exercise of these warrants.


CONFLICTS OF INTERESTS (See page 42)


     Some members of our board of directors and management have interests in the merger that conflict with your interests as a holder of our common stock. As a result of the merger, our officers and directors will receive a total of approximately $86.3 million as described below.

     - Six of our officers and directors, Marshall B. Edwards, Michael E. Masterson, Mark S. Dillinger, Maxwell B. Drever, Robin K. Minick and Theodore M. Kerr, will receive, at or within two years after the merger occurs, a total of approximately $9.2 million in cash payments relating to transition services, severance, consulting, noncompetition and nonsolicitation arrangements.

     - Thirteen of our officers and directors, Don R. Daseke, Mark S. Dillinger, Maxwell B. Drever, Marshall B. Edwards, Theodore M. Kerr, Michael E. Masterson, Robin K. Minick, Linda Walker Bynoe, Francesco Galesi, Robert Honstein, Arch K. Jacobson, Louis G. Munin and J. Otis Winters, will receive a total of approximately $15.1 million in cash in exchange for their shares of our stock. In addition, these officers and directors will receive an aggregate cash payment of approximately $5.2 million for restricted stock and stock options that they hold, based on a price of $23.14 per share of restricted stock and the excess of $23.14 over the exercise price per share of the options.

     - Parent will continue the indemnification arrangements and directors' and officers' liability insurance for our existing directors and officers after the merger.

     - Three of our directors, Messrs. Drever, Galesi and Masterson, directly or indirectly currently own in the aggregate 2,452,608 common limited partnership interests in Walden/Drever Partnership or Walden Residential Partnership and will have the option to receive approximately $56.8 million in cash and/or new securities of Parent in the operating partnership mergers.

REGULATORY APPROVALS (See page 46)

     None of Walden, Parent or Newco is required to make filings with or obtain approvals from regulatory authorities in connection with the merger, other than the filing of articles of merger with the State Department of Assessments and Taxation of Maryland.

NO APPRAISAL RIGHTS (See page 63)

     Because our common stock, convertible preferred stock, redeemable preferred stock and senior preferred stock are listed on the New York Stock Exchange, holders of these shares will not have appraisal rights under Maryland law.

VOTING AGREEMENTS


     Parent, Newco and each of Linda Walker Bynoe, Don R. Daseke, Mark S. Dillinger, Marshall B. Edwards, Francesco Galesi, Michael E. Masterson (all of whom are directors) and entities controlled by Mr. Daseke and Mr. Galesi, who held a total of approximately 2.6% of the shares of our common stock outstanding on the record date, have entered into voting agreements. These agreements require that, subject to the terms and conditions of these agreements, each stockholder will vote all shares of our common stock beneficially owned by that stockholder, and any shares subsequently acquired, including upon the exercise of stock options or conversion of Walden/Drever Partnership or Walden Residential Partnership units, in favor of the merger and against any merger with another party or any proposal that would impede the merger.

                         HISTORICAL MARKET INFORMATION

     Our common stock is traded on the New York Stock Exchange under the symbol "WDN," our convertible preferred stock is traded on the New York Stock Exchange under the symbol "WDNPRB," our senior preferred stock is traded on the New York Stock Exchange under the symbol "WDNPRS," and our redeemable preferred stock is traded on the New York Stock Exchange under the symbol "WDNPRD." The following table shows the per share high and low sales prices of our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock on the last full trading day for that class before the announcement of the signing of the initial merger agreement on September 24, 1999.

                                                             HIGH       LOW
                                                           --------   --------
Common stock.............................................  $19.0625   $18.6250
Convertible preferred stock..............................   21.8750    21.8750
Senior preferred stock...................................   16.8750    16.6250
Redeemable preferred stock...............................   16.3750    16.3125


     The following table shows the per share high and low sales prices of our common stock as reported by the New York Stock Exchange. The following table also shows, for the periods indicated, the distributions declared per share of common stock. The closing sale price of our common stock on September 23, 1999 was $18.750. The closing price of our common stock on January 27, the last trading day prior to the date of this proxy statement, was $22.125. You are encouraged to obtain current market quotations for our common stock.



                                                                                    DISTRIBUTIONS
                                                                                    PER SHARE OF
                                                                HIGH       LOW      COMMON STOCK
                                                              --------   --------   -------------
1997
  First Quarter.............................................  $ 26.875   $ 24.000      $0.4825
  Second Quarter............................................    25.688     21.250       0.4825
  Third Quarter.............................................    25.750     22.750       0.4825
  Fourth Quarter............................................    26.000     23.500       0.4825
1998
  First Quarter.............................................  $ 27.125   $ 23.750      $0.4825
  Second Quarter............................................    26.000     23.813       0.4825
  Third Quarter.............................................    23.063     22.750       0.4825
  Fourth Quarter............................................    23.938     19.250       0.4825
1999
  First Quarter.............................................  $ 21.250   $ 16.000      $0.4825
  Second Quarter............................................    21.938     17.250       0.4825
  Third Quarter.............................................    21.875     17.938       0.4825
  Fourth Quarter............................................    21.937     20.125           --
2000
  First Quarter (through January 27, 2000)..................  $ 22.375   $ 21.438           --


     For the year ended December 31, 1998, we declared and paid distributions totaling $1.93 per share of common stock. On March 3, 1999, June 2, 1999, September 2, 1999, and December 1, 1999, we paid a distribution of $.4825 per share to holders of common stock. These represent an annualized distribution of $1.93 per share of common stock.

     Under a provision of our credit facility, distributions to stockholders may not exceed 90% of funds from operations, as defined in the credit facility. We do not anticipate that our distributions prior to the anticipated closing date for the merger will be restricted by this provision.

     Under the merger agreement, we may authorize, declare and pay quarterly dividends after the third quarter of 1999 only in the minimum amount necessary to avoid jeopardizing our status as a REIT under the Internal Revenue Code and to avoid having positive REIT taxable income for the taxable year ending at the time the merger becomes effective. In this case, payment can be made only after notice to and consultation with Parent. We do not expect to pay any 1999 fourth quarter dividend on our common stock. The merger agreement does not restrict the payment of regular cash dividends on our convertible preferred stock, senior preferred stock or redeemable preferred stock in accordance with their respective terms.

     If the merger is not consummated, our future distributions will be at the discretion of our board of directors and will depend upon numerous factors, including gross revenues received from properties, operating expenses, capital expenditures for properties and interest expense incurred in borrowing. Pursuant to Internal Revenue Code provisions, a REIT is generally required to distribute at least 95% of its REIT taxable income. Recently enacted legislation reduces the REIT distribution requirement to 90% for taxable years beginning after December 31, 2000.

     Distributions to the extent of our current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income, ordinary gain or capital gain. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the stockholder's basis in the shares of common stock to the extent thereof, which may have the effect of deferring taxation until the sale of the shares, and thereafter as taxable gain. Following is an allocation of our 1998 distributions to common stockholders:

                                                               AMOUNT OF DISTRIBUTION
DISTRIBUTION TYPE                                             PER SHARE OF COMMON STOCK   PERCENTAGE
-----------------                                             -------------------------   ----------
Ordinary taxable dividend...................................            $0.76               39.30%
20% rate capital gain.......................................             0.15                7.71%
Section 1250 ordinary gain..................................             0.05                2.85%
Return of capital...........................................             0.97               50.14%
                                                                        -----              -------
                                                                        $1.93              100.00%
                                                                        =====              =======

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the transaction. This information includes our selected consolidated financial data since our initial public offering on February 9, 1994.

     The historical consolidated operating and balance sheet data for the nine months ended September 30, 1999 and 1998 have been derived from our unaudited consolidated financial statements and accounting records. The historical consolidated operating data for the years ended December 31, 1998, 1997, 1996 and 1995 and the period from February 9, 1994, the date we commenced operations, to December 31, 1994 and the balance sheet data as of December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from our audited consolidated financial statements and accounting records. This information may not be indicative of our future operating results. This information is only a summary and you should read it together with our consolidated financial statements, which are incorporated by reference into this document. All amounts are in thousands, except per share and property data.

                                                                  Walden Residential Properties, Inc.
                                        ----------------------------------------------------------------------------------------
                                           Nine Months Ended
                                             September 30,                   Year Ended December 31,               February 9 to
                                        -----------------------   ----------------------------------------------   December 31,
                                           1999         1998         1998       1997(a)       1996        1995         1994
                                        ----------   ----------   ----------   ----------   ---------   --------   -------------
OPERATING DATA
  Revenues
    Rental income...................... $  196,424   $  200,288   $  268,224   $  163,224   $ 105,602   $ 78,469     $  39,602
    Other property income..............      8,634        8,212       10,593        6,313       3,873      3,090         1,493
    Interest income....................      1,533        1,227        1,717        1,598       1,433        856           365
    Equity income from joint venture...      1,961           --           --           --          --         --            --
    Management and other income........        801           --           --           --         263        409           533
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
         Total revenues................    209,353      209,727      280,534      171,135     111,171     82,824        41,993
  Expenses
    Property operating and
      maintenance......................     64,589       69,176       91,930       56,483      37,521     28,748        15,607
    Real estate taxes..................     21,541       20,945       28,272       16,805      10,039      7,337         3,275
    General and administrative.........      8,424        8,760       11,901        7,734       5,124      3,811         2,507
    Transaction and other charges......      4,053           --        3,993        1,940          --         --            --
    Interest expense...................     44,662       40,536       54,409       28,447      20,573     17,111         6,288
    Depreciation and amortization......     51,549       44,367       60,275       34,668      20,726     16,634         8,960
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
         Total expenses................    194,818      183,784      250,780      146,077      93,983     73,641        36,637
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
  Operating income.....................     14,535       25,943       29,754       25,058      17,188      9,183         5,356
  Gain on disposition of real
    property...........................     16,027        6,696        6,459        2,055       1,934      1,502            --
  Extraordinary loss on debt
    extinguishment.....................     (1,445)        (104)        (423)        (422)     (1,848)    (1,352)           --
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
  Income before income allocated to
    minority interests.................     29,117       32,535       35,790       26,691      17,274      9,333         5,356
  Income allocated to minority
    interests..........................     (4,109)     (11,137)     (11,935)      (4,109)     (1,705)      (922)           --
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
  Net income...........................     25,008       21,398       23,855       22,582      15,569      8,411         5,356
  Preferred distributions..............    (12,363)      (9,841)     (13,119)     (13,186)     (2,387)        --            --
                                        ----------   ----------   ----------   ----------   ---------   --------     ---------
  Net income available to common
    stockholders....................... $   12,645   $   11,557   $   10,736   $    9,396   $  13,182   $  8,411     $   5,356
                                        ==========   ==========   ==========   ==========   =========   ========     =========

  Basic net income per share........... $     0.51   $     0.63   $     0.58   $     0.53   $    0.90   $   0.69     $    0.62
  Diluted net income per share......... $     0.51   $     0.63   $     0.58   $     0.53   $    0.89   $   0.69     $    0.62
  Distributions per share of common
    stock.............................. $     1.45   $     1.45   $     1.93   $     1.93   $    1.86   $   1.82     $    1.09
  Basic weighted average number of
    common shares......................     24,770       18,281       18,497       17,590      14,720     12,155         8,689

                                                                  Walden Residential Properties, Inc.
                                        ----------------------------------------------------------------------------------------
                                           Nine Months Ended
                                             September 30,                   Year Ended December 31,               February 9 to
                                        -----------------------   ----------------------------------------------   December 31,
                                           1999         1998         1998       1997(a)       1996        1995         1994
                                        ----------   ----------   ----------   ----------   ---------   --------   -------------
PROPERTY DATA
  Total properties (at end of
    period)............................        140          155          150          154          68         55            40
  Total units (at end of period).......     39,024       42,432       41,594       42,482      21,407     17,205        12,319
  Total units (weighted average).......     40,777       42,742       42,629       27,346      18,430     14,601         9,140
  Weighted average monthly property
    revenue per unit (b)............... $      559   $      542   $      545   $      517   $     495   $    465     $     420
OTHER DATA
  Funds from operations (c)............ $   57,005   $   58,833   $   78,649   $   50,233   $  36,998   $ 24,917     $  13,945
  Cash flows provided by (used in):
    Operating activities............... $   65,198   $   59,209   $   69,405   $   70,822   $  38,281   $ 31,317     $  16,420
    Investing activities............... $   11,497   $  (35,973)  $  (53,776)  $ (327,814)  $(158,668)  $(86,926)    $(256,114)
    Financing activities............... $  (82,437)  $  (25,352)  $  (16,094)  $  237,029   $ 143,306   $ 58,121     $ 243,982

                                         At September 30,                              At December 31,
                                      -----------------------   -------------------------------------------------------------
                                         1999         1998         1998       1997(a)       1996        1995         1994
                                      ----------   ----------   ----------   ----------   ---------   --------   ------------
BALANCE SHEET DATA
  Real estate assets, at cost.......  $1,515,464   $1,532,085   $1,531,163   $1,506,030   $ 683,515   $513,341    $ 329,206
  Accumulated depreciation..........    (167,161)    (113,558)    (128,765)     (74,584)    (41,707)   (23,734)      (8,589)
  Total assets......................   1,497,438    1,497,791    1,552,273    1,469,472     689,714    510,548      334,937
  Mortgage notes payable, credit
    facility and term loan..........     777,619      759,631      806,867      702,354     258,908    259,015      165,439
  Minority interests................     106,476      313,660      147,277      321,916      14,886     18,608           --
  Stockholders' equity..............     554,233      376,973      533,203      395,215     396,535    216,519      160,267

---------------

(a) On October 1, 1997, we acquired Drever Partners, Inc. and its affiliates in a transaction accounted for under the purchase method of accounting.

(b) Represents rental income and other property income, divided by weighted average units, divided by twelve or nine months, as applicable.

(c) Based on the guidelines established by the National Association of Real Estate Investment Trusts and REIT industry standards, we believe funds from operations, or "FFO," is an appropriate measure of the performance of an equity REIT. FFO is generally calculated by excluding from net income any gains or losses from debt restructurings and sales of property and adding back any depreciation of real estate assets. In addition, extraordinary or unusual items that are non-recurring events that would materially distort the comparative measure of FFO are typically excluded. We believe FFO helps to evaluate our operations by determining our ability to incur and service debt and to make capital expenditures. By adding depreciation expense back to net income, we believe that FFO presents an accurate picture of our operating cash flows. In evaluating FFO and the trends it depicts, consideration should be given to the major factors affecting FFO. Growth in FFO results from increases in revenues or decreases in related operating expenses. Our historical increases in FFO have been primarily the result of increased revenues coming from property acquisitions. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and cash distributions. FFO should not be considered as an alternative to net income as an indication of performance or as an alternative to cash flow as a measure of liquidity. Our calculation of FFO includes income allocated to minority interests and assumes the conversion of all convertible securities, including minority interest securities. This calculation may differ from the FFO calculation used by other REITs, and, accordingly may not be comparable to similarly titled items reported by other REITs.

                              CERTAIN PROJECTIONS

     In connection with Parent's and Newco's review of Walden and in the course of our negotiations with Parent and Newco described in "The Merger -- Background of the Merger," we provided Parent and Newco with non-public business and financial information. The non-public information we provided included projections of our future operating performance. These projections do not give effect to the merger or the financing of the merger. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

     Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

     We do not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections are included in this proxy statement only because such information was made available to Parent and Newco in connection with their due diligence investigation of Walden. The projections were not prepared with a view towards public disclosure, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

     The preparation of the projections involved judgments and assumptions with respect to our operations that, although considered reasonable at the time by our management, may not be realized. We cannot assure you that actual results will not vary materially from the projections. These assumptions were as follows:

     - The total number of our properties and apartment units would remain unchanged during all relevant periods at 140 properties and 39,024 apartment units.

     - The debt against our properties would not change during all relevant periods, and would bear interest at existing interest rates.

     - Property revenue would increase a total of 4.8% between 1999 and 2000 based on increasing rents and other income and occupancy on an individual property basis.

     - Operating expenses would increase a total of 2.3% between 1999 and 2000 based on a 3.0% increase in insurance expenses and a 4.0% increase in real estate taxes.

     Factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

     We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date the projections were made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error.

     The internal management projections we provided to an affiliate of Olympus included estimates of revenues and expenses as listed in the following table:

                                                                  YEAR ENDING
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Revenues....................................................  $266,190   $278,976
Expenses....................................................  $111,176   $113,757

     Parent and Newco have informed us that they took this information, together with their own analyses, into account in determining whether to acquire Walden.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     We make "forward-looking" statements in this proxy statement. These statements are usually identified by the use of words such as "believes," "will," "anticipates," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. These forward-looking statements reflect our current views and are based on the information currently available to us and on assumptions we have made.

     Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed elsewhere in this proxy statement and the documents incorporated by reference in this proxy statement some important risks, uncertainties and contingencies.

     Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     In evaluating the merger, common stockholders should consider carefully the material risks summarized below relating to the merger.

IF THE MERGER FAILS TO OCCUR, WE WILL NOT BENEFIT FROM FUNDS AND OTHER RESOURCES WE HAVE EXPENDED IN PURSUIT OF THE MERGER AND MAY BE REQUIRED TO PAY UP TO AN ADDITIONAL $38.75 MILLION IN TERMINATION FEES AND EXPENSES.

     The merger is subject to a number of conditions, the satisfaction of which are beyond our control. These include the following:

     - our common stockholders must approve the merger;

     - we must receive all required consents from third parties;

     - holders of at least 937,000 Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units elect to convert these units into common limited partnership interests in Parent;

     - Newco must receive all of the debt and equity financing for the merger on the general terms agreed upon with the financing sources and, in addition, must obtain an additional $140 million in funds for a combination of debt and equity financing that is not committed at this time; and

     - there must be no judicial or legal order preventing the merger.

     In addition, Parent or Newco may terminate the merger agreement if definitive settlement agreements in the purported class action lawsuits filed regarding the merger have not been entered into and preliminarily approved by the courts having jurisdiction over those lawsuits. Accordingly, the merger may not be completed. If the merger is not completed, we will have incurred substantial expense for which we will receive no ultimate benefit. Additionally, if the merger agreement is terminated, we may be required to pay Parent and Newco up to $38.75 million in termination fees and expenses. The obligation to pay these amounts may adversely affect our ability to engage in another transaction if the merger is not completed and it will also adversely affect our financial condition.

THE FAIRNESS OPINION DOES NOT ADDRESS CHANGES IN THE VALUE OF OUR COMMON STOCK SINCE THE DATE OF THE OPINION.

     We do not intend to obtain an updated fairness opinion of J.P. Morgan unless a material amendment is made to the financial terms of the merger agreement. At the time J.P. Morgan rendered its opinion, the merger agreement provided that our common stockholders would receive cash consideration of $23.25 per share, subject to reduction for expenditures by us prior to the merger. As a result, under the initial merger agreement, the cash merger consideration payable to common stockholders could have ranged from $23.25 per share if we made no expenditures down to approximately $23.09 per share if we made $5 million in expenditures. J.P. Morgan's fairness opinion provides that cash merger consideration of $23.25 per share of common stock, subject to these adjustments, is fair from a financial point of view to these holders. The amended merger agreement eliminates any adjustments to the cash merger consideration and fixes the cash merger consideration to be paid to our common stockholders at $23.14 per share. On December 29, 1999, J.P. Morgan orally affirmed the fairness of the $23.14 per share being offered to holders of our common stock as being within that initial range. Changes in our stock price, operations or prospects, general market and economic conditions and other factors on which J.P. Morgan's opinion was based may alter our value. Therefore, J.P. Morgan's opinion may not accurately address the fairness of the cash consideration at the time the merger is completed.

COMMON STOCKHOLDERS MAY NOT BE ADEQUATELY COMPENSATED FOR THEIR STOCK IF THE MERGER IS APPROVED.

     When the merger is completed, each share of common stock will be converted into the right to receive $23.14 in cash, which represented approximately a 20% premium to the market price of our common stock shortly before the merger agreement was signed on September 24, 1999. The merger agreement does not contain any provision that would adjust this price based on fluctuations in the share price of our common stock after September 24, 1999. Accordingly, the premium you receive for your shares will be affected by the value of our common stock at the time the merger is completed.

STOCKHOLDERS WILL NOT HAVE APPRAISAL RIGHTS IN THE MERGER.

     Because our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock are listed on the New York Stock Exchange, our stockholders do not have appraisal rights under Maryland law. As a result, stockholders who object to the merger and the merger consideration do not have a right to demand different payment for their shares of stock and to petition a court of equity for an appraisal to determine the fair value of their shares of stock.

OUR DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     In considering the recommendation of our board of directors and special committee, you should be aware that some of our directors and officers have interests in the merger different from or in addition to those of other of our stockholders. These may present potential or actual conflicts of interests in connection with the merger. Also, the merger will give rise to entitlements and benefits for some of our directors and officers. Our directors and executive officers will receive a total of approximately $86.3 million as a result of the merger. This amount consists of cash payments relating to transition services, severance, consulting, non-competition and nonsolicitation arrangements, cash in exchange for shares of common stock and stock options and cash and securities for their partnership interests. See "The Merger -- Conflicts of Interest."

THE MERGER WILL NOT OCCUR UNLESS HOLDERS OF 937,000 OPERATING PARTNERSHIP UNITS ELECT TO RECEIVE PARENT LIMITED PARTNERSHIP INTERESTS IN THE OPERATING PARTNERSHIP MERGERS.

     It is a condition to the merger that holders of at least 937,000 Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units elect to convert these units into common limited partnership interests in Parent. As a result, even if our common stockholders approve the merger, the merger will not occur unless 937,000 units are converted into Parent limited partnership interests or Parent and Newco waive this closing condition. Although two of our directors have informed us that they will convert 543,383 units into Parent limited partnership interests, there can be no assurance that enough other units will be converted to satisfy this condition to the merger.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     This proxy statement is being furnished to the holders of the outstanding shares of our common stock in connection with the solicitation of proxies by the board of directors for use at the special meeting of stockholders or any adjournment or postponement of the special meeting. The special meeting will be held on February 29, 2000 at 8:00 a.m., local time, at Spectrum Center Conference Center, 5080 Spectrum Drive, Addison, Texas.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, holders of shares of our common stock will consider and vote upon a proposal to approve the merger. If there are not sufficient votes at the time of the special meeting to approve the merger, holders of common stock will be asked to vote to adjourn the meeting to permit further solicitation of proxies. Additional information concerning the special meeting and the merger agreement is set forth below, and a copy of the merger agreement is attached to this proxy statement as Appendix B and incorporated by reference into this proxy statement.

PROXY SOLICITATION


     We will share equally with Parent the expense of preparing, printing and mailing this document and the proxies solicited by this document. In addition to the use of the mails, proxies may be solicited by our officers and directors and regular employees, without additional remuneration, by personal interviews, written communications, telephone, telegraph or facsimile transmission. We also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of common stock held of record by these brokerage firms, nominees, custodians and fiduciaries and will provide reimbursement for the cost of forwarding the materials in accordance with customary charges. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies, and we will pay D.F. King an estimated fee of $6,000, plus reimbursement of reasonable expenses.


RECORD DATE AND QUORUM REQUIREMENT

     The record date for the special meeting has been fixed as the close of business on January 24, 2000. Holders of our common and preferred stock are invited to attend the special meeting. However, only holders of our common stock on the record date may vote at the special meeting. Holders of common stock will have one vote per share on matters properly presented at the special meeting.


     On the record date, there were 25,627,338 shares of common stock outstanding, which were held by approximately 1,526 record holders. As of the record date, our directors and executive officers and their affiliates were entitled to vote 699,630 shares of common stock, representing approximately 2.8% of the total shares of common stock then outstanding. Some of these persons and their affiliates have signed agreements with Parent and Newco to vote shares of common stock over which each has voting control, representing approximately 2.6% of the total shares of common stock outstanding on the record date, in favor of the merger. In addition, Westdale Properties America I, Ltd. has committed to provide $12 million in equity financing for the merger and has indicated its intent to vote in favor of the merger. In exchange for its $12 million in equity financing, Westdale will receive an approximate 2.3% limited partnership interest in Oly Hightop Holding, the parent of Parent. Westdale's percentage interest assumes that holders of approximately 937,000 units of limited partnership interest in the operating partnerships elect to convert their units into common limited partnership interests in Parent in the operating partnership mergers.


     A list of stockholders will be available for examination by holders of our common stock for any purpose related to the special meeting, during the ten-day period preceding the special meeting, at our offices, 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410.

     The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business by the holders of common stock at the special meeting.

     Shares of common stock present in person or represented by proxy, including shares whose holders abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum exists at the special meeting.

REQUIRED VOTE

     The vote of the holders of a majority of the shares of our common stock outstanding on the record date is the only vote required to approve the merger. The holders of convertible preferred stock, senior preferred stock and redeemable preferred stock will not be entitled to vote on the merger. To adjourn the special meeting to solicit additional proxies, the proposal to adjourn must be approved by the holders of a majority of the shares of common stock present in person or represented by a properly executed proxy at the special meeting.

VOTING PROCEDURES

     Common stockholders who attend the special meeting may vote by ballot. However, we know that many of you may not be able to attend the special meeting. Accordingly, the board of directors is soliciting proxies so that each holder of common stock on the record date has the opportunity to vote on the merger and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the stock represented by the proxy card will be voted in accordance with the instructions on the proxy card. If you do not return a signed proxy card or vote your shares of common stock at the special meeting, your shares of common stock will not be voted and thus will have the effect of a vote against the merger. A properly executed proxy marked "Abstain" will not be voted. Since the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the special meeting is required to approve the merger, a proxy marked "Abstain" will have the effect of a vote against the merger. Abstentions occur when a stockholder affirmatively elects to abstain from voting on the matter at issue by so marking his or her proxy card.

     Except for routine and non-controversial matters, the rules of the New York Stock Exchange do not permit brokers and nominees to vote the shares that they hold for customers either for or against a proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares of common stock are held by a broker or other nominee and you do not give your broker or nominee instructions on how to vote your shares, this will have the same effect as voting against the merger. Broker non-votes occur where a broker holding stock for customers votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock, but are not permitted to vote on non-routine matters, such as the merger. The votes not permitted to be cast on non-routine matters are called "broker non-votes." Broker non-votes will be treated as shares that are present for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     You are urged to mark the box on the proxy card to indicate how your shares of common stock are to be voted. If you return a signed proxy card, but do not indicate how your shares are to be voted, the shares of common stock represented by the proxy card will be voted "FOR" the merger and may also be voted to adjourn the meeting to permit further solicitation of proxies. The proxy card also confers discretionary authority on the individuals appointed by the board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. This discretionary authority will not be used to vote for adjournment of the special meeting to permit further solicitation of proxies if you vote against the approval of the merger.

     Common stockholders may revoke an executed and returned proxy card at any time before it is voted by:

          1. notifying in writing the secretary of Walden prior to the vote at the special meeting at Walden Residential Properties, Inc., 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410;

          2. granting a subsequent proxy; or

          3. appearing in person and voting at the special meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

     The closing of the transactions contemplated by the merger agreement will take place on a date no later than the twelfth business day after satisfaction or waiver of the latest to occur of the conditions to closing described in the merger agreement. Promptly after the closing, articles of merger will be filed with the State Department of Assessments and Taxation of Maryland. The merger will occur at the time of the filing of the articles of merger with, and acceptance for record of the articles of merger by, the State Department of Assessments and Taxation of Maryland, or at a later time specified in the articles of merger, not to exceed 30 days after the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland.

     Promptly after the merger occurs, the exchange agent will mail to each record holder of an outstanding certificate representing our common stock, convertible preferred stock, senior preferred stock or redeemable preferred stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the appropriate merger consideration. Upon surrender to the exchange agent of a certificate, together with a duly executed letter of transmittal and any other documents as may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive the cash merger consideration described in this proxy statement in exchange for each share.

     YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND CERTIFICATES ONLY PURSUANT TO INSTRUCTIONS PROVIDED IN THE LETTER OF TRANSMITTAL TO BE MAILED TO YOU AFTER THE MERGER OCCURS. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE MERGER AGREEMENT AND THE LETTER OF TRANSMITTAL.

OTHER MATTERS TO BE CONSIDERED

     We are not aware of any business or matter other than the proposal to approve the merger and, if necessary, a proposal to adjourn the meeting to solicit additional proxies that may be properly presented at the special meeting. If, however, any matter properly comes before the special meeting, the proxy holders will vote on these matters in their discretion.

                                 THE COMPANIES

WALDEN


     We are a Dallas, Texas-based real estate investment trust focused on middle income multifamily properties located primarily in selected Southwestern and Southeastern metropolitan areas. We are a Maryland corporation that was formed on September 29, 1993 to continue and expand the multifamily property ownership, management, acquisition and marketing operations and related business objectives and strategies of The Walden Group, Inc. and its subsidiaries and affiliates. We owned and operated 140 multifamily properties as of September 30, 1999, containing 39,024 apartment units. In addition, in December of 1999, we purchased 2 additional multifamily properties, which properties contain 616 apartment units. Approximately 95% of our properties are located in the Houston, Dallas/Fort Worth, Austin, Phoenix, Nashville, Jacksonville, Tampa, San Antonio, Tulsa, Atlanta, Salt Lake City and San Diego areas. The remaining properties are primarily located in other areas in the Southwest and Southeast regions of the United States. Of the total units owned and operated as of September 30, 1999, 29% are located in Houston in 14 different submarkets, and 26% are located in Dallas/Fort Worth in 20 different submarkets. Our properties had a weighted average physical occupancy rate of approximately 93.6% for 1998 and 93.0% for the nine months ended September 30, 1999. Our real estate assets are operated with the same long-term objectives and therefore are viewed as a single operating segment.


     We conduct a substantial portion of our business through Walden/Drever Partnership, a subsidiary operating partnership. Walden/Drever Partnership wholly owns and operates 97 of our 140 properties. Walden Residential Partnership, our other operating partnership, owns Class C and Class D common limited partnership interests in Walden/Drever Partnership, as well as limited partnership interests in two of our indirect subsidiaries.

     Our executive offices, and those of Walden/Drever Partnership and Walden Residential Partnership, are located at 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410. The telephone number for each of these entities is
(972) 788-0510.

PARENT AND NEWCO

     Parent is a newly formed Delaware limited partnership, and Newco is a newly formed Maryland corporation, both of which were organized and are currently owned by affiliates of Olympus for the purpose of effecting the merger. Parent and Newco currently have no material assets, do not own any securities of Walden, Walden/Drever Partnership or Walden Residential Partnership, and have not engaged in any activities except those incident to their formation and in connection with the merger. Oly Hightop Parent GP, LLC, the general partner of Parent, is a newly formed Texas limited liability company. The principal executive offices of Parent, Newco, Oly Hightop Parent GP, LLC and Olympus are located at 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The telephone number for each of these entities is (214) 720-7800.


     Olympus is an approximately $812 million private real estate investment fund organized to make equity and equity-related investments in a diversified portfolio of real estate properties, real estate operating companies and other real estate related ventures. Olympus's current portfolio consists of investments in the hotel, golf and commercial sectors, as well as multi-family and single-family residential real estate sectors. Olympus is the second discretionary real estate fund sponsored by Olympus Real Estate Corporation, and the fund's principals are David B. Deniger, Jeffrey G. Mundy, Hal R. Hall, Timothy B. Smith, Robert S. Riggs and Hicks, Muse, Tate & Furst Incorporated. None of Parent, Newco or Olympus is an affiliate of Walden. Olympus and its principals control Parent, Newco and their affiliates and will control Walden after the merger.


                                   THE MERGER

GENERAL DESCRIPTION

     At the time the merger becomes effective, Newco will be merged with and into Walden. We will be the surviving corporation in the merger and will be governed by our current charter and bylaws. As a result of the merger, our common stockholders will receive $23.14 in cash, without interest, for each share of common stock they hold. Holders of convertible preferred stock will receive $26.39 in cash, without interest, for each share of convertible preferred stock they hold, plus any accrued and unpaid dividends to, but not including, the date of closing. Holders of senior preferred stock will receive $22.00 in cash, without interest, for each share of senior preferred stock they hold, plus any accrued and unpaid dividends to, but not including, the date of closing. Holders of redeemable preferred stock will receive $19.50 in cash, without interest, for each share of redeemable preferred stock they hold, plus any accrued and unpaid dividends to, but not including, the date of closing.

BACKGROUND OF THE MERGER

     Since our formation, our fundamental business objective has been to maximize stockholder value by maintaining long-term growth in funds from operations for distributions to our stockholders. To achieve this objective, we commenced our operations with an emphasis on the acquisition and operation of apartment properties. More recently, however, we have focused on maximizing the internal growth of our portfolio through property management and resident services, a property enhancement program, the acquisition of garden apartment properties that have strong cash flow growth potential and are located in our target markets and programs to reduce general and administrative expenses.

     Beginning in early 1998, market prices for publicly traded real estate investment trusts began a significant decline and, in the third and fourth quarters, the multifamily REIT sector significantly declined. During this period, our common stock price declined at a greater rate than the multifamily REIT index and our funds from operations growth was low relative to other multifamily REITs. In addition, there had been relatively few real estate offerings in the public equity markets and the liquidity of the real estate debt markets had declined. As a result, we were constrained from obtaining financing through the public equity or debt markets. At the same time, our borrowing capacity under our credit facility was insufficient to acquire properties. Because of these developments, we found ourself limited in our ability to achieve our business objectives.

     In the middle of 1998, our board of directors began discussing ways to strengthen our balance sheet, gain access to additional sources of capital and provide us with liquidity to use for future investments and operations. By late 1998, these discussions, along with discussions on how to maximize stockholder value, had intensified.

     In or about November 1998, Joseph G. Beard, Westdale Properties of America I, Ltd. and certain of their respective affiliates began acquiring shares of our common stock. Contemporaneously with these transactions, Mr. Beard contacted Marshall Edwards, the chief executive officer of Walden, to request information regarding the identity of holders of interests in Walden's operating partnerships. Mr. Edwards responded to Mr. Beard with a letter dated November 11, 1998 providing certain information regarding the ownership of these operating partnership interests. During the remainder of 1998, Mr. Beard contacted Mr. Edwards on several occasions and expressed an interest in discussing with Walden and one or more of our securityholders Mr. Beard's views and those of Westdale with regard to our operations, assets, capital structure and ownership of Walden. On January 4, 1999, Mr. Beard, Westdale and various of their affiliates filed a report on Schedule 13D reporting their acquisition of approximately 5.4% of the Walden common stock in the period commencing November 3, 1998 and ending on December 23, 1998.

     Following the filing of Mr. Beard's and Westdale's report on Schedule 13D, Westdale retained BancBoston Robertson Stephens Inc. (now known as Robertson Stephens) as its financial advisor with respect to a possible transaction with Walden. Following its retention by Westdale, Robertson Stephens contacted us in January 1999 to arrange a meeting among representatives of Westdale, Robertson Stephens and us to discuss Westdale's views regarding potential changes in the operations, assets, capital structure or ownership of Walden. On January 26, 1999, a meeting occurred between the representatives of Westdale, Mr. Edwards and Robertson Stephens at which Westdale proposed that we and Westdale consider a transaction in which Westdale would convey multi-family residential properties to us in return for shares of our common stock and Westdale presented financial information regarding the properties it proposed to convey to us. Thereafter, additional meetings were held among representatives of Westdale and Robertson Stephens, on the one hand, and Mr. Edwards, on the other, regarding Westdale's continuing interest in exchanging real estate assets for shares of our common stock, with the result that Westdale and its affiliates would control us. At these meetings, Messrs. Edwards and Beard also discussed Mr. Beard's views regarding our operations generally and common issues that we and Westdale faced in our respective businesses.

     On February 3, 1999, our board of directors met for the purpose of interviewing investment bankers to assist the board in a strategic review process and to evaluate potential ways to maximize stockholder value. The investment banker candidates were selected by the board based upon their knowledge of Walden, knowledge of the REIT multi-family sector and their experience in REIT mergers and acquisitions generally. At this time, the board heard presentations from representatives of each investment bank invited by the board.

     On February 4, 1999, our board of directors authorized the engagement of J.P. Morgan as its financial advisor for the purpose of evaluating strategic alternatives available to us. The board also requested that J.P. Morgan identify public and private entities that might be interested in entering into a strategic business combination with us. At this meeting, Mr. Edwards updated the board on his discussions with Westdale and Robertson Stephens.

     Following our engagement of J.P. Morgan as our financial advisor, our representatives, Mr. Edwards and Mr. Dillinger, and representatives of J.P. Morgan, Westdale and Robertson Stephens continued to have discussions regarding Westdale's interest in proposing possible transactions in which Westdale would exchange multi-family real estate properties for our common stock. In connection with those discussions, Westdale and Robertson Stephens continued to develop information regarding us and our operations and assets, which included business models detailing Westdale's and Robertson Stephens' expectations regarding the future performance of our assets and those that Westdale proposed to convey to us in return for our common stock. Although we received and gave consideration to information provided by Westdale and Robertson Stephens, the parties did not, during this period of time, engage in negotiations with regard to a material transaction and we did not provide Westdale or Robertson Stephens with material nonpublic information. On March 2, 1999, Mr. Beard, Westdale and their affiliates amended their report on Schedule 13D to report the acquisition of approximately 256,700 additional shares of our common stock between February 2, 1999 and February 26, 1999.

     On March 17, 1999, J.P. Morgan made a presentation to our board of directors discussing a variety of alternatives to maximize stockholder value. The alternatives presented were private and public mergers, a strategic equity infusion, a liquidation of the company, going private and remaining independent.

     In mid-March 1999, Southwest Securities, a Dallas based financial services firm that also publishes equity research on Walden, issued a report stating that the likelihood of a potential sale or merger of Walden was increasing. Similar reports of merger expectations continued to be published by various sources over the next several months.

     On April 15, 1999, J.P. Morgan made a presentation to our board regarding potential strategic alternatives available to us to maximize stockholder value. The alternatives presented were private and public mergers, a strategic equity infusion, a liquidation of the company, going private and remaining independent. The purpose of the presentation was to assist our board in identifying the best alternative, or combination of alternatives, for us and our stockholders. During the course of this presentation and the discussion of the alternatives, our board also expressed an interest in evaluating the benefits and the possibility of an acquisition of another company as an additional strategic alternative.

     On April 22, 1999, J.P. Morgan again met with our board to discuss the strategic alternatives to maximize stockholder value evaluated in previous meetings, which were private and public mergers, a strategic equity infusion, a liquidation of the company, going private and remaining independent, and developments in the REIT and general real estate markets and to discuss various discussions with third parties regarding these alternatives. Following the meeting, the board authorized J.P. Morgan to formally contact third parties that may be interested in a potential transaction that would maximize stockholder value. Prior to this time, J.P. Morgan had only had informal discussions with possible strategic partners during which J.P. Morgan attempted to ascertain whether any of those entities had any interest in engaging in a transaction with us.

     Between the end of April and the middle of May, J.P. Morgan identified 17 third parties, other than Westdale, which it believed might have an interest in engaging in a transaction with us. Thereafter, J.P. Morgan began to contact these parties to determine their level of interest in a potential transaction with us. J.P. Morgan and our management also began preparing public and non-public information for distribution to interested parties after they entered into confidentiality agreements with us. The types of transactions discussed with these third parties varied based on the type of entity involved and the nature of that entity's business. For example, public mergers were discussed with public entities, while strategic equity infusions were discussed with those parties who had historically made those types of investments in other entities. During this period, Westdale and Robertson Stephens continued to provide information to us regarding their views relating to the operations, assets, capital structure and ownership of Walden.

     In early May 1999, representatives of Westdale and Robertson Stephens contacted Olympus Real Estate Corporation, an affiliate of Olympus that is not affiliated with Westdale, to ask if it was interested in participating with Westdale in one or more potential transactions involving us or our assets. Olympus Real Estate Corporation indicated to Westdale an interest in considering such a transaction. Shortly after this time, discussions began among representatives of Olympus Real Estate Corporation, Westdale and Robertson Stephens regarding such a transaction. Although Olympus Real Estate Corporation is known in the real estate industry generally for its interest in acquiring real estate assets, neither Westdale nor Robertson Stephens knew of any interest on the part of Olympus Real Estate Corporation in a transaction involving us or our assets prior to contacting them. During this same period, and ending on May 10, 1999, Mr. Beard, Westdale and certain of their affiliates continued to acquire shares of our common stock ultimately resulting in their acquisition of an aggregate of 1,408,500 shares our common stock or approximately 5.7%. The last of these transactions occurred on May 10, 1999. On May 18, 1999, Mr. Beard, Westdale and their affiliates amended their report on Schedule 13D to report the acquisition of an additional 184,200 shares of our common stock and to report that they had expressed to us their interest in a negotiated transaction in which all of our common stock and interests in our operating partnerships would be acquired for cash and certain real estate interests owned by Westdale would be acquired by us. Mr. Beard, Westdale and their affiliates indicated that if such a transaction were consummated, the reporting persons filing the Schedule 13D would control us.

     On May 14, 1999, Westdale and an affiliate of Olympus made a written proposal to our board regarding a potential business combination with us. That proposal is summarized below:

     - our common stock would be acquired for $23.00 per share in cash; and

     - the holders of common units of limited partnership interest in our operating partnerships would have the option of either:

        - receiving $23.00 in cash per unit, or

        - retaining equity.

Westdale stated in this letter that it expected that equity capital would be supplied by an investment group led by affiliates of Olympus and that discussions had taken place with BankBoston, N.A. in which BankBoston had "indicated its willingness and ability to provide debt capital, on an underwritten basis, up to 70% of the total required capital." Westdale also indicated that it had already conducted considerable due diligence on our physical assets and that it believed that any outstanding due diligence could be completed on an expedited basis.

     In addition, at this time, J.P. Morgan received indications of interest in a possible transaction with Walden from three of the parties previously contacted. The second indication of interest was from a public company to acquire us for consideration consisting entirely of securities of the bidder, which indication of interest was initially for between $22 to $23 per share of our common stock. The remaining two indications of interest were predominately cash proposals from privately-held entities to acquire us at prices ranging from $21.50 to $22.00 per share of common stock.

     In May and June, we entered into confidentiality agreements with nine third parties, including Westdale, under which each agreed to maintain the confidentiality of materials provided by, as well as their discussions with, us. These confidentiality agreements were entered into with Westdale and the three other parties who indicated an interest in a possible transaction. The other five agreements were entered into in response to requests for additional information. Following the execution of these confidentiality agreements, we provided each of these parties with additional information and management and J.P. Morgan met with representatives of these parties to discuss a possible transaction. In addition, as requested by these parties from time to time, management, primarily Mr. Edwards, Mr. Dillinger and Ted Kerr, provided additional information and made itself available to respond to inquiries about our assets and operations.

     Also during May, representatives of J.P. Morgan met regularly with our board to update the board regarding the discussions that had taken place with representatives of various entities in connection with a possible transaction. Representatives of J.P. Morgan informed the board that they believed that they had discussed, or were discussing, a transaction involving us on a confidential basis with all of the entities that would reasonably be likely to engage in a transaction with us. Also at these meetings, representatives of

J.P. Morgan reviewed with the board financial and comparative analyses of us. In particular, J.P. Morgan noted the following:

     - that although the general REIT market had rebounded and speculation in us had increased the price of our common stock, our common stock continued to be priced at a significant discount to our peers;

     - that our higher leverage and lower growth prospects continued to depress our valuation; and

     - that our quarterly earnings continued to be reported below analysts' initial estimates.

J.P. Morgan concluded that all of these factors negatively impacted both the alternative of us remaining an independent company and our then current net asset value per share.

     During a regularly scheduled meeting of the board held on June 2, 1999, J.P. Morgan reviewed its analysis of the four preliminary indications of interest received to date with our board. This included a comparison of the strengths and weaknesses and a review of the relative value of each of the four proposals. Our board reaffirmed that J.P. Morgan should continue its discussions with each bidder regarding a possible business combination.

     On June 17, 1999, we issued a press release confirming that we had received several indications of interest to buy us from both public and private entities.

     Also during June, the public company that had previously provided an indication of interest for $22 to $23 per share of our common stock reduced the amount of consideration it was willing to pay to $20 per share, due to heightened concerns regarding our future operating performance.

     On June 22 and 29, 1999, representatives of J.P. Morgan met with our board to update the board on the status of the discussions with various entities regarding a possible business combination. At the June 29 board meeting, our board was informed of the reduction of the public company's indication of interest and determined not to proceed with discussions with this public entity.

     By letter dated June 24, 1999 to our board, the Olympus affiliate and Westdale updated their proposal to acquire us. The material terms of this letter are summarized below.

     - our common stock would be acquired for $23.00 per share in cash;

     - the holders of common units of limited partnership interest in our operating partnerships would have the option of receiving either:

        - the equivalent of $23.00 per share of our common stock in cash, or

        - an amended limited partnership interest offering a minimum annual distribution of between 7% and 8%, a liquidity provision enabling holders to exit their investment over a reasonable period of time and other features to be agreed on by us, Westdale and Olympus;

     - the holders of our convertible preferred stock would receive $23.00 in cash per share for each share of our common stock that they would receive on a conversion of the convertible preferred stock;

     - the shares of senior preferred stock and redeemable preferred stock would remain outstanding and would continue to be listed for trading on the New York Stock Exchange or on another national securities exchange;

     - the preferred operating partnership units would also remain outstanding; and

     - the bidders would repay our existing unsecured debt and refinance approximately $500 million of our mortgage debt.

The Olympus affiliate and Westdale indicated in this letter that they had received commitments to fund the debt portion of the purchase price and that Olympus and its affiliates and Westdale had committed to fund the equity portion of the purchase price. The Olympus affiliate and Westdale also indicated that, subject to the execution by the parties of a "no-shop" agreement prohibiting us from soliciting or accepting offers from third parties for 30 days, Olympus and Westdale were prepared to begin immediate negotiations with us regarding a definitive agreement.

     Also during June, the public company that had previously provided an indication of interest for $22 to $23 per share of our common stock reduced the amount of consideration it was willing to pay to $20 per share, due to heightened concerns regarding our future operating performance.

     By letter dated June 30, 1999 to us, a new group of financial buyers referred to as "bidder A" proposed to acquire us. The material terms of this letter are summarized below.

     - our common stock would be acquired for $23.25 per share in cash;

     - the holders of common units of limited partnership interest in our operating partnerships would have the option of receiving $23.25 in cash per unit or a preferred unit with an 8% annual return, subordinated to any third party debt and senior to equity, with a put/call feature to be determined;

     - the holders of our convertible preferred stock would receive $23.25 in cash per share for each share of our common stock that they would receive on a conversion of the convertible preferred stock; and

     - the senior preferred shares would be redeemed at the liquidation preference of $25.00 per share.

Bidder A stated in this letter that any definitive offer would be conditioned on a number of things, including the completion of final due diligence and approval of the investment committee of one of the parties. Bidder A also stated that there would be no financing contingency, but did not provide any details relating to its financing. Bidder A further stated that we would need to confirm a number of assumptions used by bidder A in its financial model which was the basis for its offer, including assumptions relating to bidder A's assumption and repayment of our outstanding debt.

     On July 8, 1999, the board met with J.P. Morgan to review the terms and the relative merits of the proposals received as of July 8 that remained outstanding. These included the proposals of Olympus and Westdale and bidder A, a proposal of another public company for a stock-for-stock merger in which our common stockholders would receive stock of the bidder at a price estimated at $19.00 per share and two indications of interest from privately-held entities, identified later in this section as "bidder B" and "bidder C." In connection with this discussion, the board reviewed the presentation of J.P. Morgan updating the analysis of our actual and projected operating results and estimated net asset values. The board also reviewed J.P. Morgan's presentation regarding each of these proposals, and its analysis regarding a strategy of remaining independent. J.P. Morgan expressed the view that the Olympus/Westdale proposal appeared more viable than any other proposal, including bidder A's proposal. The board discussed the likelihood of consummation of each bid and issues regarding the valuation of the public company bidder. The board instructed J.P. Morgan to commence discussions with representatives of Olympus and Westdale regarding an increase in price to $23.25 per common share and the terms of an agreement under which we would agree to a "no-shop" provision. The "no-shop" provision would prevent us from initiating or encouraging proposals from third parties. The board also instructed J.P. Morgan to continue to conduct discussions with the other bidders to attempt to improve the price and determine other definitive terms of their proposed transactions.

     During the next several weeks, representatives of Olympus and Westdale and Vinson & Elkins L.L.P., counsel to Olympus, and Robertson Stephens, and our representatives, Mr. Edwards and Mr. Dillinger, and representatives of J.P. Morgan and Locke Liddell & Sapp LLP, our counsel, continued to discuss the structure and the economic and other terms of a possible acquisition of us. These discussions resulted in a revised set of terms under which Olympus and Westdale would be willing to acquire us. Those revised terms included an increased price per share for our common stock of $23.25. The term sheet also contained information regarding the surviving company's contemplated capital structure after the transaction and the status of the financing commitments. In addition, Olympus provided to J.P. Morgan draft financing commitment letters that Olympus indicated were evidence of the viability of Olympus obtaining financing for the proposed transaction. Also during this time, the parties and their representatives negotiated a draft "no-shop" agreement.

     By letter dated August 4, 1999 to our board, a financial buyer referred to as "bidder B" proposed an acquisition on the following terms:

     - our common stock would be acquired for $23.50 in cash; and

     - the holders of common units of limited partnership interest in our operating partnerships would have the option of receiving either:

        - $23.50 per unit in cash,

        - continuation of their present position, or

        - the right to choose by individual holders, or aggregations, of at least 500,000 units from individual or groups of properties to be specified by bidder B, properties aggregating an amount in cash equivalent to $23.50 per unit.

Bidder B indicated in this letter that funds to finance a transaction "seem readily available."

     Also by letter dated August 4, 1999 to our board, a group of financial buyers referred to as "bidder C" proposed an acquisition on the following terms:

     - our common stock and convertible preferred stock would be acquired for $22.50 per share, as reduced for contractual compensation paid to employees and officers in connection with the transaction and uninsured liabilities in connection with pending liabilities;

     - common units of limited partnership interest in our operating partnership would be exchanged for preferred units at the equivalent of the adjusted common stock consideration;

     - all shares of our senior and redeemable preferred stock would either remain outstanding or be exchanged for comparable preferred stock of a new entity; and

     - bidder C would assume all of our outstanding secured debt.

Bidder C indicated in this letter that it had not secured debt financing commitments, but that "discussions with potential lenders have confirmed both the availability of funding . . . and expected financing costs."

     At a meeting of the board held on August 5, 1999, representatives of Locke Liddell, our legal counsel, and representatives of Thompson Knight P.C., counsel to the independent directors on our board since October 1997, made a presentation of the duties imposed on directors in connection with a possible transaction.

     Representatives of Locke Liddell then reviewed with the board the revised terms of the Olympus/ Westdale proposal and the terms of the "no-shop" agreement, which would allow the board to consider other proposals that were determined to be superior, financially or otherwise. Representatives of J.P. Morgan then reviewed with the board the status of Olympus's discussions regarding financing commitments. J.P. Morgan also reviewed with the board the status of the other proposals received to date, including those submitted by bidder A, bidder B and bidder C. The board was informed that bidder A had reduced its offer price per share of common stock to $22.75 and had completed only minimal due diligence with respect to Walden. The board was also informed that bidder A had requested that it be reimbursed for its expenses incurred in further evaluating us up to a maximum of $1,000,000. J.P. Morgan reviewed with the board its discussions with bidder B, and informed the board that bidder B was in the early stages of due diligence and had not provided evidence of committed debt financing. Lastly, J.P. Morgan informed the board that bidder C was in the early stages of due diligence, had not provided evidence of committed debt financing and had not provided details of its proposed capital structure, including equity participation or level of debt financing commitments. J. P. Morgan then informed the board that the second public company was unwilling to increase its indication of interest above $19 per share. The board determined not to proceed with discussions with this entity.

     The board and representatives of J.P. Morgan then discussed the bids in detail, including with respect to the price and likelihood of consummation of each bid, issues regarding the terms of the Olympus/ Westdale proposal and the "no-shop" agreement, and issues regarding the financing commitments and time required to complete due diligence with respect to the other bidders. J.P. Morgan also discussed with the board possible risks associated with delaying a transaction, including that our quarterly funds from operations could fail to meet analysts' initial estimates and that an increase in market interest rates might jeopardize the consummation of a transaction at the pricing levels in the proposals identified by J.P. Morgan.

     Upon the recommendation of the independent directors on the board, the board then instructed J.P. Morgan to secure specified changes to the "no-shop" agreement with the Olympus affiliate and Westdale, which included a reduction in the termination fee, while also continuing to discuss a possible transaction with bidder A, bidder B and bidder C.


     Also at the August 5 board meeting, a representative of Thompson Knight discussed with the board the creation of a special committee, which would be appointed because of the potential conflicts of interest of certain members of our board resulting from the operating partnership unitholdings of some of our directors and the fact that other directors of ours were also executive officers. In addition to these potential conflicts, in December 1996, an affiliate of Mr. Galesi had entered into an unrelated real estate transaction with an affiliate of Olympus, but neither Parent nor Newco, in which a joint venture involving these entities acquired 15 apartment properties throughout the United States. These properties were sold in June 1998. Also, an affiliate of Mr. Galesi and an affiliate of Olympus, but neither Parent nor Newco, are currently negotiating an agreement under which the affiliate of Olympus will acquire a majority interest in a hotel property owned by the Galesi affiliate.


     The board then appointed a special committee consisting of Linda Walker Bynoe, Robert L. Honstein, Arch K. Jacobson, Louis G. Munin and J. Otis Winters. At no time has any of these directors been a record holder of operating partnership units or one of our officers or employees. The special committee was authorized to review, evaluate and make a determination with respect to the acquisition proposal submitted by Olympus and Westdale and report their conclusions to the board of directors.

     On August 6, 1999, Mr. Edwards and representatives of J.P. Morgan and Locke Liddell held discussions with representatives of Olympus, Westdale, Robertson Stephens and Vinson & Elkins regarding the revisions to the proposed terms of the Olympus/Westdale proposal and the "no-shop" agreement requested by our board. The meeting ended with the parties at an impasse. Later that day, a meeting of our board was held at which the board reviewed the results of these discussions. The board instructed Mr. Edwards, our chief executive officer and a director, to contact principals of Olympus to attempt to resolve the remaining open issues.

     Representatives of the parties, including Mr. Edwards for us, held discussions over the next several days and negotiated a revised draft of the "no-shop" agreement, which included the following terms:

          (1) For 45 days from the date of the agreement, we would not initiate, solicit or encourage, or furnish information in connection with or engage in negotiations regarding, any inquiries or proposals from third parties regarding any business combination or acquisition of more than 10% of our securities or assets.

          (2) During this 45-day period, we would promptly notify the Olympus affiliate and Westdale of the receipt of any unsolicited inquiry or proposal meeting the criteria summarized in paragraph (1) above that our board determined in good faith, after consultation with our outside counsel and financial advisors, was a superior proposal. For purposes of the "no-shop" agreement, a superior proposal was one that may reasonably be expected to result, if consummated, in a transaction more favorable, from a financial point of view or otherwise, to the holders of our common stock and the third party equity interest holders of our subsidiaries.

          (3) We would immediately cease and cause to be terminated any existing discussions or negotiations with any third parties.

          (4) During this 45-day period, our board could consider an unsolicited proposal if it determined that it met the criteria of a superior proposal summarized in paragraph (2) above and if we terminated the "no-shop" agreement and paid the Olympus affiliate and Westdale, $1,000,000 plus all of their out-of-pocket expenses, with the total amount payable under the agreement not to exceed $3,000,000. This maximum $3,000,000 fee would also be payable to the Olympus affiliate and Westdale, if at any time during the 120 days following the termination of the agreement, we or any of our subsidiaries entered into an agreement relating to, or our board approved, recommended or took no position with respect to, a transaction of the type described in paragraph (1) above, other than a transaction proposed by the Olympus affiliate or Westdale.

     At a board meeting held on August 9, 1999, representatives of Locke Liddell discussed with our board the revised draft of the "no-shop" agreement, which contained the revisions requested by the board at the August 5 and August 6 meetings, which were (1) removal of a provision which provided that if we completed any transaction other than with Olympus and Westdale following termination of the "no-shop" agreement, we would owe Olympus and Westdale a "break-up" fee and (2) a reduction of the break-up fee payable by us in the event we terminated the no-shop agreement during its term. Representatives of J.P. Morgan then discussed with the board the revised terms of the Olympus/Westdale proposal. Based on the information gathered by J.P. Morgan and an assessment of each outstanding offer, the board determined that the Olympus/Westdale proposal was superior to the other alternatives available to us. The board was informed that representatives of Olympus had informed representatives of J.P. Morgan that Olympus would not proceed with a transaction unless the "no-shop" agreement was executed on our behalf. The board also determined that the termination fee contemplated by the "no-shop" agreement would not preclude further proposals relating to us. Based on these factors, the board, by a majority vote, authorized the execution of the "no-shop" agreement. As a result of entering into the "no-shop" agreement, we discontinued all discussions with bidders A, B and C.

     Immediately following the August 9 board meeting, the special committee previously appointed by our board to review and evaluate the Olympus/Westdale acquisition proposal held its organizational meeting and elected a chairman, established the schedule and agenda for its meetings and determined that other board members should be invited to attend the initial discussions at its meetings with the special committee meeting privately thereafter. At the meeting, the special committee determined to retain Thompson Knight as its counsel. The special committee also determined to retain J.P. Morgan to act as its financial advisor as well as the financial advisor to the board. The latter determination was made because no interested director had been involved in the engagement of J.P. Morgan as financial advisor to us, because of J.P. Morgan's extensive knowledge of us and the background and details of the Olympus/ Westdale acquisition proposal. The special committee selected Mr. Edwards, our chief executive officer, and representatives of Locke Liddell to communicate and handle the acquisition negotiations with representatives of Olympus and Westdale under the direction and supervision of the special committee. All members of the special committee, representatives of Locke Liddell and Thompson Knight and Mr. Edwards participated in the meeting.

     On August 9, 1999, we, an affiliate of Olympus and Westdale executed the "no-shop" agreement on the terms summarized above. The provisions of this agreement were scheduled to terminate on 11:59 p.m., central time, on September 23, 1999.

     During the next several weeks, discussions continued among representatives of us, primarily Mr. Edwards and Mr. Dillinger, Olympus and Westdale and our and their advisors as to various terms of the proposed transaction.

     On August 24, 1999, an affiliate of Olympus retained Robertson Stephens as its financial advisor with respect to potential transactions involving us or our assets. Among other things, the engagement letter between this affiliate and Robertson Stephens released Westdale from its obligations to Robertson

Stephens with respect to transactions involving us or our assets. Simultaneously with the engagement by the Olympus affiliate of Robertson Stephens, Olympus and Westdale began discussions regarding Westdale's participation as an equity investor in any transaction ultimately consummated between Olympus and us. Following our execution of the "no shop" agreement on August 9, 1999, the representatives of Westdale continued to participate in discussions between us and Olympus and to provide assistance to Olympus in connection with those discussions, but did not engage in independent negotiations with us or with any third party.

     On August 16, 23 and 30 and September 2, 7, 13, 14, 17, 20, 21 and 22,
1999, the special committee met by telephone conference calls. All of the members of the special committee were present at each of these meetings, except that Mr. Jacobson was not present at the September 17, 1999 meeting. At each of these meetings, the legal and financial advisors to the special committee and members of management participated in the meetings and reported on the status of the negotiations with Olympus and Westdale and the various issues with respect to the proposed transaction. Also at these meetings, the members of the special committee were informed of the progress that had been made in resolving these issues. The other board members were invited to attend each of these meetings and frequently attended and were updated on the progress of these negotiations. Except discussions which occurred in executive session, all of the other board members were present at all or part of each of these meetings of the special committee, except that Mr. Daseke was not present at the meetings held on August 16, 23 and 30 and September 13, 1999 and Mr. Edwards was the only board member who participated in the meetings of the special committee held on September 21 and 22, 1999. The members of the special committee also received reports from representatives of J.P. Morgan and Locke Liddell on the other unsolicited proposals received during this time period. At each meeting, the members of the special committee discussed all of these matters, and instructed its advisors and management to continue to attempt to resolve the various issues relating to a proposed transaction with Olympus and Westdale.

     At the meetings held on August 16, 23 and 30, 1999, the special committee received reports from representatives of J.P. Morgan and Locke Liddell on the status of acquisition negotiations with representatives of Olympus and Westdale. The special committee also discussed the basic terms of the acquisition, including the cash price of $23.25 per share for common stock, the proposed structure of the acquisition, the required corporate authorization in order to consummate the proposal and the consideration to be received by the holders of each class of our outstanding securities. During these meetings, the members of the special committee also discussed the alternative structures available for dealing with holders of common operating partnership units who elect not to receive cash pursuant to the Olympus/Westdale proposal. The special committee also discussed the status of financing commitments for the acquisition proposal as well as due diligence reviews of engineering and appraisal reports by Olympus and Westdale. At the August 30, 1999 meeting, the special committee proposed three alternative proposals for structuring the Olympus/Westdale acquisition and concluded that Mr. Masterson should assist Mr. Edwards and representatives of Locke Liddell in continued discussions with representatives of Olympus/Westdale to the extent the discussions involved the treatment of holders of common operating partnership units. At this meeting, the special committee also reviewed and discussed the rights of the holders of our convertible preferred stock, the redeemable preferred stock and the senior preferred stock as impacted by the Olympus/Westdale acquisition proposal.

     On September 2, 1999, the special committee received reports from representatives of J.P. Morgan and Locke Liddell on the status of acquisition negotiations with Olympus and discussed the alternative structures for dealing with holders of our common operating partnership units. These alternatives included proposed property transfers to operating partnership unit holders in exchange for their interests and a tax-free distribution of debt proceeds from a refinancing of our properties. The legal and financial advisors to the special committee advised the special committee that no progress had been made with representatives of Olympus regarding the alternative structures for the acquisition.

     On September 7, 1999, the special committee again discussed alternative structures for the acquisition and the alternatives for dealing with holders of common operating partnership units who elect not to receive cash. Mr. Edwards noted that recent discussions of the issue with representatives of Olympus focused on the tax-free distribution of debt proceeds alternative and the tax consequences thereof to holders of common operating partnership units. The members of the special committee also discussed the time schedule for the acquisition and the September 23, 1999 termination date pursuant to the "no shop" agreement of August 9, 1999. The members of the special committee further discussed the current market prices for our common stock and the cash price of $23.25 per share or common operating partnership unit offered by Olympus/Westdale and concluded that the cash offer price appeared to be firm and would not be adversely impacted if any of the alternative proposals for holders of common operating partnership units were implemented.

     By letter dated September 10, 1999 to our board, bidder B updated its proposal. The material terms of this letter are summarized below.

     - our common stock would be acquired for $23.50 per share in cash;

     - the holders of common units of limited partnership interest in our operating partnerships would have the option of receiving either:

        - $23.50 per unit in cash,

        - continuation of their present position,

        - exchange of our properties for units aggregating 500,000 or more, providing fair market value of $23.50 per unit, or

        - "other equitable arrangements subject to the approval of the Walden board of directors";

     - existing preferred stock would remain outstanding; and

     - bidder B would assume approximately $413 million of our existing debt.

Bidder B indicated in this letter the sources of its funding for the transaction, attached an application for mortgage financing executed on behalf of the lender and stated that a managed real estate investment fund "is committing a minimum of $150 million." J.P. Morgan proceeded to analyze the financial aspects of the September 10 letter.

     On September 13, 1999, the special committee met to discuss the response of Olympus/Westdale to our alternative proposal of a tax-free distribution of debt proceeds to holders of common operating partnership units. Mr. Edwards reported that, under the Olympus response, holders of common operating partnership units would be given the choice of receiving a financing distribution of 95% of the value of their units (based on a valuation of $19.00 per unit) with the remaining 5% interest continuing in the applicable operating partnership. The special committee made no decision with respect to the Olympus/Westdale response. The members of the special committee also briefly discussed the September 10 letter received from bidder B and concluded that bidder B's proposal should be considered by the entire board.

     On September 14, 1999, our board met to review the developments that had occurred relating to a potential transaction with Olympus and Westdale. At this meeting, our legal and financial advisors reviewed and discussed with the board bidder B's proposal. Representatives of J.P. Morgan informed the board that they had concerns regarding bidder's B revised proposal, including the following:

     - the lack of assurance that bidder B could obtain committed debt and equity financing on a timely basis; and

     - the lack of detail regarding the treatment of the interests of all of Walden's classes of equity holders.

The advisors each informed the board that they did not believe that bidder B's September 10 letter constituted a superior proposal for purposes of the "no-shop" agreement with the Olympus affiliate and

Westdale. The board adjourned the meeting without making a determination as to whether this proposal constituted a superior proposal.

     Immediately following the September 14 board meeting, the special committee continued its discussions of alternatives for holders of common operating partnership units and the strategy for continued negotiations with Olympus/Westdale. The special committee decided to resubmit our tax-free distribution of debt proceeds alternative structure (based on a valuation of $23.25 per unit) to representatives of Olympus. Representatives of J.P. Morgan reported on the fairness of the Olympus/Westdale acquisition proposal to our stockholders and holders of common operating partnership units.

     On September 17, 1999, the special committee met and received a report from Mr. Edwards on the status of the discussions with Olympus/Westdale and its response to our tax free distribution of debt proceeds alternative for holders of common operating partnership units. Mr. Edwards reported that Olympus would not increase the per unit valuation basis from $19.00 to $23.25 per unit. Mr. Edwards reported that a proposal for dealing with holders of common operating partnership units, which involved an alternative consideration consisting of cash, continued equity interests and tax deferred distributions, had been proposed by Olympus. Following the report, the special committee instructed Mr. Edwards to pursue additional discussions and negotiations with representatives of Olympus regarding the fourth alternative structure for dealing with holders of common operating partnership units and to solicit a final response on the issue from Olympus in writing. At the meeting, representatives of J.P. Morgan discussed the anticipated fairness opinion to be rendered pursuant to its engagement as financial advisors to the special committee and the board. J.P. Morgan advised that the fairness opinion would address the fairness of the cash price proposal to both common stockholders and holders of common operating partnership units from a financial point of view but would not address the alternative non-cash consideration which may be available to holders of common operating partnership units. The special committee also discussed the status of definitive documents for the acquisition, the anticipated time schedule and the strategy for further negotiations with representatives of Olympus.

     By letter dated September 17, 1999 from bidder B to our board, bidder B reaffirmed and clarified its proposal to acquire us in a transaction in which common stockholders would receive $23.50 in cash per share of common stock.

     On September 20, 1999, the special committee met to discuss a communication from Olympus regarding its substitute proposal with respect to the treatment of holders of common operating partnership units. Mr. Edwards summarized the contents of the response from Olympus and advised that holders of common operating partnership units would be given options pursuant to the Olympus/Westdale proposal consisting of cash, a new security of the applicable partnership, a refinancing distribution option, or securities of Parent. The members of the special committee discussed the terms and provisions of the new securities described in the Olympus substitute proposal. The special committee concluded that Mr. Edwards and representatives of Locke Liddell should continue negotiations with Olympus regarding the substitute proposal for holders of common operating partnership units. Legal advisors to the special committee summarized the terms and provisions of the acquisition documents and the status of several contract issues, including the issues of indemnity and financing, the terms of certain of the new securities of Newco and Parent and management of Newco and Parent. The special committee also briefly discussed the September 17, 1999 letter from bidder B to the board.

     On September 21, 1999, the special committee met to discuss contract issues, including the issues of indemnity, financing conditions and our payment of termination fees under certain circumstances. Legal advisors to the special committee reviewed the terms and provisions of the proposed agreement and plan of merger. The special committee concluded that Mr. Edwards and representatives of Locke Liddell should engage in further negotiations with representatives of Olympus with respect to the contract issues in question and report back to the special committee.

     Later on September 21, 1999, our board met to review the status of the negotiations with Olympus and Westdale. Also at this meeting, our legal and financial advisors reviewed and discussed with the board bidder B's proposal. This included a discussion of whether bidder B's proposal, as amended to date, constituted a superior proposal for purposes of the "no shop" agreement with Olympus and Westdale. Our legal and financial advisors informed the board that they continued to have concerns regarding bidder B's proposal, which included concerns that bidder B would not be able obtain the required financing to consummate a transaction. The board determined that it did not have sufficient information to determine that bidder B's proposal was a superior proposal for purposes of the "no shop" agreement.

     On September 22, 1999, the special committee met to discuss the acquisition proposal of Olympus/ Westdale and open contract issues, including the issues of indemnity and financing conditions. Legal advisors to the special committee reported that no progress had been made with the representatives of Olympus regarding the contract issues. Mr. Edwards and legal advisors to the special committee further reported that a new issue had been raised by representatives of Olympus relating to costs and expenses, which, in the opinion of Olympus, could require a reduction in the cash price of $23.25 per share being offered by Olympus pursuant to its proposal. Mr. Edwards and representatives of J.P. Morgan advised the special committee that the additional costs and expenses could possibly result in a reduction in the cash price from $23.25 to $23.00. Representatives of J.P. Morgan advised that it was reviewing the possible reduction in the cash price per share or common operating partnership unit and its ability to render a fairness opinion with respect to a cash price in the range of $23.00 to $23.25. The special committee instructed Mr. Edwards and representatives of Locke Liddell to continue negotiations with representatives of Olympus and report back to the special committee.

     From September 10 to September 22, 1999, we and our financial advisor, J.P. Morgan, and our legal advisors, Locke Liddell, and Olympus and its legal advisors, Vinson & Elkins, continued to negotiate the merger agreement and related documents. During this period, Olympus continued its due diligence with respect to our operations.

     Late in the evening on September 22, 1999, we and Olympus, advised by our respective legal and financial advisors, negotiated a proposed definitive merger agreement and a number of related documents, including the following:

     - merger agreements providing for the merger of newly formed partnerships into Walden/Drever Partnership and Walden Residential Partnership;

     - voting agreements to be entered into by some of our directors and executive officers;

     - election and consent forms for holders of common units of limited partnership interest;

     - limited partnership agreement of Parent;

     - articles supplementary for the Newco senior preferred stock and redeemable preferred stock; and

     - amended limited partnership agreements of Walden/Drever Partnership and Walden Residential Partnership.

     On September 23, 1999, the members of the special committee met with representatives of Thompson Knight, Locke Liddell and J.P. Morgan to consider the proposed transaction with Olympus. No other member of our board participated in this meeting. At this meeting, the committee and its advisors also discussed the status of discussion with other prospective bidders. J.P. Morgan reported that no new indications of interest had been received and that "bidder A" had essentially dropped out of the process. J.P. Morgan also reported that "bidder C" had reiterated its $22.50 price per share for the common stock and had no committed financing available. The proposal from "bidder B" was then discussed at length. The special committee determined that the offer from Olympus was much more developed and had a greater likelihood of being completed than the proposal from "bidder B" as that proposal was then constituted. During the meeting, representatives of J.P. Morgan reviewed with the special committee the process undertaken in connection with the issuance of its opinion and the basis on which the conclusions expressed in the opinion had been reached. J.P. Morgan then rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that on the date of the opinion, the cash consideration to be paid to the holders of shares of our common stock and common units of limited partnership interest in our operating partnerships in the merger was fair, from a financial point of view, to these holders. J.P. Morgan acted as financial advisor to both the special committee and the whole board. Locke Liddell reviewed the material terms of the draft agreements that had been distributed to the special committee and discussed various aspects of the directors' fiduciary duties in the context of the merger. Following further discussion, the special committee unanimously resolved to recommend to the board of directors the approval of the transaction with Olympus.

     Later on September 23, 1999, a special meeting of our board was held to consider the transaction with Olympus as negotiated and documented. Also at this meeting were representatives of each of Locke Liddell, Thompson Knight and J.P. Morgan. At this meeting, the board and its financial and legal advisors discussed the status of discussions with the other prospective bidders. During the meeting, representatives of J.P. Morgan reviewed with the board the process undertaken in connection with the issuance of its opinion and the basis on which the conclusions expressed in the opinion had been reached. J.P. Morgan then rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that on the date of the opinion, the cash consideration to be paid to the holders of shares of our common stock and common units of limited partnership interest in Walden's operating partnerships in the merger was fair, from a financial point of view, to these holders. We do not intend to obtain an updated fairness opinion from J.P. Morgan unless a material amendment is made to the financial terms of the merger agreement. Locke Liddell reviewed the material terms of the draft agreements that had been distributed to the board and discussed various aspects of the directors' fiduciary duties in the context of the merger and in the board's consideration of other outstanding proposals. The chairman of the special committee then confirmed the special committee's recommendation with respect to the proposed transaction. Following further discussion, during which the directors asked numerous questions that were responded to by representatives of management and by our advisors, the board, by the unanimous vote of all directors, other than Arch K. Jacobson who was absent, approved the definitive merger agreement and the transactions contemplated by the merger agreement and authorized our officers to execute and deliver the agreements. In part, the board made this determination in light of factors that the board viewed as jeopardizing the proposed transaction with Olympus and Westdale, which included the expiration of the "no-shop" provision that day and an evaluation of the likelihood that Olympus would shortly withdraw its proposal.

     On September 23, 1999, the parties extended their "no-shop" agreement through 5:00 p.m., central time, on September 24, 1999.

     We, Parent and Newco executed the merger agreement and the Walden/Drever Partnership and Walden Residential Partnership merger agreements on September 24, 1999 and, after the closing of trading, issued a press release announcing the transaction.

     A few weeks later, we, Parent and Newco agreed that the documents relating to the transaction incorrectly reflected the receipt by holders of Walden/Drever Partnership Class B common and preferred units and Walden Residential Partnership Class C and Class D units of Walden/Drever Partnership and Walden Residential Partnership, respectively, following the partnership mergers. The parties agreed that the agreement reached on September 24, 1999 was to permit those holders to elect to receive new securities in Parent rather than in Walden/Drever Partnership and Walden Residential Partnership, the surviving entities of the Walden/Drever Partnership and Walden Residential Partnership mergers. In addition, the parties also agreed to (1) not permit us to make severance or similar payments to our officers or consultants other than those permitted by existing employment or consulting agreements, (2) fix the aggregate cash merger consideration reduction for capital expenditures at $2,557,695 and
(3) provide that we would not be entitled to terminate the merger agreement if Parent and Newco waived any reduction in the cash merger consideration that exceeded $5 million as a result of capital expenditures and consent payments.

     On November 3, 1999, the special committee considered and unanimously approved amendments to the documents to reflect the foregoing agreements of the parties and recommended to the board that the proposed revisions be approved and recommended to our stockholders. The other board members who participated in the meeting were Mr. Daseke, Mr. Drever and Mr. Galesi.

     On November 4, 1999, the board considered and unanimously approved the amendments to the documents as recommended by the special committee. All of the members of the board were present at this meeting, with the exception of Mr. Jacobson. On November 5, 1999, the parties entered into an amended and restated merger agreement and amended and restated Walden/Drever Partnership and Walden Residential Partnership merger agreements with these terms.

     Shortly after the execution of the amended and restated merger agreement, we were advised by attorneys representing two institutional holders of approximately 45% of our outstanding senior preferred stock that the governing documents of these holders prohibited them from accepting partnership interests in Parent in exchange for their shares of our senior preferred stock. In addition, these stockholders believed that the receipt of either Parent or Newco securities in the merger would not provide adequate consideration for their shares. At this time, we also began settlement discussions with attorneys representing the purported classes in the litigation described under "-- Litigation Relating to the Merger."

     Subsequently, Olympus proposed that we, Parent and Newco amend and restate the merger agreement a second time to provide the following terms:

     - we would be the surviving corporation in the merger;

     - our common stockholders would receive $23.14 in cash per share of common stock;

     - our convertible preferred stockholders would receive $26.39 in cash per share of convertible preferred stock;

     - our senior preferred stockholders would receive $22.00 in cash per share of senior preferred stock; and

     - our redeemable preferred stockholders would receive $19.50 in cash per share of redeemable preferred stock.

     These cash payments would be fixed and would not be subject to reduction for capital expenditures we make before the completion of the merger. In addition, Olympus proposed that the parties amend the Walden/Drever Partnership and Walden Residential Partnership merger agreements to provide the following terms:

     - holders of Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C or Class D units could elect to receive:

      - $23.14 in cash per unit,

      - a common limited partnership interest in Parent, or

      - a combination of a common limited partnership interest in Parent and $11.57 in cash per unit; and

     - holders of Walden/Drever Partnership Class B preferred units would receive $19.50 in cash per unit.

     On December 29, 1999, the special committee considered and unanimously approved amendments to the documents to reflect the foregoing agreements of the parties and recommended to the board that the proposed revisions be approved and recommended to our stockholders. The amended merger agreement eliminates any adjustments to the cash merger consideration and fixes the cash merger consideration to be paid to our common stockholders at $23.14 per share. At the time J.P. Morgan rendered its opinion, the merger agreement provided that our common stockholders would receive cash consideration of $23.25 per share, subject to reduction for expenditures by us prior to the merger. As a result, under the initial merger agreement, the cash merger consideration payable to common stockholders could have ranged from $23.25 per share if we made no expenditures down to approximately $23.09 per share if we made $5 million in expenditures. J.P. Morgan's fairness opinion provides that cash merger consideration of $23.25 per share of common stock, subject to these adjustments, is fair from a financial point of view to these holders. J.P. Morgan has orally affirmed the fairness of the $23.14 per share being offered to holders of our common stock as being within that initial range.

     On December 29, 1999, the board considered and unanimously approved the amendments to the documents as recommended by the special committee. All of the members of the board were present at this meeting, with the exception of Mr. Daseke. On January 6, 2000, the parties entered into second amended and restated merger agreements with these terms.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS, ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS BY A UNANIMOUS VOTE OF ALL DIRECTORS, OTHER THAN ARCH K. JACOBSON WHO WAS ABSENT, APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF OUR COMMON STOCK VOTE FOR THE MERGER. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR STOCKHOLDERS.

     In considering the recommendation of the special committee and board with respect to the merger, you should be aware that some of our directors have interests in the merger that may conflict with the interests of our stockholders generally. The board and special committee were aware of these interests and considered them, among other matters, in approving the merger agreements and the mergers. See "Conflicts of Interest."

     In their deliberations with respect to the merger and the merger agreement, the special committee and the board consulted with our management and our financial and legal advisors. The factors considered by the special committee and the board include those enumerated below. While all of these factors were considered by the special committee or the board, neither the special committee nor the board made determinations with respect to each of these factors. Rather, the special committee and the board each made its respective judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     In making its decision to approve the merger and the merger agreement, the special committee and the board considered the following factors, which were all of the material factors considered by the special committee and the board.

          1. The board and the special committee assessed our strategic alternatives, including the prospects of positioning us for the future and restoring and enhancing long-term stockholder value by remaining an independent company or by effecting a strategic business combination with another company. After consultation with our financial advisor, the board considered the value to stockholders from these alternatives. While each of the alternatives was evaluated against our five-year business plan, it appeared that we had limited possibilities to expand or operate effectively as a stand-alone entity given our high leverage and low growth prospects and that quarterly earnings were consistently below analysts' initial estimates. We made no formal comparison of these alternatives to the possibility of liquidating our assets.

          2. The board and the special committee believed that we had thoroughly explored the market's interest in an acquisition of Walden. This belief was based on the efforts on behalf of us by J.P. Morgan to solicit indications of interest to enter into a business combination with or acquire us, including contacting 17 potential parties, not including Westdale. It appeared that a transaction with Parent and Newco was superior to any alternative and should result in greater value to stockholders than the other alternatives.

          3. The board and the special committee reviewed and took into consideration the opinion of J.P. Morgan as to the fairness from a financial point of view of the cash consideration to be received by the holders of our common stock, and the analyses presented to the board and special committee by J.P. Morgan. These analyses supported and helped provide the basis for the board and special committee's beliefs that the merger with Newco should result in maximizing stockholder value. In particular, the board and the special committee noted that the merger consideration represented approximately a 20% premium over our stock price on September 17, 1999.

          4. The board and the special committee believed that the terms of the merger agreement permitting us to continue to declare and pay our regular 1999 third quarter dividend increased the value to stockholders of the merger and help to ensure cash flow to stockholders prior to the time of closing.

          5. The board and the special committee believed that the fact that Parent, upon signing the merger agreement, would also sign commitment letters to finance the transaction in the total amount of $1,075,000,000 created the substantial likelihood of a timely consummation of the merger.

          6. The board and special committee believed that the other terms of the merger agreement were fair to us. Specifically, the board and the special committee considered:

             - the representations and warranties made by each party;

             - the covenants of the parties and the effect of those provisions to permit us to operate efficiently prior to the merger;

             - the provisions that permit the special committee and the board to withdraw or modify their respective recommendations regarding the merger;

             - the limited number of conditions to the obligations of Parent and
               Newco, which should increase the likelihood of a timely consummation of the merger; and

             - the requirement that a majority of our common stockholders approve the merger, which the board and the special committee believed increased stockholders' participation in our affairs.

          7. The special committee believed that the merger is procedurally fair because:

             - the special committee consisted of directors who were neither our employees nor holders of operating partnership units, and therefore had no expectation to derive any personal financial benefit from the merger different from that of any other stockholder and thus could, without question of self-dealing, negotiate on an arm's-length basis with representatives of Parent on your behalf;

             - the special committee and the board had each considered Parent's proposal on numerous occasions thereby reacquiring sufficient information to reach an informed business decision on Parent's proposal;

             - the special committee was advised by independent outside legal counsel, which helped to ensure that the members of the special committee understood their responsibility to recommend only a transaction that was in your best interests, and that the special committee pursued that goal independently, in good faith and diligently; and

             - we had thoroughly explored the other alternatives prior to entering into a transaction with Parent and Newco, which provided a basis for a determination of our intrinsic value as a going concern and to consider the adequacy of the premium offered by Parent.

     The special committee and the board also considered a number of negative factors, including those discussed below, in its deliberations concerning the mergers.

          1. The fact that, following the merger, stockholders will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value.

          2. The potential or actual conflicts of interest of our officers and directors in connection with the mergers.

          3. The merger will be a taxable transaction to our stockholders.

OPINION OF WALDEN'S FINANCIAL ADVISOR

     At meetings of the special committee and board of directors on September 23, 1999, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, addressed to the special committee and the board of directors, that, as of September 24, 1999, the date of the opinion, and based upon and subject to the various considerations described in the opinion, the cash consideration to be paid to the holders of common stock in the proposed merger is fair from a financial point of view to the common stockholders. Based on the terms of the merger agreement on that date, the per share cash consideration to be received by the holders of common stock was between a range of $23.09 to $23.25 per share. The range resulted from the possibility of up to a $5 million reduction in the purchase price attributable to anticipated expenses in the initial agreement. The amended merger agreement eliminates any adjustments to the cash merger consideration and fixes the cash merger consideration to be paid to holders of our common stock at $23.14 per share. On December 29, 1999, J.P. Morgan orally affirmed the fairness of the $23.14 per share being offered to holders of our common stock as being within that initial range. Neither the special committee nor the board of directors limited J.P. Morgan in any way in the investigations it made or procedures it followed in giving its opinion.

     We have attached as Appendix A to this proxy statement the full text of J.P. Morgan's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this document by reference and urge you to read this opinion. J.P. Morgan addressed its opinion to the special committee and the board of directors. The opinion addresses only the cash consideration to be paid in the merger to our common stockholders and is not a recommendation to you as to how you should vote at the special meeting.

     In arriving at its opinion, J.P. Morgan reviewed:

          1. the initial merger agreement, the initial Walden/Drever Partnership merger agreement and the initial Walden Residential Partnership merger agreement all entered into on September 24, 1999 and not any subsequent agreements;

          2. publicly available terms of several transactions involving companies comparable to us and the consideration received for those companies;

          3. current and historical market prices of our common stock;

          4. our audited financial statements for the fiscal year ended December 31, 1998, and unaudited financial statements for the first two calendar quarters of 1999;

          5. information with respect to our outstanding indebtedness or obligations;

          6. internal financial forecasts and estimates of budgeted funds from operations and net operating income prepared by our management;

          7. the terms of other business combinations deemed relevant by J.P. Morgan; and

          8. various publicly available information concerning our business and of several other companies engaged in businesses comparable to ours, and the reported market prices for other companies' securities deemed comparable.

     J.P. Morgan also held discussions with several members of our management on numerous aspects of the transaction, our past and current business operations, our financial condition and future prospects and operations, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan visited representative properties of Walden and reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by us or otherwise reviewed by J.P. Morgan. J.P. Morgan has not assumed any responsibility or liability for this information. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, and no valuations or appraisals have been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting management's best currently available estimates and judgments as to our expected future results of operations and financial condition. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, our representatives, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan relied as to all legal and tax matters relevant to rendering its opinion upon the advice of our legal and tax counsel.

     J.P. Morgan utilized the following projections, which were based on forecasts prepared by our management, in connection with its opinion:

          1. real estate net operating income;

          2. earnings before interest, taxes, depreciation and amortization; and

          3. funds from operations.

     In addition, J.P. Morgan utilized projections of funds from operations per common share of us and our peers provided by First Call, an online data service available to subscribers which compiles earnings estimates by research analysts. This resulted in the following projections for us:

                                                          YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                  1999     2000     2001     2002     2003
                                                 ------   ------   ------   ------   ------
                                                    (IN MILLIONS; EXCEPT PER SHARE DATA)

Revenues.......................................  $273.0   $296.2   $307.1   $315.1   $323.3
Net operating income...........................   164.8    175.9    182.6    187.3    192.1
Earnings before interest, taxes, depreciation
  and amortization.............................   155.1    166.6    173.0    177.4    182.0
Funds from operations..........................    79.1     85.0     91.2     96.4    102.0
Funds from operations per share................    2.49     2.66     2.86     3.02     3.20

     No party made any representation or warranty with respect to these projections. Financial projections are subject to contingencies beyond management's control, and realization of the projections depends on numerous factors, including, among other things, the completion of pending developments, the actual cost in relation to development projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and our actual results of operations, and these differences could be material. If the financial projections prove to be materially different, the conclusions reached in the opinion of J.P. Morgan could be materially affected.


     Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.


     J.P. Morgan's opinion and the presentation to the board and special committee were two of the many factors taken into consideration by the board and the special committee in making their determination to recommend approval of the merger. The cash consideration to be paid in the merger was determined through arm's-length negotiation between representatives of the parties. The cash consideration to be paid in the merger was not determined on the basis of any recommendation by J.P. Morgan.

     As is customary in the rendering of a fairness opinion, J.P. Morgan based it opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, September 23, 1999. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. However, we have informed J.P. Morgan that if a material amendment is made to the financial terms of the merger agreement, we will request that J.P. Morgan update and revise or reaffirm, as applicable, its opinion. J.P. Morgan expressed no opinion as to the price at which our stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses utilized by J.P. Morgan in connection with providing its opinion.

     PUBLIC TRADING MULTIPLES ANALYSIS. Using publicly available information, J.P. Morgan compared our selected financial and stock market data with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be reasonably comparable to ours. The companies were:

     - Camden Property Trust, Inc.;

     - Cornerstone Realty Income Trust, Inc.;

     - Gables Residential Trust, Inc.;

     - Summit Properties Inc.; and

     - United Dominion Realty, Inc.

     J.P. Morgan selected these companies because of their specialization in the multifamily REIT sector, geographic location, asset quality, market capitalization and capital structure.

     For each of these companies, J.P. Morgan measured publicly available financial performance data through September 17, 1999. J.P. Morgan calculated the multiples of current stock price, as of September 17, 1999, to analysts' estimates for 2000 consensus funds from operations as reported by First Call for each of these companies to determine the 2000 FFO trading multiples. J.P. Morgan's calculations resulted in a range of 2000 FFO multiples from 7.1x to 8.3x. These multiples were then applied to our 2000 funds from operations per share estimate, based on consensus FFO estimates, yielding a range of implied trading values for our common stock of approximately $19.17 to $22.41 per share.

     SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined the following transactions, some of which as of the date of the opinion were pending approval:


                                                                          DATE OF
            ACQUIROR                            TARGET                 ANNOUNCEMENT
            --------                            ------                 ------------
Equity Residential Properties      Lexford Residential Trust
Trust                                                                      July 1998
Berkshire Realty Holdings, Inc.    Berkshire Realty Co., Inc.             March 1999
The Irvine Company                 Irvine Apartment Communities,
                                   Inc.                                December 1998
Equity Residential Properties      Merry Land & Investment Company,
  Trust                            Inc.                                    July 1998
Security Capital Pacific Trust     Security Capital Atlantic              April 1998
Bay Apartment Communities, Inc.    Avalon Properties, Inc.                March 1998
United Dominion Realty Trust,      ASR Investments Corporation
  Inc.                                                                 December 1997
Apartment Investment and           Ambassador Apartments, Inc.
  Management Company                                                   December 1997
Camden Property Trust              Oasis Residential, Inc.             December 1997
Equity Residential Properties      Evans Withycomb Residential, Inc.
  Trust                                                                  August 1997
Post Properties, Inc.              Columbus Realty Trust                 August 1997
Equity Residential Properties      Wellsford Residential Property
  Trust                            Trust                                January 1997
Camden Properties Trust            Paragon Group, Inc.                 December 1996


     J.P. Morgan selected these transactions because of their similarity to the merger. An analysis of these transactions showed a range of funds from operations transaction multiples from 6.3x to 14.0x and a median multiple of 11.4x. While the median multiple of these transactions is above the implied transaction multiple for the proposed merger of 9.3x, J.P. Morgan did not view this as significant since there has been a substantial decrease in REIT multiples since 1998 from approximately 12.0x projected annual funds from operations to 8.8x. Furthermore, the implied transaction premium, as discussed below, was significantly higher than the mean of the premium paid for the comparable transactions. Two of the comparable transactions, Berkshire Realty and The Irvine Company, used cash as the consideration. The premiums in those transactions were 29.8% and 25.6%, respectively.

     TRANSACTION PREMIUM ANALYSIS. Using publicly available information, J.P. Morgan examined the premiums paid for the comparable transactions listed above. J.P. Morgan observed a range of transaction premiums from 0.4% to 29.8% and a median of 8.0% based on the target share price one week prior to announcement of the transaction and the acquirer share price as of the transaction announcement date. This range was then applied to the closing price of a share of our common stock, which was $19.00 on September 17, 1999, resulting in a range of equity values for our common stock of between $19.08 and $24.66 per share. J.P. Morgan noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that premiums fluctuated due to different business strategies, perceived growth, synergies, strategic value and the type of consideration utilized in the transaction.

     NET ASSET VALUE ANALYSIS. Using the publicly available results for us for the period ended June 30, 1999, J.P. Morgan calculated our net asset value per share. In so doing, J.P. Morgan arrived at an equity net asset value by:

          1. calculating a gross real estate value by applying a range of capitalization rates from 8.75% to 9.25% to projections for our forward twelve months real estate net operating income, after providing for an assumed level of maintenance capital expenditures of $350 per unit, as estimated by us; and

          2. adding the gross value of other assets, less our outstanding debt, which was marked to market and other liabilities.

     The equity net asset value per share was then calculated by dividing the equity net asset value by the number of common shares outstanding. This analysis indicated an implied range for the price of our common stock of $21.76 to $24.48 per share. This range is consistent with net asset value estimates in recently published third party equity research reports, which range from $22.00 to $24.00 per share.

     STOCK TRADING HISTORY. J.P. Morgan reviewed the historical trading prices for our common stock and noted that over the last year the low closing price was $16.00 per share and that the high closing price was $23.94 per share. In addition, in order to study any meaningful price fluctuations that may have occurred in the past year, J.P. Morgan calculated the historical closing price averages as of September 17, 1999 as shown below. The cash consideration of $23.25 per share represents a 22.4% premium over the closing share price of $19 on September 17, 1999.

    DAYS FROM           CLOSING
SEPTEMBER 17, 1999   PRICE AVERAGE   PREMIUM PAID
------------------   -------------   ------------
      30 days           $18.89          23.08%
      60 days           $19.30          20.47%
      90 days           $19.86          17.07%
     180 days           $19.48          19.35%
     360 days           $19.96          16.48%

     DISCOUNTED CASH FLOW. J.P. Morgan performed discounted cash flow analyses of us based upon projections we provided, including a range of distinct rental rate and expense growth assumptions by property. Specifically, five years of cash flows to equity holders were projected. Each year's cash flow was calculated by beginning with net income as follows:

          1. deducting debt amortization, capital expenditures and preferred dividends;

          2. adding back debt capital raised, depreciation and amortization; and

          3. adjusting for annual changes in net working investment.

     A range of terminal values was calculated by applying the range of 7.0x to 8.0x to our projected 2005 funds from operations. The resultant terminal value, which was added to the year 2004 cash flow, was discounted together with the five years of projected cash flows at a discount rate range between 12.00% and 14.00%. Discount rates and terminal multiples were selected based upon J.P. Morgan's estimate of expected investor returns, discussions with our management as well as other qualitative factors, such as the quality and location of our properties and the age of our assets. This resulted in a range of value for our common stock of $20.68 to $24.39 per share.

     This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and you may not be able to fully understand the fairness opinion through only a partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact our growth rates, and industry-specific factors, many of which are beyond the control of J.P. Morgan or us. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that we might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. The inclusion of these forecasts is not a representation by us, J.P. Morgan or any other person that the results will be achieved. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     We retained J.P. Morgan to act as our financial advisor based on J.P. Morgan's experience, expertise and their familiarity with us. J.P. Morgan is an internationally recognized investment banking and advisory firm. As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     For its services in connection with the merger, J.P. Morgan received retainer fees totaling $500,000 and a fee of $1.25 million upon execution of the merger agreement. If the merger is consummated, J.P. Morgan will receive additional fees of approximately $7.0 million. In addition, we have agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify J.P. Morgan against various liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates have engaged in banking transactions with us from time to time, including a mortgage loan and an interest rate swap, for which J.P. Morgan and its affiliates have received customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Walden for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

CONFLICTS OF INTERESTS

     In considering the recommendations of the board of directors and the special committee, you should be aware that some of our members of management and directors have interests in the merger that are different from, or in addition to, your interest as a stockholder generally. These conflicts of interests are further described below and under the caption "The
Merger -- Background of the Merger."

     TOTAL CONSIDERATION PAYABLE TO DIRECTORS AND MANAGEMENT. The total amounts of consideration that our directors and management will receive in, or within two years after, the merger are listed in the table below and described in more detail in the remainder of this section. Receipt of the payments described below is contingent upon the completion of the merger.


                                                          COMMON
                             PAYMENTS                    OPERATING      COMMON
                              UNDER         COMMON      PARTNERSHIP     STOCK      RESTRICTED       TOTAL
     NAME AND TITLE        CONTRACTS(1)      STOCK       UNITS(2)      OPTIONS       STOCK      CONSIDERATION
     --------------        ------------   -----------   -----------   ----------   ----------   -------------
Don R. Daseke, Chairman
Emeritus.................   $       --    $ 7,865,425   $        --   $1,462,525   $  694,200    $10,022,150
Mark S. Dillinger,
  Executive Vice
  President, Chief
  Financial Officer and
  Director(3)............    1,850,000      1,140,478            --      469,564      254,540      3,714,582
Maxwell B. Drever,
  Chairman Emeritus(4)...      299,000        318,869    33,324,192           --           --     33,942,061
Marshall B. Edwards,
  Chief Executive
  Officer, President and
  Director(5)............    3,354,500      3,090,671            --      829,125      532,220      7,806,516
Theodore M. Kerr,
  Executive Vice
  President -- Property
  Operations(6)..........      900,000        211,106            --      225,600       92,560      1,429,266
Michael E. Masterson,
  Chairman of the Board
  of Directors(7)........    2,200,000      1,956,394     6,954,866           --           --     11,111,260
Robin K. Minick, General
  Counsel(8).............      600,000        143,283            --      118,400           --        861,683
                            ----------    -----------   -----------   ----------   ----------    -----------
Subtotal Executives/
  Officers...............    9,203,500     14,726,226    40,279,058    3,105,214    1,573,520     68,887,518
Linda Walker-Bynoe,
  Director...............           --         56,716            --       66,325       33,761        156,802
Francesco Galesi,
  Director...............           --             --    16,474,292       49,075       33,761     16,557,128
Robert Honstein,
  Director...............           --             --            --       15,075       10,621         25,696
Arch K. Jacobson,
  Director...............           --        129,584            --       66,325       33,761        229,670
Louis G. Munin,
  Director...............           --        115,700            --       66,325       33,761        215,786
J. Otis Winters,
  Director...............           --        115,700            --       46,875       33,761        196,336
                            ----------    -----------   -----------   ----------   ----------    -----------
Subtotal Directors.......           --        417,700    16,474,292      310,000      179,426     17,381,418
                            ----------    -----------   -----------   ----------   ----------    -----------
          Total..........   $9,203,500    $15,143,926   $56,753,350   $3,415,214   $1,752,946    $86,268,936
                            ==========    ===========   ===========   ==========   ==========    ===========


---------------

(1) Payments under contracts include consideration payable for agreements relating to transition services, severance, consulting, noncompetition and/or nonsolicitation. These agreements will terminate upon a termination of the merger agreement.

(2) These amounts indicate the value of cash and/or limited partnership interests in Parent to be received in the operating partnership mergers by these officers and directors in exchange for their units of partnership interest in Walden/Drever Partnership and Walden Residential Partnership.

(3) The payment under contract to Mr. Dillinger includes the following amounts:
    $50,000 for transition services performed during the first three months after the merger; a $650,000 bonus for transition services payable in installments during the first three months after the merger; $400,000 for consulting payments payable during the fourth through twelfth months after the merger; and $750,000 for nonsolicitation of employees and noncompetition until the second anniversary of the merger, payable in two installments during the first year after the merger.


(4) The payment under contract to Mr. Drever is a severance payment in the amount of $299,000 under his existing advisory agreement, payable within 30 days after a termination of these services.


(5) The payment under contract to Mr. Edwards includes the following amounts:
    $75,000 for transition services performed within three months after the merger; an $825,000 bonus for transition services payable in installments during the first three months after the merger; $600,000 for consulting services payable between the fourth and the twelfth month after the merger; and $1,854,500 for nonsolicitation of employees and noncompetition until the second anniversary of the merger, payable in two installments during the first year after the merger.

(6) The payment under contract to Mr. Kerr includes the following amounts:
    $43,750 for transition services performed during the first three months after the merger; a $556,250 bonus for transition services payable during the first three months after the merger; and a $300,000 payment for nonsolicitation of employees and noncompetition until the second year anniversary of the merger, payable at the end of the third month after the merger.

(7) The payment under contract to Mr. Masterson includes the following amounts: a $450,000 merger bonus payable at the closing of the merger and $1,750,000 for nonsolicitation of employees and noncompetition until the second anniversary of the merger, payable during the first year after the merger.


(8) The payment under contract to Ms. Minick includes the following amounts:
    $50,000 for three months of transition services performed after the merger and a $550,000 bonus for transition services payable within three months after the merger.


     WALDEN SECURITIES. Shares of our common stock and preferred stock held by our officers and directors will be converted into the right to receive the same merger consideration as shares of stock held by other stockholders. The total amounts that our directors and management will receive are listed in the table above.


     Two of our directors, Maxwell B. Drever and Michael E. Masterson, currently own limited partnership interests in Walden/Drever Partnership, and another director, Francesco Galesi, controls entities that own limited partnership interests in Walden Residential Partnership. In connection with the Walden/Drever Partnership and Walden Residential Partnership mergers, these directors will have the option to receive limited partnership interests in Parent. These directors thus may elect to receive an equity interest in Parent and thus may continue to have the opportunity to participate in the future earnings growth, if any, and benefit from any increase in our and our subsidiaries' value and the value of Parent and its subsidiaries. The Walden/Drever Partnership and Walden Residential Partnership mergers are described below under "The Operating Partnership Mergers."


     TRANSITION SERVICES, SEVERANCE, CONSULTING, NONCOMPETITION AND NONSOLICITATION PAYMENTS. In connection with the merger, at or within two years after the time the merger becomes effective, six of our officers and directors will receive cash payments from us relating to transition services, severance, consulting, noncompetition and/or nonsolicitation arrangements in the aggregate amount set forth opposite the name of each of these officers and directors in the table above.

     Each of these officers and directors currently has an employment or advisory agreement under which the officer or director would receive a severance payment from us if the officer or director is terminated from employment in connection with a change in control of us and we would indemnify the officer or director from any excise tax payments resulting from this severance payment. Maxwell B. Drever will retain his existing advisory agreement. Mark S. Dillinger, Marshall B. Edwards, Theodore M. Kerr, Michael E. Masterson and Robin K. Minick will enter into new agreements with Newco providing for the payments for transition services, severance, consulting, noncompetition and nonsolicitation agreements listed in the table above, which will replace any severance payments that might otherwise be payable to these officers and directors under the existing employment or advisory agreements with us. The severance payments that otherwise would have been payable to Mr. Dillinger, Mr. Edwards, Mr. Kerr, Mr. Masterson and Ms. Minick under their existing employment agreements, excluding payments for stock options and restricted stock, are $861,251, $1,362,402, $767,175, $747,500 and $526,443,
respectively. In addition, Mr. Drever has been reimbursed for his legal expenses relating to the merger up to $75,000. Mr. Drever has requested reimbursement of an additional $25,000 of legal expenses, which the board expects to pay, subject to receipt of Olympus' consent.


     STOCK OPTIONS AND RESTRICTED STOCK. The terms of our stock option plans provide that all outstanding options will automatically accelerate on a change in control. We have taken the necessary actions to provide for the cancellation at the time the merger becomes effective of all outstanding options to acquire common stock in exchange for a per option cash payment equal to the cash merger consideration of $23.14, less the exercise price of the option. In addition, under the terms of our incentive plans, all restrictions on outstanding restricted stock awards will lapse on a change in control. We will cancel all restricted stock awards in exchange for a per share cash payment equal to the cash merger consideration of $23.14, which is the amount that would be payable to that holder had the restrictions on the stock award lapsed. At the effective time, our directors and management will receive the cash payments listed in the table above for restricted stock and options that they hold based on a price of $23.14 per share of restricted stock and the excess of $23.14 over the exercise price per share of the options.

     OFFICERS' AND DIRECTORS' INDEMNIFICATION INSURANCE. The merger agreement provides that, for a period of six years after the effective time, Parent will indemnify our and our subsidiaries' present and former officers and directors from liabilities arising out of actions or omissions in these capacities prior to the time the merger becomes effective, to the same extent as provided in our organizational documents or any written indemnification agreements or under any of our benefit plans. In addition, Parent will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to these indemnified parties than existing insurance coverage, but the surviving corporation will not be required to pay an annual premium in excess of 150% of the last premium paid prior to the date of the merger agreement.


     WESTDALE/PARENT AGREEMENT. An affiliate of Parent has entered into an expense sharing agreement with Westdale. Under this agreement, the parties have agreed to share certain fees and expenses incurred in connection with the merger. Westdale has agreed to commit up to $12 million in equity financing for the merger and will receive a $1 million sourcing fee upon the closing of the merger. In exchange for $12 million in equity financing, Westdale will receive a limited partnership interest of up to 2.3% in Oly Hightop Holding, the parent of Parent. Westdale's percentage interest assumes that holders of approximately 937,000 units of limited partnership interest in the operating partnerships elect to convert their units into common limited partnership interests in Parent in the operating partnership mergers. In addition, the expense sharing agreement provides that Parent or Walden, as applicable, and Westdale will enter into a 12 month management agreement if the merger occurs. Westdale will be entitled to receive a $500,000 fee for services provided under the management agreement.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF OUR COMMON STOCK. THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO OUR COMMON STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR TO COMMON STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THESE STOCKHOLDERS MAY

INCLUDE FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, DEALERS IN SECURITIES OR CURRENCIES, STOCKHOLDERS HOLDING STOCK AS PART OF A CONVERSION TRANSACTION, AS PART OF A HEDGE OR HEDGING TRANSACTION, OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, OR STOCKHOLDERS WHO ACQUIRED OUR STOCK IN CONNECTION WITH THE EXERCISE OR OTHER SATISFACTION OF COMPENSATORY OPTIONS. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO THE MERGER. THE DISCUSSION ASSUMES THAT COMMON STOCKHOLDERS HOLD THEIR COMMON STOCK AS CAPITAL ASSETS AND NOT AS INVENTORY OR AS PROPERTY HELD PRIMARILY FOR SALE TO CUSTOMERS IN THE ORDINARY COURSE OF A TRADE OR BUSINESS. THIS SUMMARY IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, TREASURY REGULATIONS, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, ALL IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE BY SUBSEQUENT LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION. SOME OF THESE CHANGES MAY POSSIBLY BE RETROACTIVE. THIS SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.

  HOLDERS OF STOCK

     In general, a holder of our common stock will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for this stock in the merger and the holder's adjusted tax basis in this stock. The gain or loss will be capital gain or loss as long as the stock is a capital asset in the hands of the holder, and will be long-term capital gain or loss if the holder has held the stock for more than one year as of the effective time of the merger.

  FOREIGN STOCKHOLDERS

     Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a common stockholder, that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust(a "foreign stockholder") will generally not be subject to United States federal income or withholding tax on the gain recognized on the disposition of our common stock pursuant to the merger if (a) we are a "domestically controlled REIT" within the meaning of the Internal Revenue Code; or (b) our common stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code and the stockholder does not own, actually or constructively under attribution rules provided in the Internal Revenue Code, in excess of 5% of the fair market value of all shares of our common stock outstanding at any time during the shorter of the five-year period preceding the merger or the stockholder's holding period.

     We believe that we are a "domestically controlled REIT." We also believe that our common stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code. We will endeavor to determine whether our common stock continues to be regularly traded on an established securities market prior to the merger and whether we are a "domestically controlled REIT" as of the effective time of the merger.

     A foreign stockholder of our common stock who does not meet either of the above exceptions will be subject to (a) United States federal income tax at regular graduated rates on any gain recognized on the disposition of its stock in the merger; and (b) withholding in respect of this tax at a rate of 10% of the amount realized by the foreign stockholder in the merger. Foreign stockholders are urged to consult their tax advisors concerning the potential applicability of these exceptions and the consequences of a sale or other disposition of the common stock held by foreign stockholders in advance of the merger.

  FIRPTA CERTIFICATION

     In order to avoid FIRPTA withholding, a holder of our common stock who is not a foreign stockholder must certify under penalties of perjury as to its non-foreign status by completing the certification form that will be included with the letter of transmittal in connection with the merger.

  BACKUP WITHHOLDING

     The exchange of common stock in the merger will be reported to the Internal Revenue Service. Backup withholding at a rate of 31% will apply to the merger proceeds unless the exchanging stockholder furnishes a taxpayer identification number in the manner prescribed by applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets other conditions. Backup withholding does not apply to foreign stockholders, corporations and other exempt non-foreign stockholders. A foreign stockholder will be exempt from backup withholding if the applicable certification requirements are satisfied. The payment or distribution of merger proceeds to or through the United States office of a broker is subject to information reporting and backup withholding unless an exemption from information reporting and backup withholding is established.

     Any amounts withheld under the backup withholding rules described above will be allowed as a refund or a credit against United States federal income tax liability if the required information is furnished to the Internal Revenue Service on a timely basis.

     DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

REGULATORY APPROVALS RELATING TO THE MERGER

     Neither we nor Parent or Newco is required to make filings with or obtain approvals from regulatory authorities in connection with the merger, other than the filing of articles of merger with the State Department of Assessment and Taxation of Maryland.

FINANCING


     The total amount of funds required by Parent in connection with the transaction is estimated to be approximately $1.4 billion, which will be used for the following purposes:


     - payment of the merger consideration of $758 million to holders of our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock;


     - payment of the merger consideration to holders of Walden/Drever Partnership Class B common and preferred units and Walden Residential Partnership Class C and Class D units, in the case of unitholders who receive all cash or elect to receive a cash refinancing distribution;


     - payment in respect of outstanding stock options, restricted stock and warrants;

     - repayment of debt in the amount of approximately $447 million as of September 30, 1999; and

     - payment of fees and expenses (including debt prepayment fees and financing fees).

     Parent, Newco or their affiliates have received the following debt financing commitments in connection with the merger:

     - availability of $250 million under a Credit Agreement dated December 28, 1999 among affiliates of Olympus, The Chase Manhattan Bank and other financial institutions;

     - a commitment letter, dated September 23, 1999, from BankBoston, N.A. and BancBoston Robertson Stephens Inc. in the amount of $175 million; and

     - a commitment letter, dated September 22, 1999, from Green Park Financial Limited Partnership in the amount of $650 million.
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


     Parent and Newco have received equity financing commitments in the total amount of approximately $412 million from various of their affiliates in connection with the merger. In addition, Westdale Properties of America I, Ltd. who, together with its affiliates held a total of approximately 5.5% of the outstanding shares of our common stock on the record date, has committed to provide $12 million in equity financing. Parent and Newco expect to fund the remainder of the transaction with up to $40 million in additional borrowings under existing Walden credit facilities with Northwestern Investment Management Co. and up to $100 million in additional equity investments from unaffiliated third parties. We cannot assure you that these funds will be available.


STOCKHOLDER RIGHTS PLAN AMENDMENT

     In March 1998, our board adopted a rights plan, pursuant to which all shares of our common stock now have attached to them a right to acquire one one-hundredth of a share of preferred stock at a price per share of $70.00. The rights will be evidenced by the certificates representing shares of common stock until a person acquires, or announces the intention to make a tender offer to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock. The earlier of these dates is called the distribution date. Following the distribution date, the rights will be evidenced by a separate right certificate. At any time after the distribution date, a holder of a right may either acquire one one-hundredth of a share of preferred stock at a price per share of $70.00 or, in lieu of acquiring the preferred stock, may acquire shares of common stock at a 50% discount from the then current price of the stock.

     The number of outstanding rights and the number of shares of preferred stock issuable upon the exercise of a right are subject to adjustment in the event of a stock split of or a stock dividend on the shares of common stock. If we are acquired in a merger or other business combination not previously approved by our board, each right will be exercisable to acquire shares of common stock of the acquiring company at a 50% discount from the price of those shares of common stock at that time. The rights may be redeemed by our board at a price of $.001 per right at any time prior to or within ten days following the acquisition by a person of beneficial ownership of 15% or more of our outstanding shares of common stock. The effect of the rights plan is to require all persons interested in acquiring control of us to first negotiate with our board before approaching our stockholders.

     We amended our rights plan dated March 26, 1998 with BankBoston, N.A., as rights agent, to provide that the completion of the merger or any transactions contemplated by the merger agreement (including the Walden/Drever Partnership and Walden Residential Partnership mergers) will not result in Parent, Newco or any of their affiliates being an acquiring person, the rights to purchase our junior preferred stock being exercisable under the rights agreement, or any event being deemed a distribution date. If any of Parent, Newco or any of their affiliates are deemed to be an acquiring person, then the rights would become effective, potentially resulting in additional shares of our common stock being issued and thereby dramatically increasing the price payable by Parent to acquire us.

LITIGATION RELATING TO THE MERGER

     On October 6, 1999, a purported class action lawsuit was filed in the County Court of Dallas County, Texas under the caption Tom Berkowitz and Evan Greenwalt, et al. v. Walden Residential Properties, Inc., et al. (Cause No. CC 99-10921-e) against us and the members of our board of directors. The complaint alleges that the defendants have acted to complete the merger at an inadequate and unfair price at the expense of, and which is unfair to, our common and preferred stockholders. The complaint requests a judgment as follows:

     - declaring the action is properly maintainable as a class action;

     - declaring that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

     - enjoining the defendants and other persons from consummating the merger unless and until we adopt and implement a procedure or process to obtain the highest possible price for stockholders;

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

     - directing the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our stockholders until the process for our sale or auction is completed and the highest possible price is obtained;

     - rescinding, to the extent already implemented, the merger agreement or any of the terms of the merger agreement;

     - if the merger is consummated, awarding compensatory damages against the defendants, jointly and severally, in an amount to be determined at trial, together with pre-judgment interest at the maximum rate allowable by law;

     - imposition of a constructive trust, in favor of plaintiffs, upon any benefits improperly received by defendants as a result in their wrongful conduct; and

     - awarding plaintiffs the costs and disbursements of the action, including reasonable attorneys' fees and experts' fees.

     On October 25, 1999, another purported class action lawsuit was filed in the County Court of Dallas County, Texas under the caption Lawrence Feldman, et al. v. Walden Residential Properties, Inc., et al. (Cause No. CC-99-11645-a) against us and the members of our board of directors. This complaint was brought on behalf of the holders of our senior preferred stock and redeemable preferred stock and makes substantially the same allegations as the previous claim.


     On or about January 4, 2000, the parties to these lawsuits reached separate agreements in principle to settle these actions based on the final terms of the merger. These agreements in principle were subject to, among other things, documentation, the closing of the merger and court approval. On January 26, 2000, the parties entered into definitive settlement agreements and, on January 27, 2000, obtained preliminary court approval of these agreements. The settlements provide that the lawsuits will be dismissed, and we and the members of our board of directors will be released from all claims of the purported classes. Under the settlements, we have agreed to pay the plaintiffs' attorneys total fees of $3,235,000 and up to $70,000 in expenses.


                       THE OPERATING PARTNERSHIP MERGERS

     Immediately prior to the consummation of the merger, and pursuant to the terms of the Walden/ Drever Partnership and Walden Residential Partnership merger agreements:

     - WDOP Merger Sub, L.P., a newly formed subsidiary of Parent, will be merged with and into Walden/Drever Partnership, with Walden/Drever Partnership as the surviving entity; and

     - WROP Merger Sub, L.P., a newly formed subsidiary of Parent, will be merged with and into Walden Residential Partnership, with Walden Residential Partnership as the surviving entity.

     It is a condition to both of these operating partnership mergers that all conditions to the merger with Newco have been satisfied, except for the completion of the operating partnership mergers. As a result, the operating partnership mergers will not occur unless holders of a majority of the outstanding shares of our common stock approve the merger with Newco.


     If the operating partnership mergers are completed, the holders of Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units will be able to elect to receive either $23.14 in cash for each unit that they own, or to elect to receive a common limited partnership interest in Parent, or a combination of a cash refinancing distribution and a common limited partnership interest in Parent. Holders of Walden/Drever Partnership Class B preferred units will receive $19.50 in cash for each unit that they own. Holders of operating partnership units will receive separate offering materials in connection with these operating partnership mergers. This proxy statement is not an offer to elect cash and/or new securities in these operating partnership mergers, and any offer will be made only by separate materials.


     It is a condition to the merger with Newco that holders of at least 937,000 Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units elect to
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

convert these units into common limited partnership interests in Parent. Two of our directors, Michael E. Masterson and Francesco Galesi, have informed us that they and their affiliates will convert a total of 543,383 of their units into common limited partnership interests. There can be no assurance, however, that 937,000 units will in fact be converted.


     After these operating partnership mergers, Parent and its general partners will own all of the partnership interests in Walden/Drever Partnership and Walden Residential Partnership, either directly or indirectly through our subsidiaries.


                              THE MERGER AGREEMENT

     The following describes the material terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Appendix B and is incorporated in this proxy statement by reference. We encourage you to carefully read the entire merger agreement.

EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that the closing of the merger will take place no later than the twelfth business day after the satisfaction or waiver of the conditions to the Walden merger. Promptly after the closing, Newco and Walden will file the necessary documents with public officials to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the merger will occur within twelve business days after the special meeting.

GENERAL

     The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Newco will be merged with and into Walden and that, following the merger, the separate existence of Newco will cease and Walden will continue as the surviving corporation. When the merger occurs:

     - each outstanding share of common stock of Newco will be converted into a share of common stock of Walden;

     - each outstanding share of our common stock will be converted into the right to receive $23.14 in cash, without interest;

     - each outstanding share of our convertible preferred stock will be converted into the right to receive $26.39 in cash, which represents $23.14 multiplied by the number of shares of Walden common stock into which each convertible preferred share would have been convertible prior to the time the Walden merger becomes effective, without interest, plus any accrued and unpaid dividends to, but not including, the closing date;

     - each outstanding share of our senior preferred stock will be converted into the right to receive $22.00 in cash, without interest, plus any accrued and unpaid dividends to, but not including, the closing date;

     - each outstanding share of our redeemable preferred stock will be converted into the right to receive $19.50 in cash, without interest, plus any accrued and unpaid dividends to, but not including, the closing date; and

     - shares of our common stock and our preferred stock held by Parent, Walden or their subsidiaries will be canceled in the merger.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES


     Promptly after the time the merger becomes effective, Parent will deposit with BankBoston, N.A., the exchange agent an amount of cash equal to the aggregate amount of cash merger consideration to be paid to persons who held our common stock, convertible preferred stock, senior preferred stock and redeemable

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

preferred stock immediately before the merger became effective, together with any accrued and unpaid dividends owed to these former holders. The exchange agent will promptly deliver the applicable merger consideration in exchange for surrendered Walden stock certificates.

     Promptly after the merger, the exchange agent will send persons who held our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock immediately before the merger became effective a letter of transmittal containing instructions for use in effecting the exchange of their Walden stock certificates for the merger consideration payable to them. If you held shares of these classes of our stock immediately before the effective time of the merger, upon surrender to the exchange agent of an outstanding certificate or certificates which represented our stock and acceptance of such certificate by the exchange agent, the exchange agent will deliver to you the merger consideration owed to you pursuant to the merger agreement. No interest will be paid or accrue on any cash payable to you.

     Any portion of the merger consideration payable which remains undistributed for six months after the effective time will be delivered to us. If, at that time, you have not previously exchanged your certificates, you may thereafter only look to us, and then only as a general creditor, for payment of the merger consideration owed to you.

     If you do not have your stock certificate, you may make an affidavit of that fact. In addition, we may require that you post a bond in a reasonable amount determined by us with respect to the missing stock certificate. Upon receipt of the affidavit and any required bond, the exchange agent will issue the merger consideration payable to you.

STOCK PLANS

     At the effective time, each option to purchase our common stock will be converted into the right to receive an amount in cash equal to the difference between the cash merger consideration of $23.14 and the exercise price of the option. Also at the effective time, each share of restricted stock will be converted into the right to receive the cash merger consideration of $23.14.

WARRANTS

     We agreed in the merger agreement to take all necessary action to reduce the per share exercise price of each outstanding warrant to purchase common stock to an amount equal to $0.01 below the cash merger consideration, effective immediately prior to the effective time. At the effective time, each outstanding warrant will be converted into the right to receive an amount of cash equal to the difference between the cash merger consideration per share of $23.14, and the per share exercise price of the warrants, as adjusted. As a result of these provisions, holders of warrants will receive $0.01 in cash per share of common stock that could have been obtained upon exercise of their warrants in the merger.

REPRESENTATIONS AND WARRANTIES

     We made customary representations and warranties in the merger agreement relating to various aspects of our businesses and financial statements and other matters, including, among other things:

     - our, and our subsidiaries', organization and good standing;

     - our, and our subsidiaries', capital structure;

     - our, and our subsidiaries', authority to enter into and the validity and effectiveness of the merger agreement;

     - required consents and approvals of third parties;

     - the absence of conflicts, violations or defaults under our charter, bylaws and other agreements;

     - required consents and approvals, or the absence thereof, of governmental entities relating to the merger;

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

     - the documents and reports filed and to be filed, including this proxy statement, with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those documents and reports;

     - the absence of recent material changes or events;

     - material liabilities or the absence thereof;

     - the absence of defaults under organizational documents and material loans, contracts, agreements, laws and court orders;

     - our, and our subsidiaries', compliance with applicable laws;

     - litigation matters;

     - tax matters;

     - pension and benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

     - labor and employment matters;

     - our, and our subsidiaries', ownership of intangible property;

     - environmental matters;

     - our, and our subsidiaries', ownership of real property;

     - insurance matters;

     - J.P. Morgan's fairness opinion;

     - the stockholder vote required to approve the merger;

     - the absence of brokers' fees;

     - the amendment of our stockholder's rights agreement;

     - material contracts;

     - our actions relating to our stock purchase plan and deferred compensation plan, and options and warrants to purchase our common stock;

     - our information systems; and

     - the agreement under which Walden/Drever Partnership will purchase from three of our officers and directors all of the outstanding stock of Drever Partners, Inc. for $300.

     The merger agreement also contains customary representations and warranties of Parent and Newco relating to various aspects of their business, including, among other things:

     - their organization and good standing;

     - their capital structure;

     - their authority to enter into and the validity and effectiveness of the merger agreement;

     - the absence of conflicts, violations or defaults under their charter documents and other agreements;

     - required consents and approvals, or the absence thereof, of third party lenders;

     - required consents and approvals, or the absence thereof, of governmental entities relating to the merger;

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

     - the information supplied or to be supplied in connection with the documents and reports filed, and to be filed, with the Securities and Exchange Commission, including this proxy statement, and the accuracy and completeness of the information contained in those documents and reports;

     - litigation matters;

     - the absence of broker's fees;

     - their access to funds sufficient to consummate the transactions contemplated by the merger agreement; and

     - their lack of prior business activities.

     The representations and warranties of each party will expire at the time the merger occurs.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     We have agreed, prior to the time the merger occurs, to operate our and our subsidiaries' businesses in the ordinary course in substantially the same manner as previously conducted and to use all commercially reasonable efforts to preserve intact our business organization, retain the services of our current officers and employees and endeavor to preserve our relationships with customers and suppliers.

     In addition, the merger agreement places specific restrictions on our ability and the ability of our subsidiaries to:

     - except as described below, authorize, declare or pay any dividends on or make other distributions in respect of any of our equity interests, capital stock or partnership interests;

     - split, combine or reclassify any of our equity interests or capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our or our subsidiaries' equity interests or capital stock;

     - repurchase, redeem or otherwise acquire, or permit any of our subsidiaries to purchase, redeem or otherwise acquire, any equity interests or capital stock;

     - issue, deliver or sell, or authorize or propose to issue, deliver or sell any of our equity interests, capital stock, voting securities or any securities convertible into, or any rights, warrants or options to acquire any such securities, except for specific issuances permitted in the merger agreement;

     - except as contemplated by or in connection with the merger agreement, amend or propose to amend our organizational documents;

     - in general, merge or consolidate with, or acquire any equity interest in or any of the assets of, any business organization or assets, in each case having a purchase price in excess of $50,000, or an aggregate purchase price of all these transactions in excess of $500,000;

     - in general, dispose of or agree to dispose of any material assets;

     - except as contemplated by the merger agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

     - make any changes in accounting methods which would require disclosure under Securities and Exchange Commission rules or regulations, other than as required by law, rule, or regulation or generally accepted accounting principles;

     - except as contemplated by the merger agreement, enter into any agreement or arrangement with any affiliate other than a wholly owned subsidiary;

     - fail to use commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance we now carry;

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

     - in general, make or rescind any material express or deemed tax election, settle or compromise any material tax controversy, or change in any material respect our methods of tax reporting;

     - except for severance payments contemplated by existing employment or consulting agreements and retention bonuses to be paid to nonexecutive employees as contemplated by the merger agreement:

        - hire or terminate any employee or consultant whose aggregate annual compensation exceeds $75,000,

        - grant any compensation increase, bonus or noncompetition payment to any director, trustee, officer or employee,

        - pay or agree to pay any current or past director, officer or employee any pension, retirement or other benefit not contemplated by any existing employee benefit or pension plan,

        - enter into any new, or amend any existing, employment, severance or termination agreement with any director, officer or employee, or

        - become obligated under any new employee benefit or pension plan, which was not in existence or approved by the board of directors on September 24, 1999, or amend any existing plan or arrangement if the amendment would have the effect of materially enhancing any benefits under such plan or arrangement;

     - assume or incur any indebtedness for borrowed money (except for regular borrowings incurred in the ordinary course of business), forgive any indebtedness, guarantee any indebtedness or debt securities of others, issue or sell any debt securities or warrants or rights to acquire debt securities or create any liens on its property that are not contemplated by the merger agreement;

     - agree to amend, waive, modify or terminate any provision of the Walden/Drever Partnership or Walden Residential Partnership merger agreements or any document relating to those mergers;

     - redeem any of the rights under our stockholder rights plan unless required by a court;

     - materially amend or terminate, or waive compliance with the terms of or breaches under, any material contract;

     - enter into a new material contract;

     - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and other than with respect to the settlement of the purported class action lawsuits regarding the merger in accordance with the provisions of the memoranda of understanding entered into with the lawyers representing the purported classes;

     - agree to amend, waive, modify or terminate any provision of the agreement under which Walden/ Drever Partnership will purchase from three of our officers and directors all of the outstanding stock of Drever Partners, Inc. for $300; or

     - agree, in writing or otherwise, to take any action prohibited by the merger agreement.

     Under the merger agreement, we are permitted to do the following:

     - after notice to and consultation with Parent, pay any regular quarterly dividend after the third quarter dividend, but only in the minimum amount necessary to avoid jeopardizing Walden's status as a REIT under the Internal Revenue Code and having positive real estate investment trust taxable income for the taxable year ending at the effective time;

     - pay regular quarterly cash dividends on Walden convertible preferred stock, senior preferred stock and redeemable preferred stock in accordance with their respective terms, with usual record and payment dates;

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

     - pay distributions to the partners of any limited partnership that is a subsidiary of Walden in accordance with the requirements of the existing organizational documents of those limited partnerships; and

     - pay regular quarterly cash dividends to stockholders of any corporation that is a preferred stock subsidiary of Walden, with usual record and payment dates.

NO SOLICITATION

     In the merger agreement, we have agreed that, prior to the merger:

     - neither we nor any of our subsidiaries will initiate, solicit or encourage, directly or indirectly, any Company Acquisition Proposal (as defined below), or engage in any negotiations concerning or otherwise take any action designed or reasonably likely to facilitate any Company Acquisition Proposal;

     - except as described below, we will direct and cause our officers, directors, employees, agents and other representatives not to engage in the activities listed above;

     - we will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to January 6, 2000 with respect to the above actions; and

     - we will promptly notify Parent if we receive any such inquiries or proposals, or any requests for information, or if any such negotiations or discussions are sought to be initiated or continued.

     However, the merger agreement does not prohibit our board of directors from:

     - furnishing information to, or engaging in discussions or negotiations with, any third party that makes an unsolicited Company Acquisition Proposal if:

        - the board of directors determines, in good faith, following consultation with and after considering the advice of its legal and financial advisors, that these actions could reasonably be expected to result in a Company Superior Proposal (as defined below);

        - prior to furnishing information to, or engaging in discussions or negotiations with, the third party, we provide both oral and written notice to Parent to the effect that we are furnishing information to, or entering into discussions with, that third party, the material terms of the Company Acquisition Proposal and the identity of the third party; and

        - upon any material change in the details of the Company Acquisition Proposal, we inform Parent of the change both orally and in writing; or

     - if applicable, taking and disclosing to our stockholders a position, as contemplated by Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, or from making any disclosure to our stockholders with regard to a Company Acquisition Proposal if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with applicable law.

     The board of directors may withdraw or modify its approval or recommendation of the merger only if it decides to approve and recommend a Company Superior Proposal.

     The term "Company Acquisition Proposal" means an inquiry, proposal or offer with respect to a transaction, other than the transactions contemplated by the merger agreement, involving, or any purchase of, 10% or more of the assets or any of our equity securities or any assets or securities of our subsidiaries. The term "Company Superior Proposal" means an unsolicited bona fide Company Acquisition Proposal:

     - that a majority of the board of directors, or an authorized committee, determines to be more favorable to our stockholders from a financial point of view than the merger, based upon advice from our independent financial advisor of nationally recognized reputation that the value of the consideration provided for in the proposal is superior to the value of the consideration provided for in the merger;

     - for which any required financing is then committed or which, in the good faith reasonable judgment of our board of directors, based upon advice from our independent financial advisors, is reasonably capable of being financed by the third party, if financing is required; and

     - that the board of directors determines, in its good faith reasonable judgment, is reasonably capable of being completed without undue delay.

CONDITIONS PRECEDENT

  CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The respective obligations of each party to complete the merger are subject to the satisfaction by each party prior to the closing date of the following conditions:

     - approval and adoption of the merger, and all other actions contemplated by the merger agreement that require the approval of the holders of our common stock, by the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger;

     - receipt of all required consents, approvals, permits and authorizations required to be obtained from any governmental entity in connection with the transactions contemplated by the merger; and

     - absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or order of any governmental entity having jurisdiction over us, Parent or Newco, and absence of any other legal restraint or prohibition preventing or making illegal the consummation of the merger.

  CONDITIONS TO NEWCO'S OBLIGATION

     Newco's obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions:

     - We will have performed in all material respects the obligations required to be performed by us under the merger agreement at or prior to the closing date, and Parent will have received a certificate to that effect signed on our behalf by our chief executive officer and our chief financial officer;

     - our representations and warranties described in the merger agreement will in general be true and correct in all material respects on and as of the closing date (or as of a particular date, where applicable), and Parent will have received a certificate to that effect, signed on our behalf by our chief executive officer and our chief financial officer;

     - Parent will have been furnished with evidence of the receipt of all consents required by the merger agreement, and those consents will be reasonably satisfactory to Parent;

     - the Walden/Drever Partnership and Walden Residential Partnership mergers will have been completed;

     - Newco will have obtained the debt and equity financing contemplated by the merger agreement substantially on the terms as outlined in the financing commitments, excluding from this condition the failure to receive equity financing due to the breach of any equity financing commitment by Parent or its affiliates;

     - no material adverse change or effect, or an event that could reasonably be expected to cause a material adverse change or effect, will have occurred since September 24, 1999 with respect to us, and Parent will have received a certificate to that effect from our chief executive officer and our chief financial officer;

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

     - the completion of the sale by Marshall B. Edwards, Mark S. Dillinger and Michael E. Masterson of their outstanding shares of common stock of Drever Partners, Inc., a partially owned subsidiary of Walden/Drever Partnership, to Walden/Drever Partnership, such that Drever Partners, Inc. will become a wholly owned subsidiary of Walden/Drever Partnership in connection with the merger;

     - the tax opinion of Locke Liddell & Sapp LLP, our counsel, will have been delivered to us, Parent and Newco;

     - we will have delivered a closing agreement with the Internal Revenue Service providing that our ownership of one of our subsidiaries did not cause a termination of our status as a REIT under the Internal Revenue Code and we will not have incurred fines, penalties or other charges that exceed $1 million in connection with the closing agreement; and

     - holders of at least 937,000 Walden/Drever Partnership Class B common units and Walden Residential Partnership Class C and Class D units elect to convert these units into common limited partnership interests in Parent in the operating partnership mergers.

CONDITIONS TO OUR OBLIGATION

     Our obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions:

     - Newco and Parent will have performed in all material respects the obligations required to be performed by them under the merger agreement at or prior to the closing date, and we will have received a certificate to that effect signed on behalf of Newco by its chief executive officer and its chief financial officer and signed on behalf of Parent by its general partner; and

     - the representations and warranties of Newco and Parent described in the merger agreement will in general be true and correct in all material respects on and as of the closing date (or as of a particular date, where applicable), and we will have received a certificate to that effect signed on behalf of Newco by its chief executive officer and its chief financial officer and signed on behalf of Parent by its general partner.

TERMINATION

     The merger agreement may be terminated (which will result in the automatic termination of the Walden/Drever Partnership and the Walden Residential Partnership merger agreements) and the merger may be abandoned at any time prior to the effective time as follows:

          1. by mutual written consent of us, Parent and Newco;

          2. by either us, Parent or Newco if:

           - any governmental entity has issued a final and non-appealable injunction, order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the merger or the Walden/Drever Partnership or Walden Residential Partnership mergers;

           - the merger is not consummated by June 30, 2000 and the terminating party's breach of any representation, warranty, covenant or other obligation under the merger agreement has not been the cause of or resulted in the failure of the merger to occur on or before June 30, 2000;

           - the holders of a majority of the outstanding shares of our common stock do not approve the merger;

           - unless prohibited by a governmental entity or resulting from any act or omission of Parent, Newco or their affiliates, as of June 29, 2000, either:

               - no meeting of our stockholders has been held, or

               - if held, no vote has been taken with respect to the merger; or

           - there has been a material breach of the merger agreement by us, Parent or Newco (but not by the terminating party) that is not curable or has not been cured within 30 days, provided that the 30-day period will not extend past June 31, 2000 and that (a) the failure of our board of directors or special committee to recommend the merger or (b) a breach of our agreements regarding the nonsolicitation of Company Acquisition Proposals will be considered "willful" breaches that cannot be cured;

          3. by Parent or Newco, if:

           - after the date of the original merger agreement, September 24, 1999, a material adverse change or effect occurs with respect to us;

           - any financing commitment made to Parent or Newco in connection with the merger expires or otherwise terminates pursuant to its terms so long as:

               - Parent or Newco gives written notice to us of the termination of the merger agreement no later than 30 days after the expiration or termination of the financing commitment, and

               - if Parent or Newco does not exercise this right to terminate the merger agreement within this 30-day period, then the condition of Newco's obligation to effect the merger relating to Newco's receipt of financing will be deleted from the merger agreement after the end of the 30-day period;

           - the providers of the debt financing commitments, excluding the $250 million available under the credit facility with The Chase Manhattan Bank, are willing to provide debt financing but the aggregate gross proceeds available from the debt financing are less than $865 million;

           - the debt and equity financing for the transactions contemplated by the merger agreement has not been received by the closing date substantially on the terms outlined in the financing commitments, excluding from this condition the failure to receive equity financing due to the breach of any equity financing commitment by Parent or one of its affiliates;

           - prior to the special meeting, our board of directors or special committee has withdrawn or modified, in any manner which is adverse to Parent or Newco, its recommendation or approval of the merger agreement, the merger or the transactions contemplated by the merger agreement or the board has recommended to our stockholders any Company Acquisition Proposal or any transaction described in the definition of Company Acquisition Proposal or has failed to recommend against a tender or exchange offer for 50% or more of our voting stock within ten business days after the tender or exchange offer is begun;

           - the total retention bonuses permitted to be paid to nonexecutive employees in the merger agreement exceed $2 million;

           - definitive settlement agreements in the two purported class action lawsuits filed regarding the merger (see "The Merger -- Litigation Relating to the Merger") have not been entered into and preliminarily approved by the courts in which these lawsuits were filed on or before the scheduled closing date; or

          4. by us, if:

           - prior to the special meeting and subject to payment by us of a break up fee and the termination expenses of Parent and Newco as described below:

               - the board of directors or the special committee has determined to withdraw or modify, in any manner adverse to Parent or Newco, its recommendation or approval of the merger and the transactions contemplated by the merger agreement; and

               - we have given notice to Parent advising Parent that we have received a Company Superior Proposal from a third party, specifying the material terms and conditions of the proposal and advising Parent that we intend to terminate the merger agreement and either:

                    (a) Parent and Newco have not revised their acquisition
               proposal within five business days after notice was given to them; or

                    (b) if Parent and Newco within the five-business day period have revised their proposal, the board of directors, after consulting our financial advisor, has determined in its good faith reasonable judgment that the third party's Company Acquisition Proposal is superior to Parent and Newco's revised proposal; or

           - on the scheduled closing date:

               - neither Parent nor Newco have the right to terminate the merger agreement,

               - all of the conditions to Newco's obligations to effect the merger have been satisfied, and

               - Newco fails or refuses to effect the merger.

          5. if a court orders a party to take or not to take an action, and that action causes a material breach of the merger agreement or makes it impossible to perform.

     The terminating party must provide written notice of the termination to the other parties specifying its reason for such termination.

TERMINATION FEES AND EXPENSES

  BREAK UP FEE

     The merger agreement provides that, except as described below and except for the costs and expenses incurred by Parent, Newco or their affiliates in connection with the transactions contemplated by and specified in the merger agreement, which will be reimbursed by us if the closing occurs, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense. We will share equally with Parent all costs and expenses in connection with the printing and mailing of this proxy statement, as well as all SEC filing fees related to the transactions contemplated by the merger agreement.

     The merger agreement provides that we will pay Parent a break up fee of $26.75 million if:

     - the merger agreement is terminated by Parent or Newco because our board of directors or the special committee has withdrawn or modified, in any way which is adverse to Parent or Newco, its recommendation or approval of the merger agreement, the merger or the transactions contemplated by the merger agreement or because the board of directors has recommended to our stockholders any Company Acquisition Proposal or any transaction described in the definition of Company Acquisition Proposal;

     - we terminate the merger agreement because, prior to the special meeting:

        - the board of directors or the special committee has determined to withdraw or modify, in any manner adverse to Parent or Newco, its recommendation or approval of the merger and the transactions contemplated by the merger agreement; and

        - we have given notice to Parent advising Parent that we have received a Company Superior Proposal from a third party, specifying the material terms and conditions of the proposal and advising Parent that we intend to terminate the merger agreement and either:

         (a) Parent and Newco have not revised their acquisition proposal within five business days after notice was given to them; or

         (b) if Parent and Newco within the five-business day period have revised their proposal, the board of directors, after consulting our financial advisor, has determined in its good faith reasonable judgment that the third party's Company Acquisition Proposal is superior to Parent and Newco's revised proposal; or

     - the merger agreement is terminated by Parent, Newco or us:

        - because the holders of a majority of our outstanding shares of common stock do not approve the merger or, unless otherwise prohibited by a governmental entity or resulting from any act or omission of Parent or Newco or their affiliates, either no meeting of our stockholders has been held or, if held, no vote has been taken;

        - at the time of the special meeting or, if no meeting was held, at any time within 30 days before the date of termination, a Company Acquisition Proposal by another party has been pending; and

        - within 12 months after the date of termination, we agree to or consummate any Company Acquisition Proposal.

  LIQUIDATED DAMAGES

     The merger agreement provides that Parent will pay to us liquidated damages of $5 million if we terminate the merger agreement because neither Parent nor Newco have the right to terminate the merger agreement, all of the conditions to Newco's obligation to effect the merger are satisfied and Newco fails or refuses to effect the merger.

  TERMINATION EXPENSES

     The merger agreement provides that, in addition to other amounts payable under the provisions of the merger agreement described under this section entitled "Termination Fees and Expenses," we will pay to Parent the reasonable out-of-pocket fees, costs and expenses incurred by Parent, Newco or their affiliates in connection with the transactions contemplated by the merger agreement up to a maximum of $12 million if the merger agreement is terminated for any reason described in the previous section entitled "Termination," except the following:

     - by mutual written consent of us, Parent and Newco;

     - by us because of a material breach of the merger agreement by Parent or Newco;

     - by Parent or Newco because the providers of the debt financing commitments, excluding the commitment of The Chase Manhattan Bank, are willing to provide debt financing but the aggregate gross proceeds available from the debt financing are less than $825 million;

     - by Parent or Newco because, on the scheduled closing date, the condition to Newco's obligation to effect the merger relating to Newco's receipt of financing has not been satisfied solely due to the failure of The Chase Manhattan Bank to provide debt financing under its financing commitment;

     - because Olympus has failed to receive $100 million in additional equity investments from third parties; or

     - because Parent or Newco terminates the merger agreement because definitive settlement agreements in the purported class action lawsuits filed regarding the merger have not been entered into or preliminarily approved on or before the scheduled closing date.

     The merger agreement further provides that, in addition to other amounts payable under the provisions of the merger agreement described under this section entitled "Termination Fees and Expenses," if we terminate the merger agreement because of a material breach of the merger agreement by Parent or Newco, Parent will pay to us the reasonable out-of-pocket fees, costs and expenses we or our affiliates incur in connection with the transactions contemplated by the merger agreement up to a maximum of $2 million.

     In addition, a party may be liable for damages in excess of these termination expenses if the termination results from its willful breach of the merger agreement, unless the material breach occurs because a court orders a party to take or not to take an action, and that action causes a material breach of the merger agreement or makes it impossible to perform. If we terminate the merger agreement because, on the closing date, neither Parent nor Newco have the right to terminate the merger agreement, all of the conditions to Newco's obligation to effect the merger have been satisfied and Newco fails or refuses to effect the merger, this termination will not be deemed to be a termination resulting from a material breach of the merger agreement by Parent or Newco.

INDEMNIFICATION

     The merger agreement provides that, from and after the time the merger agreement becomes effective, Parent will indemnify our and our subsidiaries' present and former officers and directors from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the extent provided in our or our subsidiaries' organizational documents or any written indemnification agreements or other employee benefit plan or pension plan. In addition, Parent will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to these indemnified parties than existing insurance coverage, but Parent will not be required to pay an annual premium in excess of 150% of the last premium paid by us prior to September 24, 1999, the date of the original merger agreement.

AMENDMENT

     The merger agreement may be amended at any time only by written agreement of us, Parent and Newco. However, after the required stockholder approval, no term or condition contained in the merger agreement may be amended or modified in any manner that by law requires further approval by our stockholders without obtaining this further stockholder approval.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information on the beneficial ownership of shares of our common stock as of the record date by persons known to us to own more than 5% of our outstanding shares of common stock, each of our directors and executive officers and all of our directors and executive officers as a group. The following information with respect to beneficial ownership of more than 5% of our outstanding shares of common stock is based on reports on
Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or other reliable information. A person is deemed to be the beneficial owner of the number of shares of common stock of which that person has the right to acquire beneficial ownership, for example, by exercise of stock options or exchange of units of partnership interests, within 60 days after the record date.

     Except as otherwise noted, the business address of all persons named below is c/o Walden Residential Properties, Inc., 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001. Also, except as otherwise noted, all persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.


                                                         NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------------------                    ------------------   ----------------
Maxwell B. Drever.....................................      1,628,892(1)            6.0%
Oly Hightop, LLC......................................      2,334,631(2)            9.1%
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
Westdale Properties America I, Ltd.
JGB Ventures I, Ltd.
JGB Holdings, Inc.
Westdale 2000 Inc.
Trivestment Holdings Limited
657330 Ontario Inc.
Joseph G. Beard
Ronald Kimel, individually and as sole trustee for the
  benefit
  of the issue of Manuel Kimel under the Manuel Kimel
  Family Trust
  300 Commerce
  Dallas, Texas 75226.................................      1,366,600(3)            5.3%
Joseph G. Beard.......................................      1,408,500(3)            5.5%
Linda Walker Bynoe....................................         28,910(4)(5)           *
Don R. Daseke.........................................      1,089,906(6)            4.1%
Mark S. Dillinger.....................................        261,861(7)            1.0%
Marshall B. Edwards...................................        495,314(8)            1.9%
Francesco Galesi......................................        733,399(9)            2.8%
Robert L. Honstein....................................         5,459(10)              *
Arch K. Jacobson......................................         32,059(5)              *
Theodore M. Kerr......................................        35,123(11)              *
Michael E. Masterson..................................       497,602(12)            1.9%
Louis G. Munin........................................         31,459(5)              *
J. Otis Winters.......................................        26,459(13)              *
All directors and executive officers as a group (12
  persons)............................................     4,866,443(14)           16.4%


---------------

  *  Less than 1%

 (1) Includes 175,000 shares that Mr. Drever has the right to acquire through the exercise of options and 1,440,112 shares issuable to Mr. Drever upon the exchange of units of limited partnership interest in Walden/Drever Partnership.

 (2) Oly Fund II L.P. is a member of a group consisting of Oly Fund II, L.P., Oly Hightop, LLC, Oly Hightop, L.P., Oly Hightop Two GP, LLC, Oly Real Estate Partners II, L.P. and Oly REP II, L.P., each of which are affiliates of Parent and Newco. These shares include 1,366,600 shares beneficially owned in the aggregate by Westdale Properties America I, Ltd., JGB Ventures I, Ltd., JGB Holdings, Inc., Westdale 2000, Inc., Trivestment Holdings Limited, 657330 Ontario Inc., Joseph G. Beard and Ronald Kimel, individually and as sole trustee for the benefit of the issue of Manuel Kimel under the Manuel Kimel Family Trust (collectively, the "Westdale Group"), but Oly Hightop, LLC, Oly Hightop, L.P., Oly Hightop Two GP, LLC, Oly Real Estate Partners II, L.P., Oly REP II, L.P. and Oly Fund II, LLC disclaim beneficial ownership of the shares held by the Westdale Group. In addition, these shares include 41,900 shares beneficially owned by Joseph
     G. Beard as to which the other members of the Westdale Group do not share voting or investment power. Under voting agreements among Parent, Newco and holders of shares of our common stock, these holders have given to Parent irrevocable proxies for a total of 676,671 shares (or approximately 2.6% of the outstanding shares of common stock), appointing Parent as the holders' attorney and proxy to vote these shares and any shares subsequently acquired, including upon the exercise of stock options or conversion of operating partnership units, under the terms of the voting agreements. Accordingly, Parent shares voting power with these holders with respect to 676,671 shares. This number does not include shares that are not outstanding but that may be acquired by the stockholders who have signed voting agreements upon the exercise of stock options or the exchange of units of our operating partnership interests by these stockholders.


 (3) 1,366,600 shares are beneficially owned by the Westdale Group. Mr. Beard may be deemed to be the beneficial owner of these shares plus an additional 41,900 shares owned by him as to which the other members of the Westdale Group do not share voting or investment power.

 (4) Under a voting agreement with Parent and Newco, Ms. Bynoe has given Parent an irrevocable proxy to vote 3,910 shares, appointing Parent her attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options, pursuant to the terms of the voting agreement. Accordingly, Ms. Bynoe shares voting power with Parent with respect to 3,910 outstanding shares and the shares that may be subsequently acquired.

 (5) Includes 25,000 shares that this person has the right to acquire through the exercise of options and 1,459 restricted shares, which are subject to restrictions on transfer that lapse over time.

 (6) Includes 339,906 shares owned of record by The Walden Group, Inc., of which Mr. Daseke is the holder of 90% of the common stock and the sole director, 720,000 shares that Mr. Daseke has the right to acquire through the exercise of options and 30,000 restricted shares, which are subject to restrictions that lapse over time. Under voting agreements with Parent and Newco, Mr. Daseke and The Walden Group, Inc. have given Parent irrevocable proxies to vote a total of 369,906 shares, appointing Parent the holders' attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options, under the terms of the voting agreements. Accordingly, Mr. Daseke shares voting power with Parent with respect to 369,906 outstanding shares and the shares that may be subsequently acquired.

 (7) Includes 201,575 shares that Mr. Dillinger has the right to acquire through the exercise of options and 11,000 restricted shares, which are subject to restrictions on transfer that lapse over time. Under a voting agreement with Parent and Newco, Mr. Dillinger has given Parent an irrevocable proxy to vote 60,286 shares, appointing Parent his attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options, under the terms of the voting agreement. Accordingly, Mr. Dillinger shares voting power with Parent with respect to 60,286 outstanding shares and the shares that may be subsequently acquired.

 (8) Includes 338,750 shares that Mr. Edwards has the right to acquire through the exercise of options and 23,000 restricted shares, which are subject to restrictions on transfer that lapse over time. Under a voting agreement with Parent and Newco, Mr. Edwards has given Parent an irrevocable proxy to vote 156,564 shares, appointing Parent his attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options, under the terms of the voting agreement. Accordingly, Mr. Edwards shares voting power with Parent with respect to 156,564 outstanding shares and the shares that may be subsequently acquired.

 (9) Includes 711,940 shares issuable to entities controlled by Mr. Galesi upon the exchange of units of limited partnership interest in Walden Residential Partnership, 20,000 shares that Mr. Galesi has the right to acquire through the exercise of options and 1,459 restricted shares, which are subject to restrictions on transfer that lapse over time. Under voting agreements with Parent and Newco, Mr. Galesi and two entities controlled by him have given Parent irrevocable proxies to vote a total of 1,459 shares, appointing Parent the holders' attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options or conversion of operating partnership units, under the terms of the voting agreements. Accordingly, Mr. Galesi shares voting power with Parent with respect to 1,459 outstanding shares and the shares that may be subsequently acquired.

(10) Consists of 5,000 shares that Mr. Honstein has the right to acquire through the exercise of options and 459 restricted shares, which are subject to restrictions on transfer that lapse over time.

(11) Includes 22,000 shares that Mr. Kerr has the right to acquire through the exercise of options and 4,000 restricted shares, which are subject to restrictions that lapse over time.

(12) Includes 112,500 shares that Mr. Masterson has the right to acquire through the exercise of options and 300,556 shares issuable to Mr. Masterson upon the exchange of units of partnership interest in Walden/Drever Partnership. Under a voting agreement with Parent and Newco, Mr. Masterson has given Parent an irrevocable proxy to vote 84,546 shares, appointing Parent his attorney and proxy to vote these shares and any other shares subsequently acquired, including upon the exercise of stock options or conversion of operating partnership units, under the terms of the voting agreement. Accordingly, Mr. Masterson shares voting power with Parent with respect to 84,546 outstanding shares and the shares that may be subsequently acquired.

(13) Includes 20,000 shares that Mr. Winters has the right to acquire through the exercise of options and 1,459 restricted shares, which are subject to restrictions on transfer that lapse over time.

(14) Includes 2,452,608 shares issuable to these persons upon the exchange of units of limited partnership interest in Walden/Drever Partnership and Walden Residential Partnership, 1,689,825 shares that these persons have the right to acquire through the exercise of options and 75,754 restricted shares, which are subject to restrictions on transfer that lapse over time. Under voting agreements with Parent and Newco, six of these persons and their affiliates have given Parent irrevocable proxies to vote a total of 676,671 outstanding shares, appointing Parent the holders' attorney and proxy to vote these shares and other shares subsequently acquired, including upon the exercise of stock options or conversion of operating partnership units, under the terms of the voting agreements. Accordingly, these persons share voting power with Parent with respect to these 676,671 outstanding shares and the shares that may be subsequently acquired.

                              NO APPRAISAL RIGHTS

     Holders of our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock are not entitled to dissenting stockholders' appraisal rights or other similar rights under the Maryland General Corporation Law and will be bound by the terms of the merger agreement. Maryland law does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the New York Stock Exchange, on the record date for determining stockholders entitled to vote on the merger. All of the shares of our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock outstanding on the record date for determining stockholders entitled to vote on the merger were listed on the New York Stock Exchange.

                              INDEPENDENT AUDITORS

     Our consolidated financial statements incorporated in this document by reference from our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

     Representatives of Deloitte & Touche LLP are expected to be present at the special meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS


     If the merger is consummated, there will be no public stockholders and no public participation in any of our future meetings of stockholders. If, however, the merger is not consummated, our stockholders would continue to be entitled to attend and participate in our stockholder meetings. If there is a 2000 annual meeting of our stockholders, proposals of stockholders intended to be presented at this meeting must be received by our secretary at our principal executive office no later than December 16, 2000 in order to be included in the proxy statement and form of proxy for the annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. Our common stock, convertible preferred stock, senior preferred stock and redeemable preferred stock are listed on the New York Stock Exchange. All reports, proxy statements and other information that we filed with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document. This document is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this document is current as of the date it is mailed to stockholders, and not necessarily as of any later date. If any material change occurs during the period that this document is required to be delivered, this document will be supplemented or amended.

     All information regarding us in this document has been supplied by us, and all information regarding Parent and Newco has been supplied by Parent.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and the information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this document and prior to the date of the special meeting or any adjournment or postponement thereof.

     The following documents we have filed with the Securities and Exchange Commission (File No. 1-12592) are incorporated by reference:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     - Current Report on Form 8-K filed on September 30, 1999;

     - Current Report on Form 8-K filed on October 6, 1999;

     - Current Report on Form 8-K filed on November 12, 1999;

     - Current Report on Form 8-K filed on January 10, 2000; and

     - Proxy Statement on Schedule 14A filed on April 29, 1999.

     You may request a copy of these filings at no cost by writing or telephoning Deborah Attner, Director of Investment Relations, at the following address and telephone number:

                      Walden Residential Properties, Inc.
                              5080 Spectrum Drive
                                Suite 1000 East
                           Addison, Texas 75001-6410
                                 (972) 788-0510

     If you would like to request documents, please do so by February 18, 2000 to receive them before the special meeting.

                                   APPENDIX A

                    OPINION OF J. P. MORGAN SECURITIES INC.

                                                                        JPMORGAN

[J.P. MORGAN SECURITIES INC. LETTERHEAD]

September 24, 1999

Special Committee of the Board of Directors
Walden Residential Properties, Inc.
5080 Spectrum Drive, Suite, 1000 East
Addison, Texas 75001

Attention: Mr. Otis Winters
           Chairman

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the "Common Stock"), of Walden Residential Properties, Inc. (the "Company"), and to the holders of common operating partnership units (the "Common Units") in Walden/Drever Operating Partnership, L.P. , or in Walden Residential Operating Partnership, L.P. of the cash consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with Oly Hightop Corporation, ("Newco"), a wholly-owned subsidiary of Oly Hightop Parent, L.P. ("Parent"). Pursuant to the Agreement and Plan of Merger, dated September 24, 1999 (the "Agreement"), among the Company, Newco and Parent, and the agreements contemplated thereby, the Company will be merged into Newco, and holders of the Common Stock will receive for each share of Common Stock held by them consideration of $23.25 per share in cash, and holders of the Common Units shall have the option to receive for each Common Unit held by them consideration of $23.25 per Common Unit in cash, both subject to adjustments as set forth in the Agreement.

In arriving at our opinion, we have reviewed (i) the Agreement and forms of certain of the agreements contemplated thereby; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Common Stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company for the first two calendar quarters of 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

                                                                        JPMORGAN

Special Committee of the Board of Directors
Walden Residential Properties, Inc.
September 24, 1999
Page 2 of 3

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger and the transactions contemplated by the Agreement (the "Transaction"), the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative properties of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will be consummated as described in the Agreement and the agreements contemplated thereby. We have relied as to all legal and tax matters relevant to rendering our opinion upon the advice of the Company's legal and tax counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Transaction and have received fees from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Our affiliates and the Company have engaged in various banking transactions from time to time, for which our affiliates have received customary compensation. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the cash consideration to be paid to the holders of Common Stock and Common Units in the Transaction is fair, from a financial point of view, to such holders.

This letter is provided to the Special Committee and the Board of Directors of the Company in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any holder of the Common Stock as to how such holder should vote with respect to the Merger, nor does this opinion constitute a

                                                                        JPMORGAN

Special Committee of the Board of Directors
Walden Residential Properties, Inc.
September 24, 1999
Page 3 of 3

recommendation to any holder of the Common Units as to whether such holder should elect to receive cash in the Transaction. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ CHARLES LOWREY                 By: /s/ MURRAY J. MCCABE
    --------------------------             ----------------------------
Name: Charles Lowrey                   Name: Murray J. McCabe
Title: Managing Director               Title: Vice President

                                   APPENDIX B

                          SECOND AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      WALDEN RESIDENTIAL PROPERTIES, INC.,

                            OLY HIGHTOP CORPORATION

                                      AND

                            OLY HIGHTOP PARENT, L.P.

                          DATED AS OF JANUARY 6, 2000

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                   THE MERGER

                                                                          PAGE
                                                                          ----
1.1    The Merger; Effective Time of the Merger.........................   B-2
1.2    Closing..........................................................   B-2
1.3    Effect of the Merger.............................................   B-2
1.4    Organizational Documents.........................................   B-2
1.5    Directors and Officers of the Surviving Corporation..............   B-3
1.6    Approval of Stockholder of Newco.................................   B-3

                                   ARTICLE 2
                      EFFECT OF THE MERGER ON THE STOCK OF
               THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

2.1    Effect of the Merger on Stock of Constituent Entities............   B-3
       (a)  Stock of Newco..............................................   B-3
       (b)  Company Common Stock, Company Convertible Preferred Stock,
            Company Senior Preferred Stock and Company Redeemable
            Preferred Stock.............................................   B-3
       (c)  Company Warrants............................................   B-4
       (d)  Treatment of Company Stock Options..........................   B-4
       (e)  Treatment of Company Restricted Stock.......................   B-4
2.2    Payment for Securities/Exchange of Certificates..................   B-4
       (a)  Exchange Agent..............................................   B-4
       (b)  Exchange Procedures.........................................   B-5
       (c)  No Further Ownership Rights.................................   B-5
       (d)  Termination of Exchange Fund................................   B-5
       (e)  No Liability................................................   B-6
       (f)  Lost, Stolen, or Destroyed Certificates.....................   B-6
       (g)  Payment Procedures for Company Stock Options................   B-6
       (h)  Payment Procedures for Company Warrants.....................   B-6
       (i)  Withholding of Tax..........................................   B-6
2.3    Appraisal Rights.................................................   B-7

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company....................   B-7
       (a)  Organization, Standing and Power............................   B-7
       (b)  Capital Structure...........................................   B-8
       (c)  Authority; No Violations; Consents and Approvals............  B-10
       (d)  SEC Documents...............................................  B-11
       (e)  Information Supplied........................................  B-12
       (f)  Absence of Certain Changes or Events........................  B-12
       (g)  No Undisclosed Material Liabilities.........................  B-12
       (h)  No Default..................................................  B-13
       (i)  Compliance with Applicable Laws.............................  B-13
       (j)  Litigation..................................................  B-13
       (k)  Taxes.......................................................  B-13

                                       (i)

                                                                          PAGE
                                                                          ----
       (l)  Pension and Benefit Plans; ERISA............................  B-15
       (m)  Labor and Employment Matters................................  B-17
       (n)  Intangible Property.........................................  B-17
       (o)  Environmental Matters.......................................  B-18
       (p)  Properties..................................................  B-19
       (q)  Insurance...................................................  B-20
       (r)  Opinion of Financial Advisor................................  B-20
       (s)  Vote Required...............................................  B-20
       (t)  Beneficial Ownership of Company Common Stock................  B-21
       (u)  Brokers.....................................................  B-21
       (v)  Investment Company Act of 1940..............................  B-21
       (w)  Amendment to Rights Agreement; State Takeover Laws..........  B-21
       (x)  Contracts...................................................  B-21
       (y)  Stock Purchase Plan.........................................  B-22
       (z)  Deferred Compensation Plan..................................  B-23
       (aa) Company Options.............................................  B-23
       (bb) Company Warrants............................................  B-23
       (cc) Rule 16b-3..................................................  B-23
       (dd) Information Systems.........................................  B-23
       (ee) Drever Partners, Inc. Stock Purchase Agreement..............  B-23
       (ff) Amendment and Restatement of Prior Agreement................  B-24
3.2    Representations and Warranties of Parent and Newco...............  B-24
       (a)  Organization, Standing and Power............................  B-24
       (b)  Capital Structure...........................................  B-24
       (c)  Authority; No Violations, Consents and Approvals............  B-24
       (d)  Information Supplied........................................  B-25
       (e)  Litigation..................................................  B-26
       (f)  Brokers.....................................................  B-26
       (g)  Sources of Funds............................................  B-26
       (h)  Interim Operations of Parent and Newco......................  B-26
       (i)  Amendment and Restatement of Prior Agreement................  B-26

                                   ARTICLE 4
                         COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

4.1    Conduct of Business by the Company Pending the Merger............  B-27
       (a)  Ordinary Course.............................................  B-27
       (b)  Dividends; Changes in Stock.................................  B-27
       (c)  Issuance of Securities......................................  B-27
       (d)  Governing Documents.........................................  B-28
       (e)  No Acquisitions.............................................  B-28
       (f)  No Dispositions.............................................  B-28
       (g)  No Dissolution, Etc.........................................  B-28
       (h)  Accounting..................................................  B-28
       (i)  Affiliate Transactions......................................  B-28
       (j)  Insurance...................................................  B-28
       (k)  Tax Matters.................................................  B-28
       (l)  Certain Employee Matters....................................  B-29
       (m)  Indebtedness................................................  B-29
       (n)  WROP Merger and WDOP Merger.................................  B-29

                                      (ii)

                                                                          PAGE
                                                                          ----
       (o)  Company Rights under Rights Agreement.......................  B-29
       (p)  Contracts...................................................  B-29
       (q)  Discharge of Liabilities....................................  B-29
       (r)  Drever Partners Stock Purchase Agreement....................  B-29
       (s)  Agreements..................................................  B-29
4.2    No Solicitation by the Company...................................  B-30

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

5.1    Preparation of Proxy Statement...................................  B-31
5.2    [INTENTIONALLY OMITTED]..........................................  B-31
5.3    Access to Information............................................  B-31
5.4    Stockholders Meeting.............................................  B-31
5.5    Approvals........................................................  B-32
5.6    [INTENTIONALLY OMITTED]..........................................  B-32
5.7    Employee Matters.................................................  B-32
5.8    Stock Options....................................................  B-33
5.9    Company Warrants.................................................  B-33
5.10   Deferred Compensation Plan.......................................  B-33
5.11   Directors' and Officers' Indemnification and Insurance...........  B-33
5.12   Agreement to Defend..............................................  B-34
5.13   Public Announcements.............................................  B-34
5.14   Other Actions....................................................  B-34
5.15   Advice of Changes; SEC Filings...................................  B-34
5.16   Conveyance Taxes.................................................  B-34
5.17   WDOP Merger and WROP Merger......................................  B-35
5.18   Employee Loans...................................................  B-35
5.19   Dividends........................................................  B-35
5.20   Assistance.......................................................  B-35
5.21   [INTENTIONALLY OMITTED]..........................................  B-36
5.22   Proxy Solicitor..................................................  B-36
5.23   Drever Partners Stock Purchase Agreement.........................  B-36
5.24   Company Properties...............................................  B-36
5.25   Environmental Matters............................................  B-36

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligation to Effect the Merger.......  B-36
       (a)  Company Stockholder Approval................................  B-36
       (b)  Other Approvals.............................................  B-37
       (c)  No Injunctions or Restraints................................  B-37
       (d)  HSR Act.....................................................  B-37
6.2    Conditions to Obligations of Newco to Effect the Merger..........  B-37
       (a)  Representations and Warranties of the Company...............  B-37
       (b)  Performance of Obligations of the Company...................  B-37
       (c)  Consents Under Agreements...................................  B-37
       (d)  WDOP Merger and WROP Merger.................................  B-37
       (e)  Financing...................................................  B-37
       (f)  Material Adverse Change or Effect...........................  B-37

                                      (iii)

                                                                          PAGE
                                                                          ----
       (g)  Drever Partners Stock Purchase Agreement....................  B-38
       (h)  Legal Opinion...............................................  B-38
       (i)  Closing Agreement...........................................  B-38
       (j)  Conversion of Operating Partnership Units...................  B-38
6.3    Conditions to Obligations of the Company to Effect the Merger....  B-38
       (a)  Representations and Warranties of Newco and Parent..........  B-38
       (b)  Performance of Obligations of the Company...................  B-38

                                   ARTICLE 7
                           TERMINATION AND AMENDMENT

7.1    Termination......................................................  B-39
7.2    Effect of Termination............................................  B-41
7.3    Amendment........................................................  B-43
7.4    Extension; Waiver................................................  B-44
7.5    Procedure for Termination, Amendment, Extension or Waiver........  B-44

                                   ARTICLE 8
                               GENERAL PROVISIONS

8.1    Payment of Expenses..............................................  B-44
8.2    Nonsurvival of Representations, Warranties and Agreements........  B-44
8.3    Notices..........................................................  B-45
8.4    Interpretation...................................................  B-45
8.5    Counterparts.....................................................  B-45
8.6    Entire Agreement; No Third Party Beneficiaries...................  B-45
8.7    Governing Law....................................................  B-46
8.8    No Remedy in Certain Circumstances...............................  B-46
8.9    Assignment.......................................................  B-46
8.10   Specific Performance.............................................  B-46
8.11   No Affiliate Liability...........................................  B-46
8.12   Schedule Definitions.............................................  B-46
8.13   Effect of Amendment and Restatement..............................  B-47

EXHIBITS:

Exhibit A        Amended and Restated WDOP Merger Agreement
Exhibit B        Amended and Restated WROP Merger Agreement
Exhibit C        Form of Voting Agreement
Exhibit D-1      WDOP Election and Consent Form (Class B Common Unitholders)
Exhibit D-2      WROP Election and Consent Form (Class C Common Unitholders)
Exhibit D-3      WROP Election and Consent Form (Class D Common Unitholders)
Exhibit E        Drever Partners Stock Purchase Agreement
Exhibit F        Form of Option Surrender Agreement, Release and Waiver
Exhibit G        Form of Second Amended and Restated Limited Partnership
                 Agreement of WDOP
Exhibit H        Form of Second Amended and Restated Limited Partnership
                 Agreement of WROP
Exhibit I        Form of Loan Repayment Agreement
Exhibit J        Form of Legal Opinion of Locke Liddell & Sapp LLP

                                      (iv)

DISCLOSURE SCHEDULES:

Schedule A       Stockholders with Voting Agreements
Schedule B       Class B Common Unitholders with Powers of Attorney
Schedule C       Class C Common Unitholders with Powers of Attorney
Schedule D       Class D Common Unitholders with Powers of Attorney

Company Disclosure Schedule:

Schedule 3.1(a)  Company Subsidiaries
Schedule 3.1(b)  Company Capital Structure
Schedule 3.1(c)  Company Conflicts/Consents
Schedule 3.1(f)  Company Certain Changes or Events
Schedule 3.1(g)  Company Undisclosed Liabilities
Schedule 3.1(j)  Company Litigation
Schedule 3.1(k)  Company Tax Information
Schedule 3.1(l)  Company Pension and Benefit Plan and Related Information
Schedule 3.1(m)  Company Labor Matters
Schedule 3.1(o)  Company Environmental Matters
Schedule 3.1(p)  Company Properties
Schedule 3.1(q)  Company Insurance
Schedule 3.1(x)  Company Contracts
Schedule 3.1(dd) Company Information Systems
Schedule 4.1     Company Conduct of Business

Parent/Newco Disclosure Schedule:

Schedule 3.2(g)  Parent/Newco Financing Commitments
Schedule 5.5(b)  Parent/Newco Transaction Consents

                                       (v)

                             INDEX OF DEFINED TERMS

                                                              DEFINED
                                                                ON
                                                              PAGE #
                                                              -------
Definition
  Acquiring Person..........................................
  Affiliate.................................................   B-28
  Agreement.................................................    B-1
  Articles of Merger........................................    B-2
  Base Amount...............................................   B-42
  Break Up Fee..............................................   B-41
  Cash Merger Consideration.................................    B-3
  CERCLA....................................................   B-19
  Certificate...............................................    B-5
  Closing...................................................    B-2
  Closing Date..............................................    B-2
  Company...................................................    B-1
  Company 1994 Option Plan..................................    B-4
  Company Acquisition Proposal..............................   B-30
  Company Bylaws............................................    B-2
  Company Charter...........................................    B-2
  Company Common Stock......................................    B-3
  Company Convertible Preferred Stock.......................    B-3
  Company Deferred Compensation Plan........................   B-23
  Company Disclosure Schedule...............................    B-7
  Company Employee Benefit Plans............................   B-15
  Company ERISA Affiliate...................................   B-15
  Company Incentive Plans...................................    B-4
  Company Intangible Property...............................   B-17
  Company Junior Preferred Stock............................    B-8
  Company Litigation........................................   B-13
  Company LTIP..............................................    B-4
  Company Officers or Directors.............................   B-33
  Company Order.............................................   B-13
  Company Partnership.......................................   B-38
  Company Pension Plans.....................................   B-15
  Company Permits...........................................   B-13
  Company Properties........................................   B-19
  Company Redeemable Preferred Stock........................    B-3
  Company Rights............................................   B-21
  Company Rights Agreement..................................   B-21
  Company SEC Documents.....................................   B-11
  Company Senior Preferred Stock............................    B-3
  Company Series A Warrants.................................    B-4
  Company Series B Warrants.................................    B-4
  Company Special Committee.................................    B-1
  Company Stock Option......................................    B-4
  Company Stock Purchase Plan...............................    B-4
  Company Superior Proposal.................................   B-31
  Company Warrants..........................................    B-4
  Confidentiality Agreement.................................   B-31
  Constituent Entities......................................    B-2

                                      (vi)

                                                              DEFINED
                                                                ON
                                                              PAGE #
                                                              -------
Distribution Date...........................................
  Drever Partners Stock Purchase Agreement..................   B-23
  Effective Time............................................    B-2
  Encumbrances..............................................    B-9
  Environmental Laws........................................   B-18
  EPA.......................................................   B-19
  ERISA.....................................................   B-15
  Exchange Act..............................................   B-11
  Exchange Agent............................................    B-4
  Exchange Fund.............................................    B-4
  Financing Commitments.....................................   B-26
  GAAP......................................................   B-11
  Governmental Entity.......................................   B-11
  Hazardous Materials.......................................   B-18
  Holding...................................................   B-24
  HSR Act...................................................   B-11
  Information Systems.......................................   B-23
  Initial Agreement.........................................    B-1
  Injunction................................................   B-37
  Investment Company Act....................................   B-21
  knowledge.................................................   B-13
  Letter of Transmittal.....................................    B-5
  Liquidated Damages Base Amount............................   B-43
  Material Adverse Change...................................    B-7
  Material Adverse Effect...................................    B-7
  Material Breach...........................................   B-39
  Material Contracts........................................   B-22
  Merger....................................................    B-1
  Merger Vote...............................................   B-20
  MGCL......................................................    B-2
  Net Cash Flow.............................................    B-7
  Net Operating Income......................................    B-7
  Newco.....................................................    B-1
  Newco Common Stock........................................    B-3
  OP Transaction Documents..................................    B-1
  OP Transactions...........................................    B-1
  Option Consideration......................................    B-4
  Parent....................................................    B-1
  Parent Affiliate..........................................   B-46
  Parent Common Limited Partner Interests...................   B-24
  Parent/Newco Disclosure Schedule..........................   B-24
  Parent/Newco Litigation...................................   B-26
  Parent/Newco Order........................................   B-26
  Prior Agreement...........................................    B-1
  Prior Execution Date......................................    B-1
  Property Restrictions.....................................   B-19
  Proxy Statement...........................................   B-11
  Qualifying Income.........................................   B-42
  REIT......................................................   B-14
  REIT Requirements.........................................   B-42

                                      (vii)

                                                              DEFINED
                                                                ON
                                                              PAGE #
                                                              -------
Release.....................................................   B-18
  Released Claims...........................................   B-43
  Remedial Action...........................................   B-18
  Required Consents.........................................   B-32
  SDAT......................................................    B-2
  SEC.......................................................   B-11
  Securities Act............................................   B-11
  Series A Warrant Agreement................................    B-4
  Stockholders Meeting......................................   B-31
  Subsidiary................................................    B-7
  Surviving Entity..........................................    B-2
  Takeover Statute..........................................   B-21
  Tax Protection Agreement..................................   B-14
  Taxes.....................................................   B-14
  Termination Date..........................................   B-39
  Termination Expenses......................................   B-42
  Termination Tax Opinion...................................   B-42
  Transaction Documents.....................................   B-10
  Voting Agreement..........................................    B-1
  Voting Debt...............................................    B-9
  Warrant Agent.............................................    B-6
  Warrant Agreements........................................    B-4
  Warrant Consideration.....................................    B-4
  WDN Properties............................................    B-8
  WDOP......................................................    B-1
  WDOP Class B Common Units.................................    B-8
  WDOP Class B Preferred Units..............................    B-8
  WDOP Election and Consent Form............................   B-35
  WDOP Merger...............................................    B-1
  WDOP Merger Agreement.....................................    B-1
  WDOP Merger Sub...........................................    B-1
  WROP......................................................    B-1
  WROP Class C Common Units.................................    B-9
  WROP Class D Common Units.................................    B-9
  WROP Election and Consent Form............................   B-35
  WROP Merger...............................................    B-1
  WROP Merger Agreement.....................................    B-1
  WROP Merger Sub...........................................    B-1
  Year 2000 Data............................................   B-23

                                     (viii)

                          SECOND AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 6, 2000 (this "Agreement"), to be effective as of September 24, 1999 (the "Prior Execution Date"), among Walden Residential Properties, Inc., a Maryland corporation (the "Company"), Oly Hightop Corporation, a Maryland corporation ("Newco"), and Oly Hightop Parent, L.P., a Delaware limited partnership ("Parent");

     WHEREAS, the Company, Parent and Newco previously entered into an Agreement and Plan of Merger on September 24, 1999 (the "Initial Agreement");

     WHEREAS, the Company, Parent and Newco entered into to that certain Amended and Restated Agreement and Plan of Merger dated November 5, 1999 (the "Prior Agreement");

     WHEREAS, the Company, Parent and Newco desire to amend and restate the Prior Agreement in its entirety as provided herein;

     WHEREAS, the Board of Directors of the Company, upon the recommendation of a duly authorized special committee of independent directors (such committee, including any later reconstitution of such committee, the "Company Special Committee"), and the Board of Directors of Newco have approved and declared advisable this Agreement and the merger of Newco with and into the Company, with the Company being the surviving corporation, upon the terms and subject to the conditions of this Agreement (the "Merger"), and the general partner of Parent, the sole stockholder of Newco, has approved the Merger;

     WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, WDOP Merger Sub, L.P., a Delaware limited partnership ("WDOP Merger Sub"), and Walden/Drever Operating Partnership, L.P., a Delaware limited partnership ("WDOP"), are entering into a Second Amended and Restated Agreement and Plan of Merger (the "WDOP Merger Agreement"), a copy of which is attached as Exhibit A hereto, in connection with which (i) holders of WDOP Class B Common Units (as hereinafter defined) will (A) receive cash from WDOP or (B) elect to receive new securities of Parent or a combination of new securities of Parent and cash from WDOP, (ii) the holders of WDOP Class B Preferred Units (as hereinafter defined) will receive cash from WDOP, and (iii) immediately prior to the Merger, WDOP Merger Sub will merge with and into WDOP (the "WDOP Merger"), with WDOP as the surviving entity;

     WHEREAS, concurrently with the execution of this Agreement, Parent, Walden Operating, Inc., a Delaware corporation, WROP Merger Sub, L.P., a Delaware limited partnership ("WROP Merger Sub"), and Walden Residential Operating Partnership, L.P., a Delaware limited partnership ("WROP"), are entering into a Second Amended and Restated Agreement and Plan of Merger (the "WROP Merger Agreement"), a copy of which is attached as Exhibit B hereto, in connection with which (i) holders of WROP Class C Common Units (as hereinafter defined) and WROP Class D Common Units (as hereinafter defined) will (A) receive cash from WROP or
(B) elect to receive new securities of Parent or a combination of new securities of Parent and cash from WROP, and (ii) immediately prior to the Merger, WROP Merger Sub will merge with and into WROP (the "WROP Merger"), with WROP as the surviving entity (the WROP Merger Agreement, WDOP Merger Agreement, WDOP Election and Consent Form (as hereinafter defined), WROP Election and Consent Forms (as hereinafter defined), the Second Amended and Restated Limited Partnership Agreement of WDOP, the Second Amended and Restated Limited Partnership Agreement of WROP and all other documents to be executed by the Company, Parent, Newco or their respective Affiliates in connection with the transactions contemplated thereby, shall be hereinafter referred to as the "OP Transaction Documents," and the transactions contemplated thereby shall be hereinafter referred to as the "OP Transactions");

     WHEREAS, concurrently with the execution of this Agreement, certain holders of the Company's stock named in Schedule A hereto are entering into agreements, each substantially in the form of Exhibit C hereto (each, a "Voting Agreement"), with Parent, Newco and the Company providing, among
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other things, that each such stockholder will vote, or cause to be voted at the
Stockholders Meeting (as hereinafter defined) contemplated hereby, all of the shares of the Company's stock entitled to vote upon the Merger owned by each such stockholder at such time in favor of this Agreement, the Merger and the transactions contemplated hereby;

     WHEREAS, concurrently with the execution of this Agreement, certain limited partners of WDOP named in Schedule B hereto have executed a power of attorney authorizing Parent to execute and deliver a WDOP Election and Consent Form (as hereinafter defined), and certain limited partners of WROP named in Schedule C and Schedule D hereto have executed a power of attorney authorizing Parent to execute and deliver WROP Election and Consent Forms (as hereinafter defined), in each case providing, among other things, that each such limited partner has approved the WDOP Merger or the WROP Merger, as applicable, and has elected to receive new securities of Parent or a combination of new securities of Parent and cash from WDOP or WROP, as applicable, as of the effective time of the WDOP Merger, in the case of such limited partners of WDOP, and as of the effective time of the WROP Merger, in the case of such limited partners of WROP; and

     WHEREAS, the Company, Newco and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the OP Transactions and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Newco shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the "MGCL"), the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving entity (Newco and the Company are sometimes referred to herein as the "Constituent Entities," and the Company is sometimes referred to herein as the "Surviving Entity"). As soon as practicable at or after the closing of the Merger (the "Closing") pursuant to Section 1.2 and Article 6, Newco and the Company shall file articles of merger prepared and executed in accordance with the relevant provisions of the MGCL (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland ("SDAT"). The Merger shall become effective upon the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, or at such later time (but not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) specified in the Articles of Merger (the "Effective Time").

     1.2 Closing. The Closing shall take place at 9:30 a.m., Central time, on a date to be specified by the parties, which shall be no later than the twelfth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties.

     1.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of Newco shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of Newco shall become the debts, liabilities, obligations and duties of the Surviving Entity.

     1.4 Organizational Documents. At the Effective Time, the charter (as defined in Section 1-101 of the MGCL) (the "Company Charter") and the Restated Bylaws (the "Company Bylaws") of the

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Company in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Entity, until thereafter amended in accordance with their respective terms and applicable law.

     1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of Newco shall be the initial directors and officers of the Surviving Entity, and such directors and officers shall serve until their successors have been duly elected or appointed (in the case of officers) and qualified or until their death, resignation or removal from office in accordance with the Surviving Entity's charter and bylaws.

     1.6 Approval of Stockholder of Newco. By its execution and delivery of this Agreement, Parent hereby consents (in its capacity as the sole stockholder of Newco) to the Merger, this Agreement and the consummation of the transactions contemplated hereby and agrees that Parent will not (in its capacity as the sole stockholder of Newco) withdraw, revoke, rescind or alter such consent in any way without the prior written consent of the Company; provided, however, that nothing set forth in this Section 1.6 shall limit or otherwise qualify the rights of Parent or Newco to terminate this Agreement pursuant to the terms and subject to the conditions set forth in Article 7.

                                   ARTICLE 2

                      EFFECT OF THE MERGER ON THE STOCK OF
               THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

     2.1 Effect of the Merger on Stock of Constituent Entities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Newco ("Newco Common Stock"), or common stock, par value $0.01 per share ("Company Common Stock"), of the Company, 9.0% Redeemable Preferred Stock, par value $0.01 per share ("Company Redeemable Preferred Stock"), of the Company, 9.16% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share ("Company Convertible Preferred Stock"), of the Company or 9.20% Senior Preferred Stock, par value $0.01 per share ("Company Senior Preferred Stock"), of the Company:

        (a) Stock of Newco. Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.

        (b) Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock. Other than any shares of stock of the Company which are held by the Company or any of its Subsidiaries (as hereinafter defined) or by Parent or any of its Subsidiaries, which shares shall be canceled and no consideration shall be received in exchange therefor, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $23.14 in cash, (ii) each share of Company Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the sum of (A) $26.39 and (B) accrued and unpaid dividends on such share of Company Convertible Preferred Stock to but excluding the Closing Date, (iii) each share of Company Senior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the sum of (A) $22.00 and (B) the amount of accrued and unpaid dividends on such share of Company Senior Preferred Stock to, but excluding, the Closing Date, and
(iv) each share of Company Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the sum of (A) $19.50 and (B) the amount of accrued and unpaid dividends on such share of Company Redeemable Preferred Stock to, but excluding, the Closing Date (the per share consideration described in clauses (i) through (iv) is referred to herein as the "Cash Merger Consideration"). All such shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration to be paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

        (c) Company Warrants. Subject to their earlier expiration in accordance with their respective terms, each warrant to purchase Company Common Stock then outstanding under (i) that certain Series A Warrant Agreement (the "Series A Warrant Agreement") dated as of December 27, 1996 between the Company and The First National Bank of Boston (the "Company Series A Warrants") and (ii) that certain Series B Warrant Agreement (together with the Series A Warrant Agreement, the "Warrant Agreements") dated as of October 1, 1997 between the Company and the First National Bank of Boston (the "Company Series B Warrants" and, together with the Company Series A Warrants, the "Company Warrants"), shall automatically be canceled and cease to exist and shall thereafter represent the right to receive for each share of Company Common Stock subject to such Company Warrant an amount in cash equal to the difference between (A) the amount of Cash Merger Consideration payable in respect of a share of Company Common Stock and
(B) the per share exercise price of such Company Warrants, as adjusted pursuant to Section 3.1(bb), to the extent such Cash Merger Consideration exceeds such per share exercise price (such amount in cash as described above being hereinafter referred to as the "Warrant Consideration"). The Warrant Consideration shall be paid pursuant to the procedures set forth in Section 2.2(h).

        (d) Treatment of Company Stock Options. Each outstanding option (each, a "Company Stock Option") to purchase Company Common Stock that has been granted under the Company's Amended and Restated 1994 Stock Option Plan (the "Company 1994 Option Plan"), the Company's Long-Term Incentive Plan (the "Company LTIP") or the Company's 1998 Non-Qualified Employee Stock Purchase Plan (the "Company Stock Purchase Plan" and, collectively with the Company 1994 Option Plan and the Company LTIP, the "Company Incentive Plans"), whether or not then vested or exercisable, shall become fully vested and exercisable as of the Effective Time and shall automatically be canceled and cease to exist as of the Effective Time and shall be converted into the right to receive an amount in cash, if positive, equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the excess of (i) the Cash Merger Consideration payable in respect of a share of Company Common Stock minus (ii) the exercise price of such Company Stock Option (such product, the "Option Consideration"). No cash payment will be due in respect of such Company Stock Option or its termination if the amount set forth in clause (ii) exceeds the amount set forth in clause (i). The Option Consideration shall be paid pursuant to the procedures set forth in Section 2.2(g).

        (e) Treatment of Company Restricted Stock. The Company shall take all actions necessary to provide that, as of the Effective Time, (i) all restrictions upon each outstanding share of restricted stock that has been granted under the Company LTIP shall terminate, (ii) each such share of restricted stock shall be converted into the right to receive the Cash Merger Consideration payable in respect of a share of Company Common Stock, and (iii) each share of restricted stock shall be canceled.

     2.2 Payment for Securities/Exchange of Certificates

        (a) Exchange Agent. (i) Immediately after the Effective Time, the Surviving Entity or Newco shall deposit with a bank or trust company designated by Newco and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock, as applicable, for payment in accordance with this
Article 2, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Cash Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock, as applicable.

           (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Cash Merger Consideration to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

        (b) Exchange Procedures. (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock (each, a "Certificate"), which holder's shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock were converted into the right to receive the Cash Merger Consideration, in each case as set forth in Section 2.1:(1) a letter of transmittal ("Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify, and (2) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Merger Consideration.

           (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, (A) the holder of a Certificate formerly representing shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock shall be entitled to receive in exchange therefor the applicable amount of Cash Merger Consideration, which such holder has the right to receive pursuant to the provisions of this Article 2; and (B) the Certificate so surrendered shall forthwith be canceled.

           (iii) In the event of a transfer of ownership of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock, which is not registered in the transfer records of the Company, the appropriate amount of Cash Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Cash Merger Consideration.

        (c) No Further Ownership Rights. All Cash Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article 2.

        (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the six month anniversary of the Effective Time shall be delivered to the Surviving Entity upon demand, and any stockholders of the Company who have not theretofore received any applicable Cash Merger Consideration and any other dividends or distributions to which they are entitled under this Article 2 shall thereafter look only to Surviving Entity for payment of their claims with respect thereto and only as general creditors thereof.

        (e) No Liability. None of Parent, the Surviving Entity or Newco shall be liable to any holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Senior Preferred Stock or Company Redeemable Preferred Stock, as the case may be, for any part of the Cash Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity, shall, to the extent permitted by applicable law, become the property of the Surviving Entity free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        (f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity the posting by such person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of Cash Merger Consideration.

        (g) Payment Procedures for Company Stock Options. Upon the later of the Effective Time and the surrender by the holder of a Company Stock Option by delivery of an Option Release Agreement (as hereinafter defined), the Surviving Entity shall pay to such holder the Option Consideration in respect thereof. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with the provisions of this Section 2.2, each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration. The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.

        (h) Payment Procedures for Company Warrants. Pursuant to Section 5.9, the First National Bank of Boston (or its successor), as Warrant Agent (the "Warrant Agent"), shall deliver to the holders of Company Warrants notice of the Merger, which notice shall specify the reduced exercise price of the Company Warrants and the date as of which the holders of stock or other securities of the Company may exchange their shares of stock or other securities for property upon the Merger and shall specify that delivery shall be effected and risk of loss and title to the Company Warrants shall pass only upon delivery of the certificates representing the Company Warrants to the Warrant Agent. The notice shall include instructions for surrendering such certificates in exchange for the Warrant Consideration that such holder is entitled to receive pursuant to
Section 2.1(c), which the Warrant Agent shall instruct the Company to transfer promptly to or upon the written order of such holder. No interest shall be paid or accrued on the Warrant Consideration. Any amount payable to a holder of Company Warrants will be rounded up to the nearest penny.

        (i) Withholding of Tax. The Surviving Entity shall be entitled to deduct and withhold from the Cash Merger Consideration and any dividends or distributions otherwise payable pursuant to this Agreement to any holder of a Certificate, if any, or from any Option Consideration or Warrant Consideration payable pursuant to this Agreement to any holder of Company Stock Options or Company Warrants, such amount as the Surviving Entity (or any Affiliate thereof, as such term is defined in Section 4.1(i)) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate, Company Stock Option or Company Warrant in respect of which such deduction and withholding was made by the Surviving Entity.

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     2.3  Appraisal Rights. The holders of shares of Company Common Stock,
Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock shall not be entitled to appraisal rights.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Newco as follows (which representations and warranties shall be deemed to have been made on and after the Prior Execution Date up to and including the Effective Time (except to the extent that a representation or warranty is made on or after another date or as of a specified date), in each case as qualified by matters reflected on the disclosure schedule delivered by the Company to Parent on or prior to the Prior Execution Date (the "Company Disclosure Schedule") and made a part hereof by reference):

        (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and each of its Subsidiaries (as defined below) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, and each of the Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on the Company. The Company has heretofore delivered to Parent complete and correct copies of the Company Bylaws and the charter, bylaws or other organizational documents of each of the Company's Subsidiaries. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on
Schedule 3.1(a) of the Company Disclosure Schedule. Each owner and the respective amount of such owner's equity interest in each such Subsidiary is set forth on Schedule 3.1(a) of the Company Disclosure Schedule. Schedule 3.1(a) of the Company Disclosure Schedule sets forth a list of each jurisdiction in which the Company or a Company Subsidiary is qualified or licensed to do business and each assumed name under which any of them conducts business in any jurisdiction. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change, event or effect, whether or not foreseeable or known as of the Prior Execution Date or the date of this Agreement, that, individually or in the aggregate with any such other changes, events or effects, is, or could reasonably be expected to be (whether or not such change, event or effect has, at the time in question, manifested itself in the Company's historical financial statements), materially adverse to the historical or near-term or long-term projected (a) business, (b) assets, (c) liabilities, (d) financial condition or (e) results of operations (including, but not limited to, Net Operating Income (as defined below) and Net Cash Flow (as defined below)), in each case, of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, Material Adverse Change and Material Adverse Effect shall be determined in light of Parent's initial capital structure for the Surviving Entity, which capital structure is set forth in the letter of even date herewith from Parent to the Company. As used in this Agreement, "Net Operating Income" means rental and other property income minus property management and operating expenses and general and administrative expenses, and "Net Cash Flow" means Net Operating Income minus debt service payments of principal and interest, capital expenditures and other non-operating expenses. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; (iii) such party and/or any other Subsidiary of such party beneficially owns, directly or indirectly, at least 25% of the equity interests; or (iv) such party and/or any other Subsidiary of such party has a direct or indirect investment of $10 million or more in equity or indebtedness.

        (b) Capital Structure. As of the Prior Execution Date, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 4,000,000 shares have been designated as Company Senior Preferred Stock, (B) 1,800,000 shares have been designated as Company Convertible Preferred Stock, (C) 2,000,000 shares have been designated as Company Redeemable Preferred Stock and (D) 350,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the "Company Junior Preferred Stock"). As of the Prior Execution Date, (1) 25,460,322 shares of Company Common Stock (including one Company Right, as hereinafter defined, for each outstanding share of Company Common Stock) are issued and outstanding; (2) 4,000,000 shares of Company Senior Preferred Stock are issued and outstanding;
(3) 1,709,182 shares of Company Convertible Preferred Stock are issued and outstanding; (4) 1,568,275 shares of Company Redeemable Preferred Stock are issued and outstanding; (5) 500,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Incentive Plans, of which 112,899 shares of Company Common Stock are issued but not yet vested under restricted stock grants; (6) 345,709 shares of Company Common Stock were issued under the Associates Loan Program and 106,600 shares were issued pursuant to the Company LTIP in connection with officer loans; (7) 2,983,620 shares of Company Common Stock are subject to issuance upon the exercise of options or awards granted to officers, directors or employees of Company and its Subsidiaries under the Company LTIP or the Company 1994 Option Plan; (8) 4,000,000 Company Series A Warrants are issued and outstanding, and 5,233,247 Company Series B Warrants are issued and outstanding; (9) 1,949,493 shares of Company Common Stock are reserved for issuance upon conversion of the Company Convertible Preferred Stock; (10) 350,000 shares of Company Junior Preferred Stock are reserved for issuance under the Company Rights Agreement (as hereinafter defined); (11) 1,333,333 1/3 shares of Company Common Stock are subject to issuance, and are also reserved for issuance, upon exercise of the 4,000,000 Company Series A Warrants that are issued and outstanding, and 2,222,121 shares of Company Common Stock are subject to issuance, and are also reserved for issuance, upon exercise of the 5,227,853 Company Series B Warrants that are issued and outstanding and upon exercise of Company Series B Warrants that are issuable upon conversion of WDOP Class B Preferred Units (as defined below); (12) 3,611,483 shares of Company Common Stock are subject to issuance, and are also reserved for issuance, upon the exchange of WDOP Class B Common Units; (13) 429,938 shares of Company Redeemable Preferred Stock are subject to issuance, and are also reserved for issuance, upon the exchange of WDOP Class B Preferred Units; (14) 810,128 shares of Company Common Stock are subject to issuance, and are also reserved for issuance, upon the exchange of WROP Class C Common Units (as defined below); (15) 38,876 shares of Company Common Stock are subject to issuance, and are also reserved for issuance, upon the exchange of WROP Class D Common Units (as defined below); and (16) no Voting Debt (as defined below) is issued and outstanding in the Company or any Subsidiary of the Company. The Company is the sole general partner of WDOP and holds a one percent general partnership interest in WDOP. WDN Properties, Inc., a New York corporation and wholly owned Subsidiary of the Company ("WDN Properties"), holds a 53.95% limited partnership interest in WDOP. As of the Prior Execution Date, Class A limited partnership interests representing a 63.6070% interest in WDOP, 3,611,483 units of Class B common limited partnership interest in WDOP ("WDOP Class B Common Units"), constituting an interest of 17.3086% in WDOP; Class C limited partnership interests representing a 3.5900% interest in WDOP; Class D limited partnership interests representing a 14.4754% interest in WDOP; and 429,938 units of Class B preferred limited partnership interest in WDOP ("WDOP Class B Preferred Units") are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. Each WDOP Class B Common Unit is exchangeable for one share of Company Common Stock. Each WDOP Class B Preferred Unit is exchangeable for one share of Company Redeemable Preferred Stock and 3 1/3 Company Series B Warrants. Schedule 3.1(b) of the Company Disclosure Schedule sets forth the name, number and class of WDOP units of partnership interest and the percentage interest of each partner in WDOP. Walden Operating, Inc., a Delaware corporation and wholly owned Subsidiary of the Company, is the sole general partner of WROP and holds a one percent general partnership interest in WROP. WDN Properties holds a 77.3784% limited partnerships interest in WROP. As of the Prior Execution Date, Class A limited partnership interests representing an 83.2781% interest in WROP; 810,128 units of Class C limited partnership interest in WROP ("WROP Class C Common Units"), constituting an interest of 14.992% in WROP; and 38,876 units of Class D limited partnership interest in WROP ("WROP Class D Common Units"), constituting an interest of 0.7299% in WROP, are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. Each WROP Class C Common Unit and WROP Class D Common Unit is exchangeable for one share of Company Common Stock. Schedule 3.1(b) of the Company Disclosure Schedule sets forth the name, number and class of WROP units of partnership interest and the percentage interest of each partner in WROP. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of equity interests in the Company or any Subsidiary of the Company or Parent and Newco, as applicable, may vote. All outstanding shares of Company Common Stock, Company Senior Preferred Stock, Company Convertible Preferred Stock, and Company Redeemable Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Other than as set forth in the applicable organizational documents or under applicable securities law and except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding equity interests of the Subsidiaries of the Company owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances"). Set forth in Schedule 3.1(b) of the Company Disclosure Schedule is a true and complete list of the following: (i) each outstanding qualified or non-qualified option to purchase Company Common Stock granted under the Company Incentive Plans or otherwise, the name of each holder of each such option and the exercise price and the number of shares subject to each such option; (ii) each grant of Company Common Stock to employees which is subject to any risk of forfeiture, the name of each holder of such restricted stock and the number of shares of such restricted stock held by each holder; (iii) each outstanding Company Series A Warrant to purchase Company Common Stock and each outstanding Company Series B Warrant to purchase Company Common Stock and in each case, the name of each holder of such warrants and the number of warrants held by such holder; (iv) any obligation of the Company to issue Company Common Stock as a result of the transactions contemplated hereby and the total thereof; and (v) each loan made by the Company with respect to the purchase of Company Common Stock and the recipient, amount and principal terms thereof. Except as set forth in this
Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, there are issued and outstanding or reserved for issuance: (x) no shares of stock, Voting Debt or other voting securities of the Company; (y) no securities of the Company or any Subsidiary of the Company or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (z) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Transaction Documents (as hereinafter defined) and the OP Transaction Documents, there are not as of the Prior Execution Date, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which it is bound relating to the voting of any shares of the stock of the Company or partnership interests in WDOP or WROP that will limit in any way the solicitation of proxies or consents from, or the casting of votes by, the stockholders of the Company or the partners of WROP or WDOP with respect to the Merger or the other transactions contemplated by the OP Transaction Documents. Except as set forth in the applicable organizational documents of any Subsidiary of the Company or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, there are no restrictions on the Company's ability to vote the equity interests of any of its Subsidiaries. Except as set forth on Schedule 3.1(b) to the Company Disclosure Schedule, all dividends or distributions on securities of the Company that have been declared or authorized prior to the Prior Execution Date have been paid in full.

        (c) Authority; No Violations; Consents and Approvals.

           (i) The Board of Directors of the Company and the Company Special Committee have approved and declared advisable the Merger and this Agreement, and have directed that the Merger and this Agreement be submitted for consideration at a special meeting of the stockholders of the Company. The directors of the Company have advised the Company and Parent and Newco that they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by them and their Affiliates in favor of approval of the Merger and this Agreement. The general partner of WDOP has approved the WDOP Merger and the WDOP Merger Agreement, and the general partner of WROP has approved the WROP Merger and the WROP Merger Agreement. The Company has all requisite power and authority to enter into this Agreement, the Loan Repayment Agreements (as hereinafter defined), the Voting Agreements and all other documents to be executed by the Company in connection with the transactions contemplated hereby and thereby (collectively, the "Transaction Documents") and, subject, with respect to the consummation of the Merger, to receipt of the Merger Vote (as hereinafter defined), to consummate the transactions contemplated hereby and thereby. Each Subsidiary that is a party to any OP Transaction Document has all requisite power and authority to enter into such OP Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the OP Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and each applicable Subsidiary, subject, with respect to the consummation of the Merger, to receipt of the Merger Vote. The Transaction Documents and the OP Transaction Documents have been duly executed and delivered by the Company and each applicable Subsidiary and, subject, with respect to the consummation of the Merger, to receipt of the Merger Vote, and assuming the Transaction Documents to which Parent and Newco are parties constitute the valid and binding obligation of Parent and Newco, constitute valid and binding obligations of the Company and each applicable Subsidiary, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule or on Schedule 5.5(b) to the Parent/Newco Disclosure Schedule, the execution and delivery of the Transaction Documents or the OP Transaction Documents by the Company or each applicable Subsidiary do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Company Charter or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or any guarantee by the Company or any of its Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or
(D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger by the stockholders of the Company entitled to vote thereon has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, (1) have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company, or (2) would not, or could not reasonably be expected to, materially impair the ability of the Company or any of its Subsidiaries to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. The Required Consents (as hereinafter defined) that are listed on such Schedule 3.1(c) are indicated by an asterisk, it being understood that additional Required Consents are listed on Schedule 5.5(b) of the Parent/Newco Disclosure Schedule.

           (iii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule or as set forth in documents evidencing the tax-exempt bond indebtedness of the Company or any of its Subsidiaries, which documents have previously been made available to Parent and Newco, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents or OP Transaction Documents by the Company or each of its applicable Subsidiaries or the consummation by the Company or its applicable Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents or the OP Transaction Documents and the transactions contemplated hereby or thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) the filing of certificates of merger with the Delaware Secretary of State in connection with the WDOP Merger and the WROP Merger; (D) such filings and approvals as may be required by any applicable state takeover laws, or environmental laws; (E) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; (F) the filing, if applicable, of a pre-merger notification and report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make (1) has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or
(2) would not, or could not reasonably be expected to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        (d) SEC Documents. The Company has made available to Parent and Newco a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 and prior to or on the Prior Execution Date (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC between January 1, 1997 and the Prior Execution Date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the Prior Execution Date or was at any time prior to the Prior Execution Date but after January 1, 1997 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents. The books of account and other financial records of the Company are true, complete and correct in all material respects and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

        (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and the Company shall reasonably cooperate with Parent and Newco to cause such amendment or supplement to be promptly filed (if required to be filed) with the SEC and disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law.

        (f) Absence of Certain Changes or Events. Except as set forth on
Schedule 3.1(f) or Schedule 4.1 of the Company Disclosure Schedule or as disclosed in or reflected in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents to the Prior Execution Date, (i) nothing has occurred that would have been prohibited by
Section 4.1(a), (b), (c) (but, with respect to (c), only after June 30, 1999),
(h), (i), (k), or (l)(iii) or (iv) if the terms of such subsections had been in effect as of and after such date of such financial statements; and (ii) there has not been: (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's stock; (B) any amendment of any term of any outstanding equity security of the Company or any Subsidiary of the Company; (C) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company; (D) any material change in any method of accounting or accounting practice or any tax method, practice or election by the Company or any Subsidiary of the Company; (E) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company; or (F) any change, event or effect that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

        (g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, as of the Prior Execution Date, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or determined, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 1999 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 1999 which have not had, individually or in the aggregate, and could not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) liabilities under this Agreement.

        (h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter or Company Bylaws or the comparable charter or organizational documents of any of the Company's Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

        (i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. As of the Prior Execution Date, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and of which the Company has knowledge (as hereinafter defined) or, to the knowledge of the Company as of the Prior Execution Date, is threatened, other than those the outcome of which has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "knowledge" means the actual knowledge of the executive officers of Parent, Newco or the Company, as applicable.

        (j) Litigation. Except as disclosed in the Company SEC Documents or on
Schedule 3.1(j) or on Schedule 4.1 of the Company Disclosure Schedule and except for Company Litigation (as hereinafter defined) that both (i) is not covered by insurance and (ii) does not involve potential liability to the Company or any of its Subsidiaries in excess of $50,000, as of the Prior Execution Date there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), and, as of the Prior Execution Date, the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, nor as of the Prior Execution Date is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order"). Except for Company Litigation that both (i) is not covered by insurance and (ii) does not involve potential liability to the Company or any of its Subsidiaries in excess of $50,000, Schedule 3.1(j) of the Company Disclosure Schedule contains an accurate and complete list, as of the Prior Execution Date, of all Company Litigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

        (k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

           (i) Each of the Company and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or the Company has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Company and each Subsidiary of the Company has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Since June 30, 1999, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where the Company or any Subsidiary of the Company do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

           (ii) The Company (A) for all taxable years commencing with the year ended December 31, 1993 through December 31, 1998, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years, (B) will qualify as a REIT for the taxable year ending December 31, 1999 and the taxable year ending at the Effective Time, and (C) to the Company's knowledge, no challenge to the Company's status as a REIT is pending or threatened. Each Subsidiary of the Company which is a partnership, joint venture or limited liability company has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation.

           (iii) All Taxes which the Company or the Company's Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of the Company or the Company's Subsidiaries except for statutory liens for Taxes not yet due.

           (iv) The Tax returns of the Company and the Company's Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

           (v) Neither the Company nor the Company's Subsidiaries (A) have filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) are a party to any Tax allocation or sharing agreement.

           (vi) The Company does not have any liability for the Taxes of any person other than the Company and the Company's Subsidiaries and the Company's Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company's Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

           (vii) Neither the Company nor the Company's Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under
Section 280G of the Code. The Company and the Company's Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

           (viii) Neither the Company nor any of its Subsidiaries has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," except as disclosed in Schedule 3.1(k), true and correct copies of which have been made available to Parent and Newco. As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Subsidiary of the Company that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any of its Subsidiaries (including, without limitation, requiring the Company or any of its Subsidiaries to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that the Company or any of its Subsidiaries maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties (as hereinafter defined), or (iii) requires that the Company or any of its Subsidiaries offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any of its Subsidiaries.

        (l) Pension and Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule or in the Company SEC Documents:

           (i) All "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate") or to which the Company or any of its Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "Company Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the knowledge of the Company as of the Prior Execution Date, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

           (ii) No Company Pension Plan is subject to Title IV of ERISA.

           (iii) There is no material violation of ERISA with respect to (A) the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury regarding all "employee benefit plans," as defined in Section 3(3) of ERISA, the Company Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (all such plans, other than the Company Pension Plans, being hereinafter referred to as the "Company Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans or Company Pension Plans.

           (iv) Each Company Employee Benefit Plan and Company Pension Plan, related trust (or other funding or financing arrangement) and all amendments thereto are listed on Schedule 3.1(l), true and complete copies of which have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, Form 5500s and, with respect to any Company Pension Plan intended to be qualified pursuant to Section 401 of the Code, a current determination letter.

           (v) The Company Employee Benefit Plans and Company Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the Company Employee Benefit Plans and Company Pension Plans, and neither the Company nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans and the Company Pension Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA.

           (vi) As of the Prior Execution Date, there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, the Company Employee Benefit Plans or the Company Pension Plans or their assets.

           (vii) Except as described on Schedule 3.1(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including any retention bonuses or noncompetition payments) becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as described on
Schedule 3.1(l) of the Company Disclosure Schedule, there are no severance agreements, noncompetition agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on Schedule 3.1(l) of the Company Disclosure Schedule have been provided to Parent and Newco.

           (viii) Neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $100,000 except as are terminable upon one month's notice or less.

           (ix) Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

           (x) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Employee Benefit Plan or Company Pension Plan.

           (xi) The Company and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the Company Employee Benefit Plans.

           (xii) No amount has been paid by the Company or any of its ERISA Affiliates, and no amount is expected to be paid by the Company or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

           (xiii) As to any Company Pension Plan intended to be qualified pursuant to Section 401(a) of the Code there has been no termination or partial termination of the plan within the meaning of Section 411(d)(3) of the Code.

           (xiv) No act, omission or transaction has occurred which would result in the imposition on the Company or any Subsidiary of the Company of breach of fiduciary duty liability damages pursuant to Section 409 of ERISA, a civil penalty pursuant to Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

           (xv) To the knowledge of the Company or any Subsidiary of the Company, there is no matter pending with respect to any Company Pension Plan or Company Employee Benefit Plan before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

           (xvi) Each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the Company without liability except as to benefits accrued thereunder prior to amendment or termination.

        (m) Labor and Employment Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

           (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

           (ii) As of the Prior Execution Date, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries.

           (iii) As of the Prior Execution Date, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries.

           (iv) There is no strike, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries.

           (v) Employees of the Company and its Subsidiaries are lawfully authorized to work in the United States according to federal immigration laws, except for such lack of authorization that does not have, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

           (vi) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

           (vii) As of the Prior Execution Date, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Charter or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law.

        (n) Intangible Property. The Company and its Subsidiaries own, possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property"), except where the failure to possess or have adequate rights to use such properties has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. All of the Company Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture has resulted, or could reasonably be expected to result, in a Material Adverse Effect on the Company. To the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other person, and there have been no claims made, and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

        (o) Environmental Matters. For purposes of this Agreement:

           "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity or other legal requirements, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health or the environment or natural resources of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

           "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates);

           "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

           "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

        Except as disclosed on Schedule 3.1(o) of the Company Disclosure
Schedule:

           (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, in all material respects;

           (ii) The Company and its Subsidiaries have obtained and, until the Closing Date, will maintain all material permits, licenses and registrations, or applications relating thereto, and have made and, until the Closing Date, will make all material filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses;

           (iii) The Company and its Subsidiaries are not subject to any outstanding material written orders issued by, or material contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person;

           (iv) As of the Prior Execution Date, the Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law;

           (v) Neither the Company nor any of its Subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials;

           (vi) The operations of the Company and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the Prior Execution Date) or any applicable state equivalent, are in material compliance with applicable Environmental Laws;

           (vii) As of the Prior Execution Date, there is not on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries are potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material;

           (viii) No Company Property (as hereinafter defined) is included or, to the knowledge of the Company, proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the Company has no knowledge that any Company Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of the Company, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law; and

           (ix) The existence of possible environmental problems on sites adjacent to Trinity Oaks Apartments (Dallas, Texas), Riverwalk Apartments (Conroe, Texas), Reflections of Highpoint (Dallas, Texas) and Casa Verde (Phoenix, Arizona) has not had, and could not reasonably be expected to have, a material adverse impact on such Company Properties. The Company shall use its commercially reasonable efforts to comply with the recommendations set forth in
Schedule 3.1(o) to manage or remedy environmental concerns described therein.

        (p) Properties.

           (i) The Company or one of the Company's Subsidiaries owns fee simple title (or where indicated, leasehold estate) to each of the real properties identified in Schedule 3.1(p) to the Company Disclosure Schedule (the "Company Properties"), which are all of the real estate properties owned or leased by them, in each case (except as provided below) free and clear of Encumbrances. The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building or land use, occupancy, or development (collectively, "Property Restrictions"), except for (A) Encumbrances and Property Restrictions relating to tax-exempt bond financing set forth on
Schedule 3.1(p) to the Company Disclosure Schedule, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property,
(C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been delivered or made available to Parent), and

(D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not, or could not reasonably be expected to, otherwise have a Material Adverse Effect on the Company. Except as provided on Schedule 3.1(p) to the Company Disclosure Schedule, valid policies of title insurance have been issued, insuring the Company's or its applicable Subsidiary's fee simple title or leasehold estate to the Company Properties in amounts at least equal to the value of such Company Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the Company Disclosure Schedule, and such policies are, at the Prior Execution Date, in full force and effect and no material claim has been made against any such policy. An on-the-ground survey of each of the Company Properties made prior to the Effective Time and prepared in accordance with ALTA/ACSM (or Texas equivalent) standards would not disclose any Encumbrance, Property Restriction or other matter affecting title which is not currently shown on an existing survey of such Company Property and which could materially adversely affect the value or operation of such Company Property or the ability to obtain mortgage financing on such Company Property.

           (ii) Each Company Property (A) complies with the Property Restrictions or, to the extent that such Company Property does not comply, a written waiver therefor exists and may be relied upon by Parent, (B) each improvement on each Company Property lies outside of any flood plain or, if any such improvement lies within a flood plain, adequate insurance therefor is in full force and effect, and (C) each Company Property has access to and from a dedicated public right-of-way.

           (iii) All properties currently under development or construction by the Company or the Company's Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and the Company's Subsidiaries are listed as such on Schedule 3.1(p) to the Company Disclosure Schedule. All executory agreements entered into by the Company or any of its Subsidiaries relating to the development or construction of multifamily residential or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on Schedule 3.1(p) to the Company Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to Parent and Newco, are listed on the Company Disclosure Schedule and are true and correct.

        (q) Insurance. Schedule 3.1(q) of the Company Disclosure Schedule sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Schedule 3.1(q), neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any existing material insurance policy of the Company or any of its Subsidiaries.

        (r) Opinion of Financial Advisor. The Company has received the written opinion of J.P. Morgan Securities Inc. to the effect that, as of the Prior Execution Date, on the basis of and subject to the assumptions set forth therein, (i) the cash consideration to be paid to the holders of the Company Common Stock, and (ii) the cash consideration to be offered to the holders of common limited partnership interests in WDOP and WROP in the transactions contemplated hereby is fair from a financial point of view to such holders. In addition, the Company has received a valuation letter from J.P. Morgan establishing a range of values for the Company Senior Preferred Stock and the Company Redeemable Preferred Stock. Copies of the letters described above have been delivered to Parent.

        (s) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's stock necessary to approve the Merger (the "Merger Vote").

        (t) Beneficial Ownership of Company Common Stock. Neither the Company nor its Subsidiaries "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Company Common Stock or any of the Company's outstanding debt securities.

        (u) Brokers. Except for the fees and expenses payable to J.P. Morgan Securities Inc., which fees are reflected in such firm's engagement letter with the Company (a copy of which has been delivered to Parent), no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents or the OP Transaction Documents based upon arrangements made by or on behalf of the Company.

        (v) Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

        (w) Amendment to Rights Agreement; State Takeover Laws.

           (i) The Board of Directors of the Company has adopted a resolution approving an amendment to the Rights Agreement dated as of March 26, 1998 between the Company and BankBoston, N.A. (the "Company Rights Agreement") to provide that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock or Company Convertible Preferred Stock into the right to receive the Cash Merger Consideration in accordance with
Article 2 of this Agreement, the consummation of the Merger or any other transaction contemplated by the Transaction Documents or the OP Transaction Documents will cause (A) the rights to purchase Company Junior Preferred Stock under the Company Rights Agreement (the "Company Rights") to be exercisable under the Company Rights Agreement, (B) Parent, Newco or any of their respective Subsidiaries or any of their respective stockholders or holders of partnership interests to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), or (C) any such event to be deemed a "Distribution Date" (as defined in the Company Rights Agreement).

           (ii) The Company (A) has taken all action necessary to exempt the transactions contemplated by the Transaction Documents and the OP Transaction Documents from (x) the operation of any "fair price," "moratorium," "control share acquisition," "business combination," or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") and (y) any ownership restrictions or limitations set forth in the Company Charter or Company Bylaws or the organizational documents of any Subsidiary of the Company and (B) has delivered to Parent true and complete copies of all resolutions of the Board of Directors of the Company, any amendments to the Company Bylaws and any other documents necessary to exempt such transactions pursuant to clause (A) above.

        (x) Contracts.

           (i) Except as disclosed in the Company SEC Documents or on Schedule 3.1(x) to the Company Disclosure Schedule, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which the Company or any Company Subsidiary may conduct its business.

           (ii) Schedule 3.1(x) sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

           (iii) Except as set forth on Schedule 3.1(x), neither the Company nor any of the Company's Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.

           (iv) Neither the Company nor any of the Company's Subsidiaries is a party to any agreement relating to the management of any of the Company Properties which is not terminable by the

Company or such Subsidiary without penalty on less than 30 days notice except the agreements described on Schedule 3.1(x).

           (v) Schedule 3.1(x) lists all agreements entered into by the Company or any of the Company's Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

           (vi) Except as set forth on Schedule 3.1(x), neither the Company nor any of its Subsidiaries has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned (other than non-material indemnification obligations relating to brokerage commissions, ordinary and customary title warranties, post-closing adjustments and customary contractual indemnification for pre-closing events upon sales of properties by the Company or any of its Subsidiaries), (B) to pay any additional purchase price for any of the Company Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the Company.

           (vii) Except as set forth on Schedule 3.1(x), there are no material outstanding contractual obligations of the Company or any of its Company Subsidiaries to provide any funds to, or make any investment (in the form of an advance, loan, extension of credit, capital contribution or otherwise) in, or which provide for the direct or indirect guarantee by the Company or any of its Subsidiaries (including by means of a take-or-pay or keepwell agreement) of the indebtedness, liabilities, obligations or financial condition of, any of the Company's Subsidiaries or any other person.

           (viii) Except as set forth on Schedule 3.1(x), there are no indemnification agreements entered into by and between the Company and any director or officer of the Company or any of its Subsidiaries.

           (ix) Except as set forth on Schedule 3.1(x), there are no contracts, agreements, commitments or arrangements that (A) create a material partnership, joint venture or similar arrangement, (B) require payments to be made in excess of $100,000 per year for goods and services or with respect to any licenses granted to or by the Company or any of its Subsidiaries, (C) grant any Encumbrance upon any material asset of the Company or any of its Subsidiaries or
(D) were not made in the ordinary course of business and are material to the Company and its Subsidiaries, taken as a whole, in each of the cases set forth in clauses (A), (B), (C) and (D) which are not subject to termination within 30 days after the date of the execution and delivery thereof without penalty or payment by the Company (all such contracts, arrangements or agreements listed on Schedule 3.1(x) pursuant to clauses (i) through (ix), the "Material Contracts").

        (y) Stock Purchase Plan. The Company has taken all action necessary, including (without limitation) causing its Board of Directors (or a committee thereof) to adopt resolutions, to provide that (i) the Company Stock Purchase Plan shall be suspended effective as of the last day of the Purchase Period (as defined in the Company Stock Purchase Plan) that commenced before the Prior Execution Date and ended on or after the Prior Execution Date, which Purchase Period begins on the first day of a calendar quarter and ends on the last day of such calendar quarter, so as to terminate temporarily the Company Stock Purchase Plan during all Purchase Periods, if any, occurring after such date until the Effective Time; (ii) the Company Stock Purchase Plan shall terminate permanently as of the Effective Time, at which time the number of whole shares of Company Common Stock which such participant would otherwise be entitled to purchase under the Company Stock Purchase Plan shall be converted into the right to receive the Option Consideration to which such participant is entitled pursuant to Section 2.1(d), and cash in the amount of any remaining account balance; and
(iii) if the last day of a Purchase Period does not occur prior to the Closing Date, the Closing Date shall be deemed to be the last day of such Purchase Period for purposes of determining the purchase price of the Company Common Stock with respect to such Purchase Period.

        (z) Deferred Compensation Plan. The Company has taken all actions necessary, including (without limitation) causing its Board of Directors (or a committee thereof) to adopt resolutions, to provide that the Company's Non-Qualified Deferred Compensation Plan (the "Company Deferred Compensation Plan") shall terminate, effective as of the Effective Time, and all vested and unvested account balances shall be distributed to such participants in accordance with the terms of such plan and the corresponding Trust Agreement dated as of October 1, 1998 between the Company and Delaware Charter and Guarantee Trust Company.

        (aa) Company Options. The Company has taken all actions necessary, including (without limitation) causing its Board of Directors (or a committee thereof) to adopt resolutions, to provide that the Company Stock Options shall be automatically canceled as of the Effective Time and shall thereafter represent the right to receive the Option Consideration as set forth in Section
2.1 and to ensure that, following the Effective Time, no participant in the Company Incentive Plans or any other plans, programs or arrangements shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Entity or any Affiliate thereof.

        (bb) Company Warrants. The Company has taken all necessary action, including (without limitation) causing its Board of Directors (or a committee thereof) to adopt resolutions, to reduce the exercise price of the Company Warrants to an exercise price per share equal to $0.01 below the Cash Merger Consideration payable with respect to a share of Company Common Stock, effective immediately prior to the Effective Time.

        (cc) Rule 16b-3. The Company has taken all necessary action, including (without limitation) causing its Board of Directors to adopt resolutions authorizing and approving the Merger, this Agreement and the transactions contemplated hereby, to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of Section 16(b) of the Exchange Act.

        (dd) Information Systems. The Company has formulated a plan in order to address the ability of the Company's information systems to process date and time data from, into and beyond the year 2000 ("Year 2000 Data"), and the ability of such systems to interact with third parties' systems and with or through electrical power, telecommunications and other utilities and services.
Schedule 3.1(dd) of the Company Disclosure Schedule identifies the Company's and its Subsidiary's information systems that are material to the operations of the Company and its Subsidiaries (the "Information Systems") and identifies for each such Information System (i) whether such Information System has been identified by the Company as being able to accurately process such Year 2000 Data, and (ii) if such Information System has not been identified by the Company as being able to accurately process Year 2000 Data, the plan and target date for replacing, updating or upgrading such Information System in order to be able to accurately process such data. Such plans are proceeding as scheduled and are being implemented at costs which do not exceed the costs expected by the Company and its Subsidiaries to be incurred with respect to their management information systems to enable them to function in the ordinary course of business. The Company is not aware of any facts or circumstances that create a reasonable basis for the Company to believe that, if the scheduled replacements, updates or upgrades continue to be made in accordance with the plans identified on Schedule 3.1(dd), the Company's Information Systems will be unable to accurately process such Year 2000 Data as of and after December 31, 1999. No client, customer, supplier or vendor, and no electric, telecommunications or other utility with whom the Company's or any Subsidiary's Information Systems interact, has notified the Company or such Subsidiary that the Information Systems, when used in combination with any information system of such person, will be unable to accurately process such Year 2000 Data.

        (ee) Drever Partners, Inc. Stock Purchase Agreement. Concurrently with the execution of the Initial Agreement, WDOP, Marshall B. Edwards, Mark S. Dillinger, Michael E. Masterson and Drever Partners, Inc. have executed and delivered that certain Stock Purchase Agreement dated September 24, 1999, a copy of which is attached hereto as Exhibit E (the "Drever Partners Stock Purchase Agreement").

        (ff) Amendment and Restatement of Prior Agreement. As of the date hereof, in accordance with Section 7.5 of the Prior Agreement, the Board of Directors of the Company and the Company Special Committee have taken all actions necessary to effect the amendment and restatement of the Prior Agreement pursuant to this Agreement.

     3.2 Representations and Warranties of Parent and Newco. Parent and Newco represent and warrant, jointly and severally, to the Company as follows (which representations and warranties shall be deemed to have been made on and after the Prior Execution Date up to and including the Effective Time (except to the extent that a representation or warranty is made on or after another date or as of a specified date), in each case as qualified by matters reflected on the disclosure schedule delivered by Parent and Newco to the Company on or prior to the Prior Execution Date (the "Parent/Newco Disclosure Schedule") and made a part hereof by reference):

        (a) Organization, Standing and Power. Newco is a corporation duly formed and validly existing under the MGCL and is in good standing with the State Department of Assessments and Taxation of Maryland, and Parent is a limited partnership duly formed and validly existing under the Delaware Revised Uniform Limited Partnership Act and is in good standing with the Delaware Secretary of State. As of the date hereof and as of the Closing Date, neither Newco nor Parent has any Subsidiaries, except that Newco is a wholly owned Subsidiary of Parent, and WROP Merger Sub and WDOP Merger Sub are Subsidiaries of Parent, and except for any newly created subsidiaries pursuant to Section 5.20. Newco has heretofore delivered to the Company complete and correct copies of its charter and Bylaws, and Parent has delivered to the Company complete and correct copies of its Certificate of Limited Partnership and the Parent Partnership Agreement, the Agreement of Limited Partnership of WROP Merger Sub and the Agreement of Limited Partnership of WDOP Merger Sub.

        (b) Capital Structure. As of the date hereof, Oly Hightop Holding, L.P., a Delaware limited partnership ("Holding"), is the sole limited partner of Parent, and Oly Hightop Parent GP, LLC, a Delaware limited liability company and wholly owned subsidiary of Holding, is the sole general partner of Parent. As of the date hereof, the partnership interests of Parent consist of a .01% general partner interest held by Oly Hightop Parent GP, LLC and a 99.99% limited partnership interest held by Holding. As of the date hereof, Parent has designated a class of partnership interests as Common Limited Partner Interests of Parent ("Parent Common Limited Partner Interests"). As of the date hereof, Holding is the only holder of a Parent Common Limited Partner Interest. As of the date hereof, the authorized stock of Newco consists of 1,000 shares of Newco Common Stock. As of the date hereof, (A) 100 shares of Newco Common Stock are issued and outstanding; and (B) no Voting Debt is issued and outstanding. Except as set forth in this Section 3.2(b), there are outstanding: (1) no equity interests, Voting Debt or other voting securities of Parent or Newco; (2) no securities of Parent, Newco or any Subsidiary of Parent or Newco or securities or assets of any other entity convertible into or exchangeable for equity interests, capital stock, Voting Debt or other voting securities of Parent or Newco or any Subsidiary of Parent or Newco; and (3) other than the subscription agreements set forth on Schedule 3.2(g) of the Parent/Newco Disclosure Schedule, no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or Newco or any Subsidiary of Parent or Newco is a party or by which it is bound in any case obligating Parent or Newco or any Subsidiary of Parent or Newco to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests, capital stock or any Voting Debt or other voting securities of Parent or Newco or of any Subsidiary of Parent or Newco, or obligating Parent or Newco or any Subsidiary of Parent or Newco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        (c) Authority; No Violations, Consents and Approvals.

           (i) Each of Parent, Newco, WDOP Merger Sub and WROP Merger Sub has all requisite power and authority to enter into the Transaction Documents and the OP Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the OP Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent, Newco, WDOP Merger Sub and WROP Merger Sub. The Transaction Documents to which Parent, Newco, WDOP Merger Sub or WROP Merger Sub is a party have been duly executed and delivered by each of Parent, Newco, WDOP Merger Sub and WROP Merger Sub as the case may be, and assuming the Transaction Documents to which the Company or any of its Subsidiaries is a party constitute the valid and binding obligation of the Company or its Subsidiary, as the case may be, constitute a valid and binding obligation of each of Parent, Newco, WDOP Merger Sub or WROP Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (ii) The execution and delivery of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of Parent or Newco or any of their Subsidiaries under, require the consent or approval of any third party lender or otherwise result in a material detriment to Parent or Newco or any of their Subsidiaries under, any provision of (A) the Parent Partnership Agreement, the Articles of Incorporation or Bylaws of Newco or any provision of the comparable charter or organizational documents of any of their Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Newco or any of their Subsidiaries or their respective properties or assets or any guarantee by Parent or Newco or any of their Subsidiaries of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Newco or any of their Subsidiaries or any of their respective properties or assets, other than, in the case of clauses
(B), (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not, or could not reasonably be expected to, materially impair the ability of Parent or Newco to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or Newco or any of their Subsidiaries in connection with the execution and delivery by Parent or Newco of the Transaction Documents to which Parent or Newco is a party or the consummation by Parent or Newco of the transactions contemplated hereby or thereby, except for:
(A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable state takeover laws or environmental laws; (D) filings under the HSR Act, if applicable; and (E) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, or could not reasonably be expected to, materially impair the ability of Parent or Newco to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        (d) Information Supplied. None of the information supplied or to be supplied by Parent or Newco for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company, at the time of the meeting of such stockholders to be held in connection with the Merger, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective

Time any event with respect to Parent or Newco or any of their Subsidiaries, or with respect to other information supplied by Parent or Newco for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed (if required to be filed) with the SEC. The Proxy Statement, insofar as it relates to Parent or Newco or other Subsidiaries of Parent or Newco or other information supplied by Parent or Newco for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        (e) Litigation. As of the Prior Execution Date, there is no suit, action or proceeding pending, or, to the knowledge of Parent or Newco, threatened against or affecting Parent or Newco or any Subsidiary of Parent or Newco ("Parent/Newco Litigation") and, as of the Prior Execution Date, none of Parent, Newco or their Subsidiaries have knowledge of any facts that are likely to give rise to any Parent/ Newco Litigation, nor as of the Prior Execution Date is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent, Newco or any Subsidiary of Parent or Newco ("Parent/Newco Order").

        (f) Brokers. Except for fees and expenses incurred in connection with the financing arrangements, fees and expenses payable to BancBoston Robertson Stephens, which fees are reflected in its engagement letter with Oly Hightop, LLC (a copy of which has been delivered to the Company), and the agreement regarding fee and expense sharing agreement between Oly Hightop, LLC, Westdale Asset Management, Ltd. and Westdale Properties America I, Ltd., which fees will be paid by Newco, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent or Newco.

        (g) Sources of Funds. Newco and Parent have obtained the equity financing commitments and expressions of interest and Parent and its Affiliates have obtained the debt financing commitments and expressions of interest (collectively, including any such commitment the expiration date of which is extended, the "Financing Commitments"), all as described on Schedule 3.2(g) of the Parent/Newco Disclosure Schedule.

        (h) Interim Operations of Parent and Newco. Each of Parent, Newco, WDOP Merger Sub and WROP Merger Sub was formed by Holding solely for the purpose of engaging in the transactions contemplated hereby and, as of the Prior Execution Date and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions, agreements and arrangements contemplated by this Agreement, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no assets and has conducted its operations only as contemplated hereby.

        (i) Amendment and Restatement of Prior Agreement. As of the date hereof, in accordance with Section 7.5 of the Prior Agreement, the Board of Directors of Newco and the general partner of Parent have taken all actions necessary to effect the amendment and restatement of the Prior Agreement pursuant to this Agreement.

                                   ARTICLE 4

                         COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

     4.1 Conduct of Business by the Company Pending the Merger. From the Prior Execution Date until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as described on Schedule 4.1 to the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that Parent and Newco shall otherwise consent in writing):

        (a) Ordinary Course. The Company and each of its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company will promptly notify Parent of any Material Adverse Change or of any litigation having potential liability to the Company or any of its Subsidiaries in excess of $50,000 or any governmental complaints, investigations or hearings involving the Company.

        (b) Dividends; Changes in Stock. Except as contemplated by this Agreement and for transactions solely among the Company and its direct or indirect or wholly owned Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (i) authorize, declare or pay any dividends on or make other distributions in respect of any of its equity interests, capital stock or partnership interests, except for (A) the authorization, declaration and payment of (1) regular quarterly cash dividends on Company Common Stock for the third quarter of the Company's 1999 fiscal year not to exceed $0.4825 per share (which dividend is payable in the fourth quarter), with usual record and payment dates, and (2) any regular quarterly dividend thereafter, but only in the minimum amount necessary to avoid (x) jeopardizing the Company's status as a REIT under the Code and (y) having positive real estate investment trust taxable income for the taxable year ending at the Effective Time, in either case, after notice to and consultation with Parent,
(B) the payment of regular quarterly cash dividends on the Company Convertible Preferred Stock, the Company Senior Preferred Stock and the Company Redeemable Preferred Stock in accordance with their respective terms, with usual record and payment dates, (C) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of the Company made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and (D) the payment of regular quarterly cash dividends to stockholders of any corporations that are preferred stock Subsidiaries of the Company, with usual record and payment dates; (ii) split, combine or reclassify any of its equity interests or shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Company's or a Subsidiary's equity interests or capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any equity interests or capital stock.

        (c) Issuance of Securities. The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any of its equity interests or capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than: (i) the issuance of Company Common Stock upon the exercise of (A) stock options that were outstanding on the Prior Execution Date under the Company Incentive Plans, (B) Company Warrants that were outstanding on the Prior Execution Date and (C) Company Series B Warrants issued pursuant to clause (ii), and (ii) issuances of Company Common Stock, Company Redeemable Preferred Stock and/or Company Series B Warrants by the Company to partners of limited partnership Subsidiaries of the Company in accordance with the requirements of the existing organizational documents of such Subsidiaries, (iii) issuances by a wholly owned Subsidiary of the Company of such Subsidiary's capital stock or equity interests to its parent, and (iv) the issuance of

Company Common Stock upon the conversion of shares of Company Convertible Preferred Stock in accordance with its terms.

        (d) Governing Documents. Except as contemplated hereby or in connection herewith, the Company shall not amend or propose to amend the Company Charter or Company Bylaws and, except in connection with the OP Transactions, the Company shall cause its Subsidiaries not to amend or propose to amend any partnership agreement or other organizational documents of such Subsidiaries.

        (e) No Acquisitions. Other than as described on Schedule 4.1 of the Company Disclosure Schedule or as requested pursuant to Section 5.20, the Company shall not, and it shall not permit any of its Subsidiaries to, acquire (or agree to acquire by merging or consolidating with, or by purchasing any equity interests in or any of the assets of, or by any other manner) any business, corporation, partnership, association or other business organization or division thereof, or any assets, in each case having a purchase price or consideration payable in excess of $50,000; provided, however, that the aggregate purchase price or consideration payable with respect to such acquisitions shall not exceed $500,000, in the aggregate.

        (f) No Dispositions. Other than as described on Schedule 4.1 of the Company Disclosure Schedule or as requested pursuant to Section 5.20, the Company shall not, and it shall not permit any of its Subsidiaries to, sell or otherwise dispose of, or agree to sell or otherwise dispose of, any Company Properties or any of its material assets.

        (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, including as requested pursuant to Section 5.20, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

        (h) Accounting. The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any changes in its accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

        (i) Affiliate Transactions. Except for any transaction contemplated by the Transaction Documents or the OP Transaction Documents, the Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with wholly owned Subsidiaries of the Company.

        (j) Insurance. The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

        (k) Tax Matters. The Company shall not (i) make or rescind any material express or deemed election relating to Taxes (except as required by law or necessary to preserve the Company's status as a REIT or the status of any of the Company's Subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code) unless it is reasonably expected that such action will not materially and adversely affect the Company, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect the Company and except any settlement or compromise relating to contests or protests relating to property tax valuations undertaken by the Company in the ordinary course of business, or
(iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect the Company.

        (l) Certain Employee Matters. The Company shall not and it shall not permit any of its Subsidiaries to: (i) hire or terminate any employee or consultant if the aggregate annual compensation of such employee or consultant exceeds $75,000; (ii) grant any increases in the compensation of, or pay any bonuses or noncompetition payments to, any of its directors, trustees, officers or employees; (iii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement or other employee benefit not required or contemplated by any of the existing Company Employee Benefit Plans or Company Pension Plans, as applicable, in each case as in effect on the Prior Execution Date; (iv) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee; or
(v) become obligated under any new Company Employee Benefit Plan or Company Pension Plan, which was not in existence or approved by the Board of Directors of the Company prior to the Prior Execution Date, or amend any such plan or arrangement in existence on the Prior Execution Date if such amendment would have the effect of materially enhancing any benefits thereunder; provided, however, that nothing in this Section 4.1(l) shall prohibit the Company from making the severance payments contemplated by the employment and consulting agreements set forth in Schedule 3.1(l) of the Company Disclosure Schedule and paying up to an aggregate amount of Two Million Dollars ($2,000,000) in retention bonuses to nonexecutive employees.

        (m) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except regular borrowings under credit facilities made in the ordinary course of the Company's cash management practices), forgive any indebtedness, or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or (ii) except in connection with the acquisitions listed on Schedule 4.1, create any mortgages, liens, security interests or similar other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof.

        (n) WROP Merger and WDOP Merger. The Company shall not, nor shall it permit any of its Subsidiaries to, agree to amend, waive, modify or terminate any provision of the WDOP Merger Agreement or the WROP Merger Agreement or any other OP Transaction Document.

        (o) Company Rights under Rights Agreement. The Company shall not redeem any of the Company Rights prior to the Effective Time unless required to do so by a court of competent jurisdiction.

        (p) Contracts. The Company shall not, nor shall it permit any of its Subsidiaries to, materially amend or terminate, or waive compliance with the terms of or breaches under, any Material Contract, including (without limitation) the Company Rights Agreement, and shall not, nor shall it permit any of its Subsidiaries to, enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed on Schedule 3.1(x).

        (q) Discharge of Liabilities. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements of the Company included in the Company SEC Documents.

        (r) Drever Partners Stock Purchase Agreement. The Company shall not, nor shall it permit any of its Subsidiaries to, agree to amend, waive, modify or terminate any provision of the Drever Partners Stock Purchase Agreement.

        (s) Agreements. The Company shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     4.2  No Solicitation by the Company.

        (a) From and after the Prior Execution Date and prior to the Effective Time, the Company agrees that:

           (i) neither it nor any of its Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving, or any purchase of, 10% or more of the assets or any equity securities of the Company or any of the Company's Subsidiaries, other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Company Acquisition Proposal, or terminate or waive any provision of any confidentiality agreement with any person or otherwise take any action designed or reasonably likely to facilitate any effort or attempt to make or implement a Company Acquisition Proposal;

           (ii) it will direct and cause its officers, directors, employees, agents, attorneys, accountants, financial advisors or other representatives not to engage in any of the activities in Section 4.2(a)(i), except to the extent expressly permitted in Section 4.2(b)(i);

           (iii) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.2(a)(ii) of the obligations undertaken in this Section 4.2; and

           (iv) it will notify Parent promptly if the Company receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it.

        (b) Notwithstanding the foregoing, nothing contained in Section 4.2(a) shall prohibit the Board of Directors of the Company from the following actions:

           (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Company Acquisition Proposal if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith, following consultation with and after considering the advice of its legal and financial advisors, that such action could reasonably be expected to result in a Company Superior Proposal (as hereinafter defined), (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides both oral and written notice to Parent to the effect that it is furnishing information to, or entering into discussions with, such person or entity, the material terms and conditions of such Company Acquisition Proposal and the identity of the person making such Company Acquisition Proposal and (C) upon any material change in the details (including amendments or proposed amendments) of any such Company Acquisition Proposal, the Company immediately informs Parent of such change orally and in writing, and

           (ii) to the extent applicable, taking and disclosing to its stockholders a position as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders with regard to a Company Acquisition Proposal if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law;

provided, however, that, from and after the Prior Execution Date, neither the Board of Directors of the Company nor the Company Special Committee shall, except as specifically permitted pursuant to this Section 4.2, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal. Nothing in this Section 4.2 shall (x) permit the Company to enter into an agreement with respect to a Company Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with any person that provides for, or in any way facilitates, a Company Acquisition Proposal) or (y) affect any other obligation of the Company under this Agreement; provided, however, that the Board of Directors of the Company may approve and recommend a Company Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, a "Company Superior Proposal" means an unsolicited bona fide Company Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of the Company (or a duly constituted committee thereof charged with considering Company Acquisition Proposals) determines in good faith to be more favorable to the Company's stockholders from a financial point of view than the Merger (based on advice from the Company's independent financial advisor of nationally recognized reputation that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which any required financing is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (or any such committee), based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party (if financing is required), and which the Board of Directors of the Company determines, in its good faith reasonable judgment, is reasonably capable of being consummated without undue delay.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement in form and substance reasonably satisfactory to each of the Company, Parent and Newco. Each of the Company, Parent and Newco shall use its commercially reasonable efforts to have the Proxy Statement approved for mailing to the stockholders of the Company as promptly as practicable after such filing. The Company shall agree to date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

     5.2  [INTENTIONALLY OMITTED]

     5.3 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent or Newco, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, as well as to its officers and employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Newco all other information concerning its business, properties and personnel as Parent or Newco may reasonably request. Each of Parent and Newco agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by the Transaction Documents or the OP Transaction Documents. The Confidentiality Agreement for Representatives dated July 2, 1999 between the Company and Olympus Real Estate Corporation (the "Confidentiality Agreement") relating to the Confidentiality Agreement dated June 9, 1999 by Westdale Properties America I, Ltd. shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.4 Stockholders Meeting. The Company shall call a meeting of its stockholders (the "Stockholders Meeting") to be held as promptly as practicable after the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to stockholders of the Company, for the purpose of voting upon the Merger. Subject to the provisions of Section 4.2(b), the Company Special Committee and the Board of Directors of the Company shall recommend to the Company's stockholders entitled to vote thereon the approval of the Merger and this Agreement and not rescind such recommendation, and the Company shall use all commercially reasonable efforts to obtain approval of the Merger and this Agreement by its stockholders entitled to vote thereon. The Company shall use all commercially reasonable efforts to hold such meeting as soon as practicable, but no sooner than 20 business days following the date that the Proxy Statement is mailed to stockholders of the Company.

     5.5  Approvals.

        (a) Each party hereto shall cooperate and use all commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by the Company or by Parent or Newco, or any of their respective Subsidiaries, in connection with the Merger, the WDOP Merger and the WROP Merger or the taking of any other action contemplated by the Transaction Documents or the OP Transaction Documents.

        (b) For purposes of this Agreement, (i) all consents indicated by an asterisk on Schedule 3.1(c) of the Company Disclosure Schedule, (ii) all consents set forth on Schedule 5.5(b) of the Parent/Newco Disclosure Schedule,
(iii) any other consent that is required by any lender to consummate the transactions contemplated by the Transaction Documents, the OP Transaction Documents and the Financing Commitments and to which such lender is legally entitled and (iv) any other consent required by any third party (including credit enhancers, bond issuers, insurers, servicers or trustees) in connection with the financing, refinancing or assumption of indebtedness and changes in ownership or control contemplated in the Transaction Documents, the OP Transaction Documents and the Financing Commitments, are collectively referred to herein as the "Required Consents." Subject to the terms and conditions herein provided, each of the Company, Parent and Newco shall: (A) cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (2) timely making all such filings and timely seeking all such consents (including, without limitation, the Required Consents), approvals, permits and authorizations, (B) use all commercially reasonable efforts to obtain in writing any consents (including, without limitation, the Required Consents) or waivers required from third parties to effectuate the transactions contemplated by the Transaction Documents and the OP Transaction Documents, such consents or waivers to be in form reasonably satisfactory to Parent and the Company, and to (C) take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Transaction Documents and the OP Transaction Documents, including the WROP Merger and the WDOP Merger; provided, however, that in connection with obtaining any consents, the Company will consult with Parent throughout the process of seeking such third party consent, including (without limitation), consulting Parent with respect to any payment that may be required to obtain such consent. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company, Parent or Newco shall take all such necessary action that is commercially reasonable. Notwithstanding the foregoing, neither Parent nor Newco shall be required to make any payment or grant any concession to extend the term of any Financing Commitment beyond the expiration date set forth in such Financing Commitment.

     5.6  [INTENTIONALLY OMITTED].

     5.7 Employee Matters. (a) The Company, Parent and Newco agree that all employees of the Company immediately prior to the Effective Time shall be employed by either Parent or Newco immediately after the Effective Time, it being understood that neither Parent nor Newco, as the case may be, shall have any obligations to continue employing such employees for any length of time thereafter.

        (b) For a period of three months after the Effective Time, Newco or Parent (or any of their Affiliates), as the case may be, shall provide those employees of the Company and its Subsidiaries covered by the Company Employee Benefit Plans with benefits that are comparable, in the aggregate, to the benefits provided to such employees by the Company during the year prior to the Closing Date (excluding equity compensation plans and arrangements). Parent and Newco further agree that any present employees of the Company shall be credited for their service with the Company for purposes of eligibility, entitlement to benefits, and vesting in any plans provided by Parent, Newco (or any of their Affiliates), as the case may be, and all pre-existing conditions and exclusions shall be waived and expenses incurred by any employee for deductibles and co-payments in the portion of the year prior to the date an employee first became a participant in such plan shall be credited to the benefit of such employee under such plan in the year in which such employee's participation commenced.

        (c) At the Effective Time, the Surviving Entity shall assume and perform each of the severance obligations described on Schedule 3.1(l) to the Company Disclosure Schedule.

     5.8 Stock Options. The Company shall use all commercially reasonable efforts to obtain, prior to the Effective Time, an executed Option Surrender Agreement, Release and Waiver from all holders of outstanding Company Stock Options in substantially the form attached as Exhibit F hereto.

     5.9 Company Warrants. The Company (a) shall deliver to the Warrant Agent, a certificate of a firm of independent public accountants describing the reduction in the exercise price of the Company Warrants set forth in Section 3.1(bb) and (b) at the earliest practicable time but not less than 30 days before the Closing Date, shall deliver to the Warrant Agent notice of the Merger, in each case in accordance with the provisions of the Warrant Agreements. The Company shall cause the Warrant Agent to promptly deliver notice of such adjustment in the exercise price of the Company Warrants and notice of the Merger to each holder of Company Warrants in accordance with the provisions of the Warrant Agreements at the earliest practicable time but not less than 20 days before the Closing Date.

     5.10 Deferred Compensation Plan. After the Effective Time, Parent or Newco shall use its commercially reasonable efforts to cause all vested account balances of participants in the Company Deferred Compensation Plan to be distributed to such participants in accordance with the terms of the plan and the corresponding Trust Agreement dated as of October 1, 1998 between the Company and Delaware Charter and Guarantee Trust Company.

     5.11  Directors' and Officers' Indemnification and Insurance.

        (a) From and after the Effective Time, Parent shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Subsidiary of the Company (the "Company Officers or Directors") that is the same as the exculpation and indemnification provided to the Company Officers or Directors by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in the Company Charter or Company Bylaws, in any separate indemnification agreements between the Company and its directors or officers or in any other Company Employee Benefit Plan or Company Pension Plan as in effect on the Prior Execution Date; provided, that such exculpation and indemnification covers actions or omissions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. Parent shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions no less favorable in the aggregate to the Company Officers or Directors than under the Company's current directors and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Effective Time; provided, however, that in no event shall Parent be required to pay a premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the Prior Execution Date, but if the premium required to obtain such coverage would exceed such maximum amount, Parent shall purchase as much coverage as possible for such maximum amount.

        (b) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Company Officer or Director, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent and the Company. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Company Officer or Director, his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent under this
Section 5.11. The provisions of this Section 5.11 shall survive the Merger and are in addition to any other rights to which a Company Officer or Director may be entitled.

        (c) In the event that Parent or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume expressly or by operation of law the obligations set forth in this Section 5.11, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Company Officer or Director.

     5.12 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

     5.13 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by the Transaction Documents or the OP Transaction Documents, and shall not issue any such press release or make any such public statement without the reasonable consent of the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement. The parties agree that the initial press release to be issued on or after the date of this Agreement with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of the Agreement.

     5.14 Other Actions. From and after the Prior Execution Date, except as contemplated by this Agreement, none of the Company, Parent or Newco shall, nor shall the Company, Parent or Newco permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article 6 not being satisfied. Each of the parties agrees to use its commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement.

     5.15 Advice of Changes; SEC Filings. The Company shall confer with Parent on a regular basis, report on Company operational matters and promptly advise Parent orally and in writing of any change or event which has, or could reasonably be expected to have, a Material Adverse Effect on the Company. The Company or Parent, as the case may be, shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with the Transaction Documents or the OP Transaction Documents and the transactions contemplated hereby or thereby.

     5.16 Conveyance Taxes. The Company, Parent and Newco will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by the Transaction Documents or the OP Transaction Documents that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such tax or fee, and (c) each pay any such tax or fee which becomes payable by it on or before the Effective Time.

     5.17  WDOP Merger and WROP Merger.

        (a) The Company and Parent shall take all necessary action (i) to cause the WROP Merger and the WDOP Merger to be consummated immediately prior to the Effective Time (but on the Closing Date), which actions shall include the actions set forth in Section 5.1 and the distribution of election and consent forms to the holders of WDOP Class B Common Units substantially in the form of Exhibit D-1 hereto (a "WDOP Election and Consent Form"), and to the holders of WROP Class C Common Units and WROP Class D Common Units, each substantially in the form of Exhibit D-2 and Exhibit D-3 hereto, respectively (each such form, a "WROP Election and Consent Form") and (ii) thereafter, to cause the Second Amended and Restated Limited Partnership Agreement of WDOP and the Second Amended and Restated Limited Partnership Agreement of WROP to take effect. Each party agrees that the Second Amended and Restated Limited Partnership Agreement of WDOP shall be substantially in the form attached as Exhibit G hereto, and the Second Amended and Restated Limited Partnership of WROP shall be substantially in the form attached as Exhibit H hereto; provided, however, that no party shall object to any nonsubstantive changes to such partnership agreements requested by any other party hereto prior to the Effective Time.

        (b) The parties acknowledge that if a common limited partner of WDOP or WROP does not execute and deliver a WDOP Election and Consent Form or a WROP Election and Consent Form, as applicable, on or before the date of the Stockholders Meeting, then such common limited partner shall be entitled to receive only cash in the WDOP Merger or the WROP Merger, as applicable, and shall not be entitled to elect to receive new securities of Parent.

     5.18 Employee Loans. On or before the date hereof, the Company has delivered to Parent a Loan Repayment Agreement in substantially the form attached as Exhibit I hereto executed by each officer and director of the Company who has any outstanding loan from, or other debt obligation to, the Company, which loan was made, or debt obligation incurred, for the purpose of purchasing Company Common Stock. Prior to the Effective Time, the Company shall cause any of its other employees who has any outstanding loan from, or other debt obligations to, the Company, to execute and deliver a Loan Repayment Agreement in substantially the form attached as Exhibit I hereto. With respect to any loan from the Company to any of its employees, other than the persons who are parties to the employment or consulting agreements listed on Schedule 3.1(l) to the Company Disclosure Schedule, that was outstanding on the Prior Execution Date, the Company shall be entitled to forgive an amount of accrued interest on such loan equal to an amount determined by subtracting (a) dividends on the Company Common Stock (that was purchased with the proceeds of such loan) which are authorized and declared for any period after the third quarter of the Company's 1999 fiscal year (which dividend is payable in the fourth quarter) from (b) interest accrued on such loan after the payment of such third quarter dividend.

     5.19 Dividends. The Company shall authorize, declare and pay the minimum amount of preclosing dividends on Company Common Stock necessary to avoid (a) jeopardizing its status as a "real estate investment trust" under the Code and
(b) having positive real estate investment trust taxable income for the taxable year ending at the Effective Time (provided that the foregoing shall not be deemed to limit the amount of dividends that are otherwise payable by the Company or Newco under the terms of this Agreement). In addition, upon the written request of Newco or Parent, the Company shall authorize, declare and pay any accrued and unpaid dividends to holders of Company Convertible Preferred Stock, Company Senior Preferred Stock and Company Redeemable Preferred Stock to but excluding the Closing Date immediately prior to the Effective Time.

     5.20 Assistance. From and after the Prior Execution Date, if Parent requests, the Company and its Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause the Company's accountants to cooperate, in all reasonable respects in connection with any financing efforts (including, without limitation, the refinancing or assumption of existing indebtedness) of Parent or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its Affiliates with the SEC, all at the sole expense of Parent (or its Affiliates). From and after the Prior Execution Date, if Parent requests, the Company shall create new subsidiaries and effect mergers, and conversions of, among wholly owned Subsidiaries at the direction of Parent and, immediately prior to the Effective Time, shall transfer any assets and/or liabilities to such entities at the direction of Parent. In connection with the financing efforts of Parent and its Affiliates, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish to its independent accountants (or, if requested by Parent, to Parent's independent public accountants), such customary management representation letters as its accountants may reasonably require of the Company or its Subsidiaries as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its Affiliates and (ii) furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or its Subsidiaries or their representatives or agents as Parent shall reasonably determine are required in connection with such financing. At the request of Parent, the Company shall use its commercially reasonable efforts to cause its accountants to deliver to Parent's accountants the work papers relating to the preparation of the Company's financial statements or other financial calculations. The Company shall cooperate with Parent and Newco in obtaining surveys, title commitments and/or policies, engineering reports, environmental reports and appraisals with respect to the Company Properties.

     5.21  [INTENTIONALLY OMITTED].

     5.22 Proxy Solicitor. If requested by Parent, the Company shall engage, at the Company's expense, a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Merger Vote.

     5.23 Drever Partners Stock Purchase Agreement. The Company shall use its commercially reasonable efforts to cause the transactions contemplated by the Drever Partners Stock Purchase Agreement to be consummated at or immediately prior to the Effective Time in accordance with the Drever Partners Stock Purchase Agreement.

     5.24 Company Properties. To the extent of any noncompliance, the Company shall cause each Company Property to comply with the representations and warranties contained in Section 3.1(p) on or before the Closing or shall cause written waivers of compliance, upon which the Parent may rely with respect to any noncompliance, to be issued by appropriate parties in interest.

     5.25 Environmental Matters. As promptly as practicable after the Prior Execution Date, the Company developed and implemented an operation and maintenance program at sites with asbestos-containing materials, lead paint or other conditions for which an operation and maintenance program is recommended as set forth in Schedule 3.1(o) and for any other material matters identified by environmental reports delivered after the Prior Execution Date. Neither the Company nor its Affiliates have, since the Prior Execution Date, or shall thereafter, engage in repairs, renovations or cause any disturbances at any of the sites set forth in Schedule 3.1(o) with respect to which sampling prior to any disturbance is recommended in Schedule 3.1(o).

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. The Merger and all other actions contemplated hereby that require the approval of holders of the Company Common Stock shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

        (b) Other Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity as indicated in Section 3.1(c) or Schedule 3.1(c) to the Company Disclosure Schedule or Section 3.2(c) or Schedule 3.2(c) to the Parent/Newco Disclosure
Schedule in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby shall have been made or obtained (as the case may be). Unless otherwise agreed to by the Company and Newco (which agreement shall not be unreasonably withheld), no such governmental consent, approval, permit or authorization shall then be subject to appeal.

        (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an "Injunction") preventing or making illegal the consummation of the Merger.

        (d) HSR Act. If an HSR filing was required in connection with the transactions contemplated by this Agreement, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent or Newco in connection therewith.

     6.2 Conditions to Obligations of Newco to Effect the Merger. The obligations of Newco to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by
Newco:

        (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is modified by a materiality or Material Adverse Effect qualifier(s) shall not be further qualified hereby) on and as of the scheduled Closing Date (to the extent that a representation and warranty speaks only as of a particular date, then as of the Closing Date such representation and warranty shall be made on and as of such particular date rather than as of the Closing Date), and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        (c) Consents Under Agreements. Parent shall have been furnished with evidence reasonably satisfactory to it of the receipt of all Required Consents, and such Required Consents shall be in form and substance reasonably satisfactory to Parent.

        (d) WDOP Merger and WROP Merger. The conditions precedent to the consummation of both the WDOP Merger and the WROP Merger set forth in the WDOP Merger Agreement and in the WROP Merger Agreement, respectively, shall have been satisfied (or waived), and both the WDOP Merger and the WROP Merger shall have been consummated.

        (e) Financing. The debt and equity financing for the transactions contemplated hereby shall have been received on terms substantially as outlined in the Financing Commitments (excluding from this condition the failure to receive equity financing due to the breach of any equity Financing Commitment by Parent or an Affiliate of Parent).

        (f) Material Adverse Change or Effect. Except as set forth on Schedule
4.1 since the Prior Execution Date, no change, event or effect shall have occurred that shall have caused, or could reasonably be expected to cause, a Material Adverse Change or Material Adverse Effect with respect to the Company, and Parent shall have received a certificate to such effect from the Chief Executive Officer and Chief Financial Officer of the Company.

        (g) Drever Partners Stock Purchase Agreement. The sale of the outstanding shares of common stock of Drever Partners, Inc. pursuant to the Drever Partners Stock Purchase Agreement shall have been consummated.

        (h) Legal Opinion. Locke Liddell & Sapp LLP, counsel to the Company, shall have delivered a legal opinion in the form attached as Exhibit J hereto, dated the Closing Date and addressed to the Company, Parent and Newco, to the effect that (A) the Company has qualified to be taxed as a real estate investment trust pursuant to the Code for each of its taxable years ending December 31, 1993 through December 31, 1999, and the short taxable year beginning January 1, 2000 and ending when the Closing occurs, and (B) each Company Partnership (as defined below) is properly treated as a partnership and not as a "publicly traded partnership" for federal income taxes. For purposes of this Agreement, the term "Company Partnership" shall include all Company Subsidiaries that are organized as partnerships included in Schedule 3.1(a) of the Company Disclosure Schedule. In rendering such opinions, Locke Liddell & Sapp LLP may rely upon (and the Company shall be required to make) representations requested of the Company by Locke Liddell & Sapp LLP.

        (i) Closing Agreement. The Company shall have entered into a Closing Agreement with the Internal Revenue Service, as authorized by Section 7121 of the Code, providing that the Company's ownership interest in Court Ventures, Inc., a Georgia corporation, did not cause a termination of the Company's status as a REIT under Section 856 of the Code and the fines, penalties, settlement amounts and other charges incurred in connection with such Closing Agreement shall not have been greater than $1,000,000.

        (j) Conversion of Operating Partnership Units. An aggregate of at least 937,000 WROP Class C Common Units, WROP Class D Common Units and WDOP Class B Common Units shall have elected to have such units converted into Parent Common Limited Partner Interests in the WROP Merger and the WDOP Merger.

     6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

        (a) Representations and Warranties of Newco and Parent. Each of the representations and warranties of Newco and Parent set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Newco and Parent contained herein that is modified by a materiality or Material Adverse Effect qualifier(s) shall not be further qualified hereby) on and as of the scheduled Closing Date (to the extent that a representation and warranty speaks only as of a particular date, then as of the Closing Date such representation and warranty shall be made on and as of such particular date rather than as of the Closing Date), and the Company shall have received a certificate to such effect signed on behalf of Newco by the Chief Executive Officer and the Chief Financial Officer of Newco and signed on behalf of Parent by its general partner.

        (b) Performance of Obligations of the Company. Each of Newco and Parent shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Newco by the Chief Executive Officer and the Chief Financial Officer of Newco and signed on behalf of Parent by its general partner.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company entitled to vote thereon:

        (a) by mutual written consent of the Company, Parent and Newco, or by mutual action of their respective Boards of Directors or general partner, as applicable;

        (b) by either the Company, Parent or Newco:

           (i) if (A) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, the WDOP Merger or the WROP Merger, and such Injunction or other action shall have become final and nonappealable; or (B) the Merger Vote shall not have been obtained upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof, or (C) unless (1) prohibited by an event described in clause (A) or (2) resulting from any act or omission of Parent or Newco or their Affiliates, as of the day immediately prior to the Termination Date, either (x) no meeting of the Company's stockholders shall have been held pursuant to Section 5.4 or (y) if held, no vote shall have been taken in respect of Merger;

           (ii) if the Merger shall not have been consummated by June 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

           (iii) in the event, at any time on and after the Prior Execution Date up to and immediately prior to the Effective Time, of a breach by the Company, on the one hand, or Parent or Newco, on the other hand, of any representation, warranty, covenant or other agreement contained in this Agreement which (A), if such breach were to have occurred on the scheduled Closing Date, would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, and (B) cannot be cured or, if curable, has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach"); provided that in no event shall such 30-day period extend beyond the Termination Date; and provided, further, that the parties agree that a breach of the second sentence of Section 5.4 or the obligations of the Company under Section 4.2 cannot be cured and shall be deemed a "willful breach" for the purposes of Section 7.2(a) (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

        (c) by Parent or Newco if, prior to the Stockholders Meeting, (i) the Company Special Committee or the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent or Newco, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Company Acquisition Proposal or any transaction described in the definition of Company Acquisition Proposal, or shall have resolved to do so, or
(iii) a tender offer or exchange offer for outstanding shares of stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company does not, within the applicable period required by law, recommend that the stockholders of the Company not tender their shares into such tender or exchange offer;

        (d) by the Company if, prior to the Stockholders Meeting, (i) the Company Special Committee or the Board of Directors of the Company shall have determined to withdraw or modify, in any manner which is adverse to Parent or Newco, its recommendation or approval of the Merger and this Agreement and the transactions contemplated hereby pursuant to Section 4.2, (ii) the Company shall have given notice to Parent advising Parent that the Company has received a Company Superior Proposal from a third party, specifying the material terms and conditions of such Company Superior Proposal (including the identity of the third party), and advising Parent that the Company intends to terminate this Agreement in accordance with this Section 7.1(d), and (iii) either (A) Parent and Newco shall not have revised their acquisition proposal within five business days after the date on which such notice is deemed to have been given to them, or (B) if Parent and Newco within such period shall have revised their acquisition proposal, the Board of Directors of the Company, after consultation with the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's Company Acquisition Proposal is superior to the Company's revised acquisition proposal; provided that the Company may not effect such termination pursuant to this Section 7.1(d) unless the Company has contemporaneously with such termination tendered payment to Parent, or its designee, of the Break Up Fee pursuant to Section 7.2(b) and the Termination Expenses of Parent and Newco pursuant to Section 7.2(d)(i) and the five business day period has expired (it being understood that any amendment to the price or material terms of a Company Superior Proposal shall require an additional notice under clause (ii) above and an additional period of five business days under clause (iii) above);

        (e) by Parent or Newco if, after the Prior Execution Date, a change, event or effect shall have caused or could reasonably be expected to cause a Material Adverse Change or Material Adverse Effect with respect to the Company;

        (f) pursuant to Section 8.8;

        (g) by Parent or Newco, if any Financing Commitment expires or otherwise terminates pursuant to its terms; provided, however, that (i) no termination pursuant to this Section 7.1(g) shall be effective unless Parent or Newco shall have given written notice to the Company of such termination no later than 30 days after such expiration or termination of such Financing Commitment, and (ii) if Parent or Newco does not exercise such right to terminate this Agreement within such 30-day period, then the condition to Newco's obligation to effect the Merger under Section 6.2(e) shall automatically be deleted from this Agreement after the end of such 30-day period;

        (h) by Parent or Newco if, on the scheduled Closing Date, the providers of debt financing under the debt Financing Commitments (excluding the Financing Commitment of The Chase Manhattan Bank) are willing to provide debt financing pursuant to the terms of such Financing Commitments, but the aggregate gross proceeds available from such debt financing are less than $865,000,000;

        (i) by Parent or Newco if, on the scheduled Closing Date, the condition to Newco's obligation to effect the Merger set forth in Section 6.2(e) has not been satisfied;

        (j) by the Company if, on the scheduled Closing Date, (i) neither Parent nor Newco has the right to terminate this Agreement pursuant to Section 7.1,
(ii) all of the conditions to Newco's obligation to effect the Merger under
Section 6.1 and Section 6.2 have been satisfied, and (iii) Newco fails or refuses to effect the Merger. The Company agrees that it shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)(iii) under the circumstances set forth in the immediately preceding sentence of this Section 7.1(j);

        (k) by Parent or Newco if, on the scheduled Closing Date, the condition to Newco's obligation to effect the Merger set forth in Section 6.2(j) has not been satisfied;

        (l) by Parent or Newco, if the retention bonuses provided for in Section 3.1(l) exceed Two Million Dollars ($2,000,000);

        (m) by Parent or Newco, if the fines, penalties, settlement amounts and other charges incurred in connection with the Closing Agreement referred to in
Section 6.2(j) exceed One Million Dollars ($1,000,000); or

        (n) by Parent or Newco, if on or before the scheduled Closing Date definitive settlement agreements between the plaintiffs and the defendants in those actions styled, Berkowitz, et al. v. Walden

Residential Properties, Inc., et al.; No. 3: 99-CV-2356-D; In the United States District Court for the Northern District of Texas and Feldman, et al. v. Walden Residential Properties, Inc., et al.: No. CC-99-11645a; In Dallas County Court at Law No. 1, shall not have been signed and the courts in such actions shall not have entered orders giving preliminary approval to the proposed settlements.

     A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

     7.2  Effect of Termination.

        (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third sentences of Section 5.3,
Section 5.13 and Article 8; provided, however, that if such termination results from a willful breach (except as provided in Section 8.8 and excluding from being deemed a willful breach any termination by the Company pursuant to Section 7.1(j)) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, the breaching party shall be fully liable for such breach notwithstanding the termination of this Agreement (it being understood that such liability shall be reduced by any payments made under Section 7.2(b), (c) or (d)).

        (b) If (i) Parent or Newco terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall, on the day of, and (with respect to Section 7.1(d)) as a condition to the effectiveness of, such termination, pay Parent or its designee a fee in cash equal to Twenty-Six Million Seven Hundred Fifty Thousand Dollars ($26,750,000) (such fee is referred to as the "Break Up Fee"), by wire transfer of immediately available funds to an account designated by Parent.

        (c) If (i) this Agreement is terminated by either Parent, Newco or the Company pursuant to clauses (B) or (C) of Section 7.1(b)(i) because the stockholders of the Company shall not have approved the Merger at the Stockholders Meeting referred to in Section 5.4 or because no meeting was held or no vote taken, (ii) at the time of such Stockholders Meeting (or, in the case where no meeting was held, at any time within 30 days prior to the date of termination) there shall have been pending a Company Acquisition Proposal and
(iii) within 12 months after the date of termination the Company agrees to or consummates a Company Acquisition Proposal (whether or not such Company Acquisition Proposal is the same Company Acquisition Proposal pending at the time of such meeting or, in the case where no meeting was held, pending at any time within 30 days prior to the date of such termination), then at the closing or other consummation of such Company Acquisition Proposal the Company shall pay Parent or its designee an amount equal to the Break Up Fee by wire transfer of immediately available funds to an account designated by Parent.

        (d) (i) In addition to any other amounts that may be payable pursuant to this Section 7.2, if this Agreement is terminated for any reason pursuant to
Section 7.1 (other than (A) pursuant to Section 7.1(a), (B) by the Company pursuant to Section 7.1(b)(iii) because Parent or Newco is in Material Breach of this Agreement, (C) by Parent or Newco pursuant to Section 7.1(h), (D) by Parent or Newco pursuant to Section 7.1(i) if, on the scheduled Closing Date, the condition to Newco's obligation to effect the Merger set forth in Section 6.2(e) has not been satisfied solely due to the failure of either (1) The Chase Manhattan Bank to provide debt financing under its Financing Commitment or (2) Holding or Parent fail to receive the common and preferred equity investments referred to in item 14 of Schedule 3.2(g), or (E) by Parent or Newco pursuant to
Section 7.1(n)), then the Company shall, on the date of such termination, pay to Parent the Termination Expenses (as defined below) of Parent and Newco payable hereunder in cash by wire transfer of immediately available funds to an account designated by Parent. The Termination Expenses of Parent payable hereunder shall be an amount equal to the lesser of Twelve Million Dollars ($12,000,000) or the total Termination Expenses of Parent and Newco.

           (ii) In addition to any other amounts that may be payable pursuant to this Section 7.2, if this Agreement is terminated by the Company pursuant to
Section 7.1(b)(iii) because Parent or Newco is in Material Breach of this Agreement, Parent shall, on the date of such termination, pay to the Company the Termination Expenses of the Company payable hereunder in cash by wire transfer of immediately available funds to an account designated by the Company. The Termination Expenses of the Company payable hereunder shall be an amount equal to the lesser of Two Million Dollars ($2,000,000) or the total Termination Expenses of the Company (such lesser amount, the "Base Amount").

           (iii) As used herein, "Termination Expenses" shall mean such amount as may be required to reimburse a party and its Affiliates for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their (or any of their agent's or consultant's) due diligence efforts or the transactions contemplated by the Transaction Documents and the OP Transaction Documents, including, without limitation, (A) fees, costs and expenses of accountants, counsel (including a reasonable allocation of the time of any in-house counsel engaged on the transactions contemplated hereby), financial advisors and other similar advisors, (B) fees paid to any Governmental Entity and (C) fees, costs and expenses paid or payable to third parties under any financing commitments or similar arrangements or in connection with financing transactions or efforts, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the debt or equity financing (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith), the making of any repurchase offer in respect of such financing, costs in connection with interest rate hedging or protection agreements, or any fees paid or payable to financing sources upon the termination of this Agreement, and (D) any fees, costs and expenses incurred in connection with the performance or receipt of environmental studies and reports, title commitments, property surveys, market surveys, termite reports, property appraisals, and engineering reports (environmental and structural) as part of the due diligence conducted in connection with the transactions contemplated by the Transaction Documents and the OP Transaction Documents. Notwithstanding the foregoing, in the case of the Company, the Termination Expenses shall be an amount equal to the lesser of (i) the Base Amount and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the Company and (B) in the event the Company receives an opinion from outside counsel (the "Termination Tax Opinion") to the effect that the receipt by the Company of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that receipt by the Company of the remaining balance of the Base Amount following the receipt of and pursuant to such opinion would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that the Company is not able to receive the full Base Amount, Parent shall place the unpaid amount in escrow and shall not release any portion thereof to the Company unless and until the Company receives any one or combination of the following:
(x) a letter from its independent accountants indicating the maximum amount that can be paid at that time without causing it to fail to meet the REIT Requirements or (y) a Termination Tax Opinion, in which event Parent shall pay to the Company the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in the immediately preceding clause (x) above or, as applicable, the Termination Tax Opinion.

        (e) Any Break Up Fee or Termination Expenses of Parent or Newco shall be paid by the Company without reservation of rights or protests, and the Company (and its Affiliates) upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts. Any Termination Expenses of the Company shall be paid by Parent without reservation of rights or protests, and Parent (and its Affiliates) upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts. Nothing contained in this Section 7.2(e) shall be deemed to override or effect the parenthetical at the end of Section 7.2(a).

        (f) (i) If this Agreement is terminated by the Company under Section 7.1(j), the parties agree and acknowledge that the Company will suffer damages that are not practicable to ascertain, and Parent and Newco agree to pay the Company as liquidated damages a fee in cash (the "Liquidated Damages Base Amount") equal to Five Million Dollars ($5,000,000), by wire transfer of immediately available funds to an account designated by the Company within five days after such termination. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by the Company. The Company agrees that, to the fullest extent permitted by law, the Company's right to terminate this Agreement and the Company's right to receive payment of the liquidated damages described above as provided in this Section 7.2(f) shall be the Company's sole and exclusive right and remedy if the Closing does not occur with respect to any damages whatsoever that the Company may suffer or allege to suffer as a result of any claim or cause of action asserted by the Company relating to or arising from the Transaction Documents and the OP Transaction Documents and the transactions contemplated hereby or thereby, and no other damages (including, without limitation, the payment of any Termination Expenses of the Company) shall be payable by Parent, Newco or any Parent Affiliate (as hereinafter defined) in connection with such termination. Notwithstanding the foregoing, the liquidated damages shall be an amount equal to the lesser of (i) the Liquidated Damages Base Amount and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company, and (B) in the event the Company receives the Termination Tax Opinion to the effect that the receipt by the Company of the Liquidated Damages Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Company of the remaining balance of the Liquidated Damages Base Amount following the receipt of and pursuant to such opinion would not be deemed constructively received prior thereto, the Liquidated Damages Base Amount less the amount payable under clause (A) above. In the event that the Company is not able to receive the full Liquidated Damages Base Amount, Parent shall place the unpaid amount in escrow and shall not release any portion thereof to the Company unless and until the Company receives any one or combination of the following: (x) a letter from its independent accountants indicating the maximum amount that can be paid at that time without causing it to fail to meet the REIT Requirements or (y) a Termination Tax Opinion, in which event Parent shall pay to the Company the lesser of the unpaid Liquidated Damages Base Amount or the maximum amount stated in the letter referred to in the immediately preceding clause (x) above or, as applicable, the Termination Tax Opinion.

           (ii) As a condition of payment, and upon receipt of such amount as liquidated damages under this Section 7.2(f), the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Parent, Newco and all Parent Affiliates of and from any and all Released Claims (as defined below), including without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto and any transaction contemplated by any Transaction Documents or any such other agreement. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.

     7.3 Amendment. Subject to Section 7.5, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company entitled to vote thereon; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. Subject to Section 7.5, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. Subject to Section 7.5, at any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(c) waive compliance with any of the agreements or conditions contained herein. Subject to Section 7.5, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require (i) in the case of the Company, action by its Board of Directors and the Company Special Committee, (ii) in the case of Newco, action by its Board of Directors, and (iii) in the case of Parent, action by its general partner.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Except as otherwise expressly provided in this Agreement or by law, if the Closing does not occur, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that the Company and Parent shall share equally the expenses incurred by the Company and Parent in connection with the printing and mailing of the Proxy Statement and all filing fees paid in connection with the Proxy Statement to the SEC and provided that this Section 8.1 shall in no way affect the rights and obligations of the parties under Article 7. Notwithstanding the foregoing, if the Closing does occur, then the Company shall pay or reimburse Parent or Newco for all costs and expenses incurred by them or their Affiliates in connection with the transactions contemplated by the Transaction Documents or the OP Transaction Documents.

     8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements that by their terms contemplate performance after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answer back or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or
(c) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

        (i) if to the Company, to:

            Walden Residential Properties, Inc.
            5080 Spectrum Drive, Suite 1000 East
            Addison, Texas 75001
            Telecopy: (972) 490-2781
            Attention: General Counsel

            with a copy (which shall not constitute notice) to:

            Locke Liddell & Sapp LLP
            2200 Ross Avenue, Suite 2200
            Dallas, Texas 75201
            Telecopy: (214) 740-8800
            Attention: Kenneth L. Betts

            and (b) if to Parent or Newco, to:

            Oly Hightop Parent, L.P.
            Oly Hightop Corporation
            200 Crescent Court, Suite 1600
            Dallas, Texas 75201
            Telecopy: (214) 740-7340
            Attention: General Counsel

            with copies to:

            Vinson & Elkins L.L.P.
            2001 Ross Avenue
            Dallas, Texas 75201
            Telecopy: (214) 220-7716
            Attention: Michael D. Wortley

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of Sections 5.7, 5.11 and 8.11 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives; provided, however, that this Agreement (including such provisions) shall be enforceable only against the parties hereto. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a Material Breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding solely upon, inure to the sole benefit of and be enforceable solely by the parties and their respective successors and assigns.

     8.10 Specific Performance. The Company hereby acknowledges and agrees that the failure of the Company to perform its obligations under the Transaction Documents and the OP Transaction Documents in accordance with their specific terms or to otherwise comply with such obligations, including its failure to take all actions as are necessary on its part to the consummation of the Merger, the WDOP Merger and the WROP Merger will cause irreparable injury to Parent and Newco for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the Company's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions of the Transaction Documents and the OP Transaction Documents.

     8.11 No Affiliate Liability. Each of the following is herein referred to as a "Parent Affiliate:" (a) any direct or indirect holder of any equity interests or securities in Parent or Newco (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of Parent or Newco, or
(c) any director, officer, employee, representative or agent of (i) Parent or Newco, (ii) any Affiliate of Parent or Newco or (iii) any such holder of equity interests or securities referred to in clause (a) above. No Parent Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under the Transaction Documents or the OP Transaction Documents or the transactions contemplated hereby or thereby, and the Company hereby waives and releases all claims of any such liability and obligation, it being understood that no such person or entity (other than Parent or Newco) shall be liable for or in respect of the Transaction Documents and the OP Transaction Documents or the transactions contemplated hereby or thereby.

     8.12 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule or Parent/ Newco Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

     8.13 Effect of Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Prior Agreement pursuant to Section 7.3 of the Prior Agreement. The Company, Parent and Newco hereby agree that the Prior Agreement shall hereafter be void and of no further force or effect. References to the "Agreement and Plan of Merger" or the "Merger Agreement" contained in any other instrument or document referenced in or executed in conjunction with the Prior Agreement shall mean this Agreement.

                 [THE REMAINDER OF PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

                                        WALDEN RESIDENTIAL PROPERTIES, INC.,
                                        a Maryland corporation

                                        By: /s/ MARSHALL B. EDWARDS
                                           -------------------------------------
                                            Name: Marshall B. Edwards
                                            Title: President and Chief Executive
                                            Officer

                                        OLY HIGHTOP CORPORATION,
                                        a Maryland corporation

                                        By: /s/ HAL R. HALL
                                           -------------------------------------
                                            Name: Hal R. Hall
                                            Title: Vice President

                                        OLY HIGHTOP PARENT, L.P.,
                                        a Delaware limited partnership

                                        By: Oly Hightop Parent GP, LLC,
                                            its general partner

                                        By: /s/ HAL R. HALL
                                           -------------------------------------
                                            Name: Hal R. Hall
                                            Title: Vice President

                                REVOCABLE PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     OF WALDEN RESIDENTIAL PROPERTIES, INC.

    The undersigned stockholder(s) of Walden Residential Properties, Inc., a Maryland corporation ("Walden"), hereby appoint(s) Michael E. Masterson and Mark
S. Dillinger, or either of them, with full power of substitution and resubstitution, proxies of the undersigned, with all of the powers that the undersigned would possess if personally present, to cast all votes which the undersigned would be entitled to cast at the Special Meeting of Stockholders of Walden to be held on February 28, 2000 at the Spectrum Center Conference Center, 5080 Spectrum Drive, Addison, Texas, commencing at 9:00 a.m., local time, and any and all adjournments or postponements thereof, including to vote and act as follows:

1. To approve the merger of Oly Hightop Corporation with and into Walden Residential Properties, Inc. pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of January 6, 2000, by and among Walden Residential Properties, Inc., Oly Hightop Corporation and Oly Hightop Parent, L.P., including the transactions contemplated thereby.

   [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

2. To approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies.

   [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING. THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, IN THE EVENT NO INSTRUCTIONS ARE SET FORTH, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND, IF NECESSARY, FOR PROPOSAL 2. IF THERE IS AN INSTRUCTION TO VOTE "AGAINST" PROPOSAL 1 AND NO INSTRUCTION IS SET FORTH FOR PROPOSAL 2, THEN THE PROXIES WILL NOT USE THEIR DISCRETIONARY AUTHORITY TO VOTE "FOR" PROPOSAL 2.

    This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement.

    Please complete, sign, date and return this proxy in the enclosed envelope. No postage is required for mailing in the United States.

                                                 -------------------------------
                                                          Signature(s)

                                                 -------------------------------
                                                          Signature(s)

                                                 Date:                    , 2000
                                                   ------------------------

                                                     IMPORTANT: Please date this
                                                 proxy and sign exactly as your
                                                 name appears to the left. If
                                                 shares are held by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give title as
                                                 such. If a corporation, please
                                                 sign in full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.